UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FirstEnergy Corp.
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NOTICE OF

ANNUAL MEETING

OF SHAREHOLDERS

AND

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2013

76 South Main St., Akron, Ohio 44308

Rhonda S. Ferguson

Vice President and Corporate Secretary

April 1, 2013

Dear Shareholder:

You are invited to attend the 2013 FirstEnergy Corp. Annual Meeting of Shareholders at 8:00 a.m., Eastern time, on Tuesday, May 21, 2013, at the Waterfront Place Hotel, Two Waterfront Place, Morgantown, WV 26501.

As part of the agenda, business to be voted on includes nine items which are explained in this proxy statement. The first two items are the election of the 14 nominees to your Board of Directors named in the attached proxy statement and the ratification of the appointment of our independent registered public accounting firm. Your Board of Directors recommends that you vote “FOR” Items 1 and 2. Item 3 is a non-binding, advisory vote to approve named executive officer compensation. Your Board of Directors recommends that you vote “FOR” Item 3. Item 4 is the approval of amendments to the Company’s Amended Articles of Incorporation and Amended Code of Regulations to change certain voting requirements to allow for a majority voting power threshold. Your Board recommends that you vote “FOR” Item 4. In addition, there are five shareholder proposals. Your Board of Directors recommends that you vote “AGAINST” each of these shareholder proposals, which are Items 5 through 9.

Please carefully review the notice of meeting and proxy statement. Then, whether or not you plan to attend the meeting in person, please vote by submitting your proxy or voting instructions using one of the voting methods described in the accompanying materials to ensure that your shares are represented at the Annual Meeting. We encourage you to take advantage of our telephone or Internet voting options. Please note that submitting a proxy using any one of these methods will not prevent you from attending the Annual Meeting and voting in person. If you plan to attend the Annual Meeting of Shareholders in person, you will need to register in advance of the meeting. Instructions on how to register are included in the questions and answers section of the accompanying proxy statement.

This year, we will rely on the Securities and Exchange Commission’s “notice and access” rules that will permit us to electronically deliver proxy materials to some or all of our shareholders. These rules allow us to provide our shareholders with the information they need while lowering our printing and mailing costs, reducing the impact on the environment by reducing the amount of paper we use to print and resources required to deliver these materials and more efficiently complying with our obligations under the federal securities laws. On or about April 1, 2013, we mailed a Notice Regarding the Availability of Proxy Materials to a number of our shareholders containing instructions on how to access our proxy statement and annual report and vote online or how to request a paper copy of the proxy statement and annual report, if desired. Shareholders who receive that notice will not receive a proxy card unless they request one by following the instructions contained in the notice received or below in the accompanying proxy statement.

Your vote and support are important to us. We hope you will join us at this year’s Annual Meeting.

Sincerely,

IMPORTANT NOTE REGARDING VOTER PARTICIPATION:

Pursuant to Securities and Exchange Commission rules, if your shares are held in a broker account, you must provide your broker with voting instructions for the election of FirstEnergy directors and other important matters; your broker does not have the discretion to vote those shares on your behalf without the specific instruction from you to do so.

Please take time to vote your shares!

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Shares of Common Stock:

The 2013 FirstEnergy Corp. Annual Meeting of Shareholders will be held at 8:00 a.m., Eastern time, on Tuesday, May 21, 2013, at the Waterfront Place Hotel, Two Waterfront Place, Morgantown, WV 26501. The purpose of the Annual Meeting will be to:

•	Elect the 14 nominees to the Board of Directors named in the attached proxy statement to hold office until the next Annual Meeting and until their successors shall have been elected;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;

•	Advisory vote to approve named executive officer compensation;

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Approve a management proposal to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to change certain voting requirements to allow for a majority voting power threshold;

•	Vote on five shareholder proposals, if properly presented at the Annual Meeting; and

•	Take action on other business that may come properly before the Annual Meeting and any adjournment or postponement thereof.

Please read the accompanying proxy statement and vote your shares by following the instructions on your proxy card/voter instruction form or Notice Regarding the Availability of Proxy Materials to ensure your representation at the Annual Meeting. Only shareholders of record at the close of business on March 22, 2013, or their proxy holders, may vote at the meeting.

If you plan to attend the Annual Meeting of Shareholders in person, you will need to register in advance of the meeting. Instructions on how to register are included in the questions and answers section of the accompanying proxy statement.

On behalf of the Board of Directors,

Rhonda S. Ferguson Vice President and Corporate Secretary

This notice and proxy statement is being mailed to shareholders on or about April 1, 2013.

PROXY STATEMENT

April 1, 2013

PROXY STATEMENT

ANNUAL MEETING AND VOTING INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on May 21, 2013. This proxy statement and annual report are available at www.ReadMaterial.com/FE.

In addition, this proxy statement and the annual report, any letters to shareholders, our latest Annual Report on Form 10-K, and sample voting forms are available at www.firstenergycorp.com/financialreports.

Why am I receiving this proxy statement and proxy card/voter instruction form?

You are receiving this proxy statement and proxy card/voter instruction form (later referred to as the proxy card), which are also being made available electronically via the Internet at our website (www.firstenergycorp.com/financialreports) or at www.ReadMaterial.com/FE and mailed on or about April 1, 2013, because you were the owner of shares of common stock of FirstEnergy Corp. (later referred to as FirstEnergy, the Company, we, us, or our) at the close of business on March 22, 2013 (later referred to as the Record Date). The Board of Directors (later referred to as the Board) set the record date to determine the shareholders entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern time, on May 21, 2013 (later referred to as the Meeting). This proxy statement describes items expected to be voted upon and gives you information about the Meeting and the Company. The Company’s address is 76 South Main Street, Akron, OH 44308-1890.

Who is entitled to vote at the Annual Meeting?

Shareholders of record of FirstEnergy common stock as of the Record Date are entitled to receive notice of the Annual Meeting and vote their shares.

Why are some shareholders receiving a Notice Regarding the Availability of Proxy Materials?

This year, to reduce the environmental impact and related costs of the Meeting, we are pleased to furnish the proxy materials over the Internet. Accordingly, as a result, we are sending a number of our shareholders a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) instead of a printed copy of the proxy materials. All shareholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet and to request a printed copy of the proxy materials by mail, if desired. Instructions on how to access the proxy materials over the Internet, to vote online, and to request a printed copy may be found in the Notice of Internet Availability. In addition, the Notice of Internet Availability contains instructions on how you may request delivery of proxy materials in printed form on an ongoing basis, if desired.

Can I vote my shares by filling out and returning the Notice of Internet Availability, if I received such Notice?

No. The Notice of Internet Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it. The Notice of Internet Availability provides instructions on how to vote via the Internet, how to request proxy materials in printed form so that you can vote by telephone or by returning a paper proxy card by mail, and how to submit a ballot in person at the Annual Meeting.

Why are some shareholders receiving a full set of paper copies of the proxy materials?

If you previously requested to receive paper copies of the proxy materials (and have not revoked that request) or if applicable regulations require delivery of printed proxy materials, you have received a paper copy of the proxy materials instead of the Notice of Internet Availability. We also elected to mail paper copies of proxy materials to certain shareholders based on specific criteria. You may also access the proxy materials and vote online at the Internet address provided on the proxy card. If you do not want to receive paper copies of proxy materials on an on-going basis, please follow the instructions for Internet voting on your proxy card.

Why are some shareholders receiving a paper copy of the proxy card and instructions on how to access the materials using the Internet instead of a Notice of Internet Availability while other shareholders are receiving a full set of paper proxy materials in the mail?

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice of Internet Availability or paper copies of proxy materials in the mail. Instead, you have received a paper copy of the proxy card along with instructions on how to access the annual report and proxy statement using the Internet unless applicable regulations require delivery of printed proxy materials.

What is the difference between holding shares as a shareholder of record and holding shares in “street name” or as a “beneficial owner”?

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a shareholder of record of the shares. As the shareholder of record, you have the right to vote your shares or to grant a proxy to vote your shares to a representative of the Company or to another person. As a record holder you have received either a proxy card to use in voting your shares or a Notice of Internet Availability which instructs you how to vote.

Beneficial Owner: If your shares are held through a bank, broker, or other nominee, it is likely that they are registered in the name of such bank, broker, or other nominee and you are the beneficial owner of shares, meaning that you hold shares in “street name.” You are also a beneficial owner if you own shares through the FirstEnergy Corp. Savings Plan.

As a beneficial owner of shares, you have the right to direct the registered holder to vote your shares, and you are invited to attend the Annual Meeting. Your bank, broker or other nominee has provided a voting instruction form for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

How do I vote?

As described below, you may vote in person at the Meeting, by appointing a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee by following the directions that your bank, broker or nominee provides.

If you are a shareholder of record or an employee who holds unvested restricted stock, you will be able to appoint a proxy and vote by telephone, over the Internet or by mail using your control/identification number(s) on your proxy card; or over the Internet by following the instructions on your Notice of Internet Availability; or you may vote your shares in person at the Meeting. The telephone and Internet voting procedures are designed to authenticate your identity, allow you to give your voting instructions, and verify that your instructions have been recorded properly. To appoint a proxy and vote:

1.	By telephone

a.	Call the toll-free number indicated on your proxy card using a touch-tone telephone. Telephone voting is available at any time until 7:00 a.m., Eastern time, on Tuesday, May 21, 2013.

b.	Have your proxy card in hand and follow the recorded instructions.

2.	By Internet

a.	Go to the Internet site indicated on your proxy card or Notice of Internet Availability. Internet voting is available at any time until 7:00 a.m., Eastern time, on Tuesday, May 21, 2013.

b.	Have your proxy card or Notice of Internet Availability in hand and follow the instructions on the Internet site.

3.	By mail

a.	Mark your choices on your proxy card. If you properly sign your proxy card but do not mark your choices, your shares will be voted as recommended by your Board.

b.	Date and sign your proxy card.

c.

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Corporate Election Services, the Company’s independent proxy tabulator and Inspector of Election. The address is FirstEnergy Corp., c/o Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230-3200. Your proxy card must be received by 7:00 a.m., Eastern time, on Tuesday, May 21, 2013, to be counted in the final tabulation.

If you receive a Notice of Internet Availability and choose to vote by telephone or mail, please follow the instructions on your notice to request a paper copy of the proxy materials and proxy card.

4.	At the Meeting

You may vote in person at the Meeting, even if you previously appointed a proxy by telephone, Internet, or mail.

If you are a participant in the FirstEnergy Corp. Savings Plan, the proxy card (which serves as your voting instruction form) will include the shares of common stock held for your account in the FirstEnergy Corp. Savings Plan and any shares registered with our transfer agent, American Stock Transfer & Trust Company, LLC. You can vote shares allocated to your plan account by submitting your voting instructions by telephone or through the Internet as instructed on your proxy card or by completing, signing, and dating the proxy card and returning the form in the enclosed postage-prepaid envelope. Subject to the Employee Retirement Income Security Act of 1974, as amended, and pursuant to the plan provisions, the Plan’s trustee will vote all shares as instructed by Plan participants and shares for which the Trustee does not receive timely voting instructions will be voted in the same proportion as the shares held under the Plan for which the Trustee receives timely voting instructions. To allow sufficient time for voting, you must provide your voting instructions as instructed on your proxy card.

Beneficial owners will receive instructions from the holder of record (the bank, broker or other nominee that holds your shares) that you must follow in order for your shares to be voted. Also, please note that if you wish to vote in person at the Meeting, you must request a legal proxy from your bank, broker, or other nominee that holds your shares and present that legal proxy identifying you as the beneficial owner of your shares of FirstEnergy common stock and authorizing you to vote those shares at the Meeting.

How may I revoke my proxy?

You may revoke your appointment of a proxy or change your related voting instructions one or more times before the Meeting commences by:

•	Sending a proxy card that revises your previous appointment and voting instructions;

•	Appointing a proxy and voting by telephone or Internet after the date of your previous appointment;

•	Voting in person at the Meeting; or

•	Notifying the Corporate Secretary of the Company in writing prior to the commencement of the Meeting.

The proxy tabulator will treat the last instructions it receives from you as final. For example, if a proxy card is received by the proxy tabulator after the date that a telephone or Internet appointment is made, the tabulator will treat the proxy card as your final instruction. For that reason, it is important to allow sufficient time for your voting instructions on a mailed proxy card to reach the proxy tabulator before changing them by telephone or Internet. Also refer to “How do I vote?” section above for additional instructions.

If your shares are held in the name of a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change your vote.

How does the Board recommend that I vote?

Your Board recommends that you vote as follows:

•	“For” the 14 nominees to the Board who are listed in this proxy statement (Item 1);

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 (Item 2);

•	“For” the advisory vote to approve named executive officer compensation (Item 3);

•

“For” the approval of a management proposal to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to change certain voting requirements to allow for a majority voting power threshold (Item 4); and

•	“Against” the five shareholder proposals (Items 5 through 9).

What is a quorum and what other voting information should I be aware of?

As of the record date, 418,216,437 shares of our common stock were outstanding. A majority of these shares represented at the Meeting either in person or by proxy constitutes a quorum. A quorum is required to conduct business at the Meeting. All shares represented at the Meeting are counted for the purpose of determining a quorum, without regard to abstentions or broker non-votes (as described below). You are entitled to one vote for each share of common stock you owned on the record date.

If your shares are held by a bank, broker, or other nominee in “street name,” we encourage you to provide instructions to your bank, broker, or other nominee by executing the voting form supplied to you by that entity. Your bank, broker, or other nominee will be permitted to vote your shares on Item 2 without your instructions. However, your bank, broker, or other nominee cannot vote your shares on Item 1 and Items 3 through 9 unless you provide instructions. Therefore, your failure to give voting instructions means that your shares will not be voted on these items, and your unvoted shares will be referred to as broker non-votes (as described below).

An item to be voted on may require a percentage of votes cast, rather than a percentage of shares outstanding, to determine passage or failure. Votes cast is defined to include both “For” and “Against” votes and excludes abstentions and broker non-votes. Abstentions and broker non-votes are the equivalent of negative votes when passage or failure is measured by a percentage of shares outstanding. If your proxy card is not completed properly, such as marking more than one box for an item, your vote for that particular item will be treated as an abstention.

What is the vote required for each item to be voted on?

For the election of directors named under Item 1, the 14 nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will have no effect.

With respect to Item 2, our Amended Code of Regulations (later referred to as the Amended Regulations) does not require that shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, primarily we are submitting the proposal for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires a “For” vote from a majority of votes cast. Abstentions and broker non-votes will have no effect.

To be approved, Item 3, the affirmative vote of a majority of the votes cast is required to approve, by non-binding vote, named executive officer compensation. Abstentions and broker non-votes will have no effect.

With respect to Item 4, the management proposal requesting approval to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations must receive the affirmative vote of 80 percent of the voting power of the Company. Abstentions and broker non-votes will be counted and have the same effect as a “no” vote.

To be approved, the non-binding shareholder proposals in Items 5 through 9, must receive a “For” vote from a majority of votes cast. Abstentions and broker non-votes will have no effect. Notwithstanding the shareholder vote on Items 5 through 9, the ultimate adoption of such shareholder proposals is at the discretion of the Board.

Who is soliciting my vote, how are proxy cards being solicited, and what is the cost?

The Board is soliciting your vote. We have arranged for the services of Morrow & Co., LLC to solicit votes personally or by telephone, mail, or other electronic means for a fee not expected to exceed $17,500, plus reimbursement of expenses. Votes also may be solicited in a similar manner by officers and employees of the Company on an uncompensated basis. The Company will pay all solicitation costs and will reimburse banks, brokers, or other nominees for postage and expenses incurred by them for sending proxy materials to beneficial holders.

Will any other matters be voted on other than those described in this proxy statement?

We do not know of any business that will be considered at the Meeting other than the matters described in this proxy statement. However, if other matters are presented properly, your executed appointment of a proxy will give authority to the appointed proxies to vote on those matters at their discretion, unless you indicate otherwise in writing.

Do I need to register in advance to attend the Meeting?

Yes. In accordance with our security procedures, if you plan to attend the Meeting, you will need to register in advance by following the advance registration instructions below.

Attendance at the Meeting will be limited to the Company’s invited guests and to persons owning FirstEnergy Corp. shares as of the record date of March 22, 2013, who register in advance of the meeting and present (i) an admission card (refer to further instructions below), (ii) a valid form of government-issued photo identification and, (iii) if these shares were held for you by a bank, broker, or other nominee, an original copy of a letter or legal proxy from your bank, broker, or other nominee or your current account statement showing proof that you own FirstEnergy shares as of the record date.

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If you are a registered shareholder, participant in the FirstEnergy Savings Plan or an employee who holds unvested restricted stock and you received a proxy card with an attached Admission Card: To register to attend the annual meeting, please follow the advance registration instructions when voting by telephone or Internet, or check the appropriate registration box on your proxy card if voting by mail. If you do not vote and register by telephone, the Internet or by mail, you may send an annual meeting advance registration request to FirstEnergy Corp. Annual Meeting Registration – A-GO-5, 76 South Main Street, Akron, OH 44308-1890, by email to Registration@FirstEnergyCorp.com or fax to 330-777-6519. Please include the following information in your request: your name, mailing address and telephone number; the name of a family member who will accompany you, if applicable; and if you will be naming a representative to attend the meeting on your behalf, including the name, mailing address and telephone number of that individual. Bring the top portion of your proxy card marked “Admission Card” to the meeting.

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If you are a registered shareholder or an employee who holds unvested restricted FirstEnergy stock and you received a one-page Notice of Internet Availability: To register to attend the annual meeting and receive an admission card, please follow the advance registration instructions when voting by the Internet. You may also request that an admission card be sent to you by sending an annual meeting advance registration request to FirstEnergy Corp. Annual Meeting Registration – A-GO-5, 76 South Main Street, Akron, OH 44308-1890, by email to Registration@FirstEnergyCorp.com or fax to 330-777-6519. Please include the following information in your request: your name, mailing address and telephone number; the name of a family member who will accompany you, if applicable; and if you will be naming a representative to attend the meeting on your behalf, including the name, mailing address and telephone number of that individual.

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If you are a Beneficial owner and your FirstEnergy shares are held for you by a bank, broker, or other nominee: To register to attend the annual meeting and receive an admission card, please send a request containing all of the information listed below. Send your request by mail: FirstEnergy Corp. Annual Meeting Registration — A-GO-5, 76 South Main Street, Akron, OH 44308-1890; by email: Registration@FirstEnergyCorp.com or by fax: 330-777-6519.

1.	Your name, mailing address and telephone number;

2.	The name of a family member who will accompany you, if applicable;

3.	If you will be naming a representative to attend the meeting on your behalf, the name, mailing address and telephone number of that individual; and

4.

Proof that you own FirstEnergy shares (such as a photocopy of a letter or legal proxy from your bank, broker, or other nominee or a photocopy of your current account statement redacting any necessary information) as of the record date of March 22, 2013.

Cameras, recording equipment, computers, large bags, briefcases and packages will not be permitted in the Meeting room. No individual may use communication devices, take photographs, or use audio or video recording equipment in the meeting room without the express written permission of the Company. Signage and other inappropriate items are likewise prohibited. The Company also reserves the right to limit the number of representatives who may attend the Meeting.

Where can I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting. Final voting results will be posted on our Internet site at www.firstenergycorp.com/annualmeeting and also will be published in a Current Report on Form 8-K, which is required to be filed with the Securities and Exchange Commission (later referred to as the SEC) within four business days after the date of the Meeting. You may also automatically receive the Company’s SEC Alerts (which include the Forms 8-K) via e-mail by visiting our Internet site at www.firstenergycorp.com and clicking on Investors, SEC Filings & Reports and then E-mail Alerts.

Can I view future FirstEnergy proxy statements and annual reports on the Internet instead of receiving paper copies?

Yes. If you received paper copies of the proxy statement and the annual report and you are a shareholder of record, you can elect to view future proxy statements and annual reports on the Internet by marking the designated box on your proxy card or by following the instructions when voting by Internet or by telephone. If you choose this option, prior to the next annual meeting, you will be mailed a paper copy of the proxy card along with instructions on how to access the proxy statement and annual report using the Internet unless applicable regulations require delivery of printed proxy materials. Your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents.

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice of Internet Availability or paper copies of proxy materials in the mail unless applicable regulations require delivery of printed proxy materials. Instead, you have received a paper copy of the proxy card along with instructions on how to access the annual report and proxy statement using the Internet.

If you received a Notice of Internet Availability, you may not receive printed copies of the proxy statements and annual reports in the future unless you specifically elect that option and you may follow the instructions contained in the Notice of Internet Availability to view proxy statements and annual reports on the Internet. You may also elect to be mailed a paper proxy card with instructions on how to access proxy statements and annual reports using the Internet for future meetings by following the instructions on the Notice of Internet Availability.

If you hold your stock through a broker, bank, or other nominee refer to the information provided by that entity for instructions on how to elect this option.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

Where applicable, we follow the SEC rule that permits us to send one copy of this proxy statement and annual report to a household if shareholders provide written or implied consent. We previously mailed a notice to eligible registered shareholders stating our intent to use this rule unless a shareholder provided an objection. Using this rule reduces unnecessary publication and mailing costs. Shareholders continue to receive a separate proxy card for each stock account. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, you can request multiple copies for some or all accounts, either by calling Shareholder Services at 1-800-736-3402 or by writing to FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016. You also may contact us in the same manner if you are receiving multiple copies of the proxy statement and annual report in your household and desire to receive one copy. If you are not a registered shareholder and your shares are held by a bank, broker, or other nominee you will need to contact such bank, broker, or other nominee to revoke your election and receive multiple copies of these documents.

When are shareholder proposals due for the 2014 Annual Meeting?

Under the rules of the SEC, a shareholder who wishes to offer a proposal for inclusion in the Company’s proxy statement and proxy card for the 2014 Annual Meeting must submit the proposal and any supporting statement by December 2, 2013, to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890. Any proposal received after that date will not be eligible for inclusion in the 2014 proxy statement and proxy card.

Under our Amended Regulations, a shareholder who wishes to properly introduce an item of business before an annual meeting of shareholders must follow the applicable rules and procedures. The procedures provide that we must receive the notice of intention to introduce an item of business at an annual meeting not less than 30 nor more than 60 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the meeting, notice must be received not later than the close of business on the 10th calendar day following the day on which the public announcement is first made. Assuming that our 2014 Annual Meeting is held on the third Tuesday of May, in accordance with our customary practice, we must receive any notice of intention to introduce an item of business at that meeting no earlier than March 21, 2014 and no later than April 20, 2014. If we do not receive notice as set forth above, or if we meet certain other requirements of the applicable rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting. Our Amended Regulations are available upon written request to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890.

How can I learn more about FirstEnergy’s operations?

You can learn more about our operations by reviewing the annual report to shareholders for the year ended December 31, 2012, that is included with the mailing of this proxy statement. You also can view the annual report and other information by visiting our Internet site at www.firstenergycorp.com/financialreports or www.ReadMaterial.com/FE.

A copy of our latest Annual Report on Form 10-K filed with the SEC, including the financial statements and the financial statement schedules, will be sent to you, without charge, upon written request to Rhonda S. Ferguson, Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890. You also can view the Form 10-K by visiting the Company’s Internet site at www.firstenergycorp.com/financialreports. Information contained on any of the Company Internet sites is not deemed to be part of this proxy statement.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

What is the leadership structure of the FirstEnergy Board and why did FirstEnergy separate the positions of Chief Executive Officer and Chairman of the Board?

The Board separated the positions of Chief Executive Officer and Chairman of the Board in 2004 when it elected George M. Smart as its non-executive Chairman of the Board and Anthony J. Alexander as President and Chief Executive Officer. Our Amended Regulations and Corporate Governance Policies do not require that our Chairman of the Board of Directors and Chief Executive Officer positions be separate, and the Board has not adopted a specific policy or philosophy on whether the role of the Chief Executive Officer and Chairman of the Board of Directors should be separate. However, having a separate Chairman of the Board and Chief Executive Officer has allowed our Chief Executive Officer to focus more time on our day-to-day operations as we have moved to competitive markets for generation service and through the integration process following the Allegheny Energy, Inc. merger completed in February of 2011. The independent Chairman of the Board provides a non-management point of contact for shareholders and other interested parties to send written communications to the Board.

As required by the New York Stock Exchange (later referred to as NYSE) Listing Standards, FirstEnergy schedules regular executive sessions for our independent directors to meet without management participation. Because an independent director is required to preside over each such executive session of independent directors, we believe it is more efficient to have our independent Chairman preside over all such meetings as opposed to rotating that function among all of the Company’s independent directors.

What action has the Board taken to determine the independence of directors?

The Board annually reviews the independence of each of its members to make the affirmative determination of independence that is called for by our Corporate Governance Policies and required by the listing standards of the NYSE.

The Board adheres to the definition of an “independent” director as established by the NYSE and the SEC. The definition used by the Board to determine independence is included in our Corporate Governance Policies and can be viewed by visiting our Internet site at www.firstenergycorp.com/charters.

Compliance with the definition of independence is reviewed annually by the Corporate Governance Committee. During this review, the Board recognizes that in the ordinary course of business, relationships and transactions may occur between the Company and its subsidiaries and entities with which some of our Directors are or have been affiliated. Accordingly, our Corporate Governance Guidelines provide categorical standards to assist the Board in determining what constitutes a material relationship for purposes of determining a director’s independence. The following relationships are not considered to be a material relationship that would impair a Director’s independence: if the Director, an immediate family member or a person or organization with which the Director has an affiliation purchases electricity or related products or services from the Company or its subsidiaries in the ordinary course of business and where the rates or charges involved in the transaction are fixed in conformity with law or governmental authority or otherwise meet the requirements of Item 404(a) Instruction 7 of the SEC’s Regulation S-K. Each independent director is required to report to the Corporate Secretary any changes in information that were used to determine independence.

Which directors and nominees are independent?

Based on the most recent independence review, the Board affirmatively determined that all nominees (Paul T. Addison, Michael J. Anderson, Dr. Carol A. Cartwright, William T. Cottle, Robert B. Heisler, Jr., Julia L. Johnson, Ted J. Kleisner, Donald T. Misheff, Ernest J. Novak, Jr., Christopher D. Pappas, Catherine A. Rein, George M. Smart, and Wes M. Taylor) are independent, in each case, with the exception of Mr. Anthony J. Alexander. Mr. Alexander is not considered an independent director because of his employment as our President and Chief Executive Officer (later referred to as the CEO).

In making such determination, the Board considered the fact that certain directors are executive officers of companies with which we conducted business. In addition, many of our directors are or were directors, trustees, or similar advisors of entities with which we conducted business or of non-profit organizations with which we conducted business and/or made contributions. Specifically, the Board considered the following relationships that existed during the preceding three years between the Company and its subsidiaries and certain entities affiliated with our directors:

•	Purchases from the Company for non-regulated electric services and related non-electric services (Dr. Cartwright and Messrs. Anderson, Heisler, Misheff, Novak, and Smart);

•	Purchases by the Company for banquet services (Mr. Kleisner);

•	Payments by the Company of fees for non-advisory cash financial services (Dr. Cartwright and Ms. Rein) and non-advisory trustee and investment management financial services (Ms. Rein);

•	Purchases by the Company of fuel and related products (Messrs. Anderson and Taylor);

•	Purchases by the Company of temporary labor (Ms. Johnson); and

•	Payments by the Company relating to charitable contributions, membership fees/dues and related expenses (Messrs. Anderson, Heisler, Kleisner, Misheff, Novak, and Smart).

In all cases, the Board determined that the nature of the business conducted and any interest of the applicable director in that business were immaterial both to the Company and to the director. Pursuant to the Company’s Corporate Governance Policies, the Board also determined that the amounts paid to or received from the other entity affiliated with the applicable director in connection with the applicable transactions in each of the last three years did not exceed the greater of $1 million or 2 percent of the consolidated gross revenue of that entity, which is the threshold set forth in the NYSE listing standards and our Corporate Governance Policies. In addition, the Board determined that none of the relationships described above constituted a related person transaction requiring disclosure as set forth in the Related Person Transactions Policy described under the heading “Certain Relationships and Related Person Transactions” in this proxy statement. In addition, the Company’s directors do not currently provide professional services to the Company, its affiliates or any officer of the Company and the Company’s directors are not related to any executive officer of the Company.

What function does the FirstEnergy Board perform?

Although your Board has the responsibility for establishing broad corporate policies and for our overall performance, the Board is not involved in day-to-day operations of the Company. Management keeps the directors informed of our business and operations with various reports and documents that are sent to them each month. Management also makes operating and financial presentations at Board and committee meetings. The Board established the committees described below to assist in performing its responsibilities.

The Board believes that the Company’s policies and practices should enhance the Board’s ability to represent your interests as shareholders. In support of this philosophy, the Board established Corporate Governance Policies which, along with charters of the Board committees, serve as a framework for meeting the Board’s duties and responsibilities with respect to the governance of the Company. Our Corporate Governance Policies and Board committee charters can be viewed by visiting our Internet site at www.firstenergycorp.com/charters. Any amendments to these documents will be made available on our website.

What is FirstEnergy’s Risk Management Process and the Board’s Role in Risk Oversight?

The Company faces a variety of risks and recognizes that the effective management of those risks contributes to the overall success of the Company. The Company has implemented a process for identifying, prioritizing, reporting, monitoring, managing, and mitigating its significant risks. A Risk Policy Committee, consisting of the Chief Risk Officer and senior executive officers, provides oversight and monitoring to ensure that appropriate risk policies are established and carried out and processes are executed in accordance with selected limits and approval levels. Other Company committees exist to address topical risk issues. Timely reports on significant risk issues are provided as appropriate to employees, management, senior executive officers, respective Board committees, and the whole Board. The Chief Risk Officer also prepares enterprise-wide risk management reports that are presented to the Audit Committee, the Finance Committee and the Board.

The Board administers its risk oversight function through the whole Board as well as through the various Board committees. Specifically, the Audit Committee Charter requires the Audit Committee to oversee, assess, discuss, and generally review the Company’s policies with respect to the assessment and management of risks, including risks related to the financial statements and financial reporting process of the Company, credit risk, and liquidity and commodity market risks. It also reviews and discusses with management the steps taken to monitor, control, and mitigate such exposures. Through this oversight process, the Board obtains an understanding of significant risk issues on a timely basis, including the risks inherent in the Company’s strategy. In addition, while the Company’s Chief Risk Officer administratively reports to the Executive Vice President, Finance and Strategy, he has full access to the Audit and Finance Committees and attends each of their Committee meetings.

In addition to the Audit Committee’s role in risk oversight, our other Board committees also play a role in risk oversight within each of their areas of responsibility. The Compensation Committee is responsible for reviewing, discussing, and assessing risks related to compensation programs, including incentive compensation and equity-based plans, and risks related to compensation philosophy and structure. See, also, “Risk Assessment of Compensation Programs” found in the Compensation Discussion and Analysis section in this proxy statement. The Corporate Governance Committee considers risks relating to corporate governance, Board and committee membership, the performance of the Board, and related party transactions. The Finance Committee evaluates the impact of risk resulting from financial resources and strategies, including capital structure policies, financial forecasts, budgets and financial transactions, commitments, expenditures, long and short term debt levels, dividend policy, issuance of securities, exposure to fluctuation in interest rates, share repurchase programs and other financial matters deemed appropriate by the Board. The Nuclear Committee considers the risks associated with the safety, reliability, and quality of our nuclear operations. Further, day-to-day risk oversight is conducted by our Enterprise Risk Management department and our senior management and is shared with our Board or Board committees, as appropriate. We believe that the Board’s leadership structure aids the Board’s role in our risk oversight.

Does FirstEnergy provide any training for its Board members?

Yes. The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors. All new directors participate in orientation training (either provided or approved by the Corporate Governance Committee) soon after being elected to the Board. Also, the Board makes available and encourages continuing education programs for Board members, which may include internal strategy meetings, third-party presentations, and externally offered programs.

How many meetings did the Board hold in 2012?

Your Board held eight regularly scheduled meetings during 2012. All directors attended 75 percent or more of the meetings of the Board and of the committees on which they served in 2012.

Non-management directors, who are all of the independent directors, are required to meet as a group in executive sessions without the CEO, any other non-independent director, or management at least six times in each calendar year. George M. Smart, the non-executive chairman of the Board, presides over all executive sessions. During 2012, the non-management directors met eight times in executive sessions.

What committees has the Board established?

The Board established the standing committees listed below. All committees are comprised solely of independent directors as determined by the Board in accordance with our Corporate Governance Policies, which incorporate the NYSE listing standards and applicable SEC rules.

Audit Committee

The purpose of the Audit Committee is to assist the Board with oversight of: the integrity of the Company’s financial statements; the Company’s compliance with legal, risk management, and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditor; and the Company’s systems of internal control with respect to the accuracy of financial records, adherence to Company policies, and compliance with legal and regulatory requirements. The committee prepares the report that SEC rules require be included in the Company’s annual proxy statement and performs such other duties and responsibilities enumerated in the Committee Charter. The committee’s function is one of oversight, recognizing that the Company’s management is responsible for preparing the Company’s financial statements, and the independent auditor is responsible for auditing those statements. In adopting the Committee Charter, the Board acknowledges that the committee members are not employees of the Company and are not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work or auditing standards. Each member of the committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company who provide information to the committee and the accuracy and completeness of the financial and other information provided to the committee by such persons or organizations absent actual knowledge to the contrary. For a complete list of responsibilities and other information, refer to the Audit Committee Charter on our Internet site at www.firstenergycorp.com/charters.

This committee is comprised of five independent members and met nine times in 2012. The current members of this committee are Ernest J. Novak, Jr. (Chair), Paul T. Addison, Robert B. Heisler, Jr., Catherine A. Rein, and George M. Smart. Robert B. Heisler, Jr. joined the committee in May 2012. All members of this committee are financially literate. The Board appoints at least one member of the Audit Committee who, in the Board’s business judgment, is an “Audit Committee Financial Expert”, as such term is defined by the SEC. The Board determined that independent Audit Committee and Board member Ernest J. Novak, Jr., meets this definition. See the Audit Committee Report in this proxy statement for additional information regarding the committee.

Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board as specified in the Compensation Committee Charter relating to the compensation of certain senior-level officers of the Company, including the CEO, the Company’s other non-CEO executive officers, the Chairman, if the Chairman is not the CEO, and other individuals named in the Company’s annual proxy statement; to review, discuss, and endorse a compensation philosophy and objectives that support competitive pay for performance and are consistent with the corporate strategy; to assist the Board in establishing the appropriate incentive compensation and equity-based plans for the Company’s executive officers; to administer such plans in order to attract, retain, and motivate skilled and talented executives and to align such plans with Company and business unit performance, business strategies, and growth in shareholder value; to review and discuss with the Company’s management the disclosures in the Compensation Discussion and Analysis (later referred to as the CD&A) required by applicable rules and regulations and, based upon such review and discussions, to recommend to the Board whether the CD&A should be included in the Company’s annual report and proxy statement; to produce the Compensation Committee Report to be included in the Company’s annual report and proxy statement, in accordance with applicable rules and regulations; and to perform such other duties and responsibilities enumerated in and consistent with the Compensation Committee Charter. For a complete list of responsibilities and other information, refer to the Compensation Committee Charter on our Internet site at www.firstenergycorp.com/charters. In addition, refer to the CD&A that can be found later in this proxy statement.

This committee is comprised of five independent members and met five times in 2012. The current members of this committee are Catherine A. Rein (Chair), Robert B. Heisler, Jr., Ted J. Kleisner, Christopher D. Pappas, and Wes M. Taylor.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to develop, recommend to the Board, and periodically review the corporate governance principles applicable to the Company; to recommend Board candidates for all directorships by identifying individuals qualified to become Board members in a manner that is consistent with criteria approved by the Board; to recommend that the Board select the director nominees for the next annual meeting of shareholders and recommend to the Board nominees to fill any vacancies and/or newly created directorships on the Board; and to oversee the evaluation of the Board and management.

In consultation with the CEO, the Chairman, and the full Board, the committee shall search for, recruit, screen, interview, and recommend prospective directors, as required, to provide an appropriate balance of knowledge, experience, and capability on the Board. The committee shall be guided by its charter, the Corporate Governance Policies, and other applicable laws and regulations in recruiting and selecting director candidates. Any assessment of a prospective Board or committee candidate includes, at a minimum, issues of diversity, age, background and training; business or administrative experience and skills; dedication and commitment; business judgment; analytical skills; problem-solving abilities; and familiarity with the regulatory environment. The Corporate Governance Policies provide that the Board will not nominate for re-election at any annual meeting of shareholders a non-employee Director following his or her 72nd birthday. In addition, the committee may consider such other attributes as it deems appropriate, all in the context of the perceived needs of the Board or applicable committee at that point in time. Such directors shall possess experience in one or more of the following: management or senior leadership position which demonstrates significant business or administrative experience and skills; accounting or finance; the electric utilities or nuclear power industry; or other significant and relevant areas deemed by the committee to be valuable to the Company.

The committee shall investigate and consider suggestions for candidates for membership on the Board, including shareholder nominations for the Board. Provided that shareholders nominating director candidates have complied with the procedural requirements set forth in the Corporate Governance Committee Charter and Amended Regulations, the committee shall apply the same criteria and employ substantially similar procedures for evaluating nominees suggested by shareholders for the Board as it would for evaluating any other Board nominee. The committee will give due consideration to all written shareholder nominations that are submitted in writing to the committee, in care of the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890, received at least 120 days before the publication of the Company’s annual proxy statement from a shareholder or group of shareholders owning one half of one percent (0.5 percent) or more of the Company’s voting stock for at least one year, and accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, together with the written consent of the proposed nominee to be named in the proxy statement and to serve on the Board. For a complete list of responsibilities and other information, refer to the Corporate Governance Committee Charter on our Internet site at www.firstenergycorp.com/charters.

This committee is comprised of six independent members and met five times in 2012. The current members of this committee are Dr. Carol A. Cartwright (Chair), Michael J. Anderson, William T. Cottle, Julia L. Johnson, Donald T. Misheff, and George M. Smart. Michael J. Anderson joined the committee in May 2012.

Finance Committee

The purpose of the Finance Committee is to monitor and oversee the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. For a complete list of responsibilities and other information, refer to the Finance Committee Charter on our Internet site at www.firstenergycorp.com/charters.

This committee is comprised of five independent members and met four times in 2012. The current members of this committee are Paul T. Addison (Chair), Michael J. Anderson, Julia L. Johnson, Ernest J. Novak, Jr., and Christopher D. Pappas. Robert B. Heisler, Jr. was a member of the committee until May 2012.

Nuclear Committee

The purpose of the Nuclear Committee is to monitor and oversee the Company’s nuclear program and the operation of all nuclear units in which the Company or any of its subsidiaries has an ownership or leasehold interest. For a complete list of responsibilities and other information, refer to the Nuclear Committee Charter on our Internet site at www.firstenergycorp.com/charters.

This committee is comprised of five independent members and met six times in 2012. The current members of this committee are William T. Cottle (Chair), Dr. Carol A. Cartwright, Ted J. Kleisner, Donald T. Misheff, and Wes M. Taylor. Michael J. Anderson was a member of the committee until May 2012.

Does the Board have a policy in regard to the number of boards on which a director can serve?

Yes. Our Corporate Governance Policies provide that it is the expectation that directors will not, without the Board’s approval, serve on the board of directors of more than three other non-affiliated companies having securities registered under the Securities Exchange Act of 1934, as amended (later referred to as the Exchange Act). All of our directors are in compliance with this policy.

What is the Board’s policy regarding Board members’ attendance at the Annual Meeting of Shareholders?

The Board believes that regular attendance by all directors and all nominees for directors at our Annual Meeting of Shareholders is appropriate and desirable and that all such persons should make diligent efforts to attend each meeting. All Board members who were directors on May 15, 2012, attended the 2012 Annual Meeting.

Did the Board use a third party to assist with the identification and evaluation of potential nominees?

No. The Board did not use a third party to assist with the identification and evaluation of potential nominees.

How can shareholders and interested parties communicate to the Board?

The Board provides a process for shareholders and interested parties to send communications to the Board and non-management directors, including the non-executive chairman. Shareholders and interested parties may send written communications to the Board by mailing any such communications to the FirstEnergy Board of Directors, c/o Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890.

The Corporate Secretary or a member of her staff reviews all such communications promptly and relays them directly to a member of the Board, provided that such communications: (i) bear relevance to the Company and the interests of the shareholder, (ii) are capable of being implemented by the Board, (iii) do not contain any obscene or offensive remarks, (iv) are of a reasonable length, and (v) are not from a shareholder who already has sent two such communications to the Board in the last year. The Board may modify procedures for sorting shareholders’ and interested parties’ communications or adopt any additional procedures provided that they are approved by a majority of the independent directors.

Has FirstEnergy adopted a Code of Ethics?

Yes. The Company has a Code of Business Conduct that applies to all employees, including the CEO, Chief Financial Officer, and Chief Accounting Officer. In addition, the Board has a Code of Ethics and Business Conduct. These Codes can be viewed on our Internet site at www.firstenergycorp.com/charters. Any amendments to these documents or related waivers will be made available on our website. Our Code of Business Conduct is available, without charge, upon written request to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308-1890.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Based on our size and varied business operations, we may engage in transactions and business arrangements with companies and other organizations in which a member of our Board, executive officer, or such person’s immediate family member also may be a board member, executive officer, or significant investor. In some of these cases, such person may have a direct or indirect material interest in the transaction or business arrangement with our Company. We recognize that related person transactions have the potential to create perceived or actual conflicts of interest and could create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. However, there are situations where related person transactions are either in, or not inconsistent with, our best interests and the best interests of our shareholders. Our Board has determined that it is appropriate and necessary to have a review process in place with respect to any related person transactions.

Based on the foregoing, the Board established a written Related Person Transactions Policy (later referred to as the Policy) to be implemented by the Corporate Governance Committee, in order to effectuate the review, approval, and ratification process surrounding related person transactions. This Policy supplements the Company’s other conflict-of-interest policies set forth in the FirstEnergy Conflicts-of-Interest Policy, Code of Business Conduct, and the Board of Directors Code of Ethics and Business Conduct. Related person transactions may be entered into or continue only if a majority of the disinterested members of the Corporate Governance Committee or the Board approves or ratifies the transaction in accordance with the Policy. In making its decisions, the Corporate Governance Committee will review current and proposed transactions by taking into consideration the Policy, which includes the definitions and terms set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

As part of this Policy, our management established written review procedures for any transaction, proposed transaction, or any amendment to a transaction, in which we are currently, or in which we may be, a participant in which the amount exceeds $120,000, and in which the related person, as defined in Item 404 of Regulation S-K, had or will have a direct or indirect material interest. We also established written procedures to allow us to identify such related persons. The identities of these related persons are distributed to necessary business units to ensure senior management is made aware of any transaction or proposed transaction involving the Company and anyone on that list. As applicable, management then brings transactions to the attention of the Corporate Governance Committee for its review, approval, or ratification.

When reviewing a proposed transaction, the Corporate Governance Committee reviews the material facts of the related person’s relationship to us, his or her interest in the proposed transaction. Additionally, the Corporate Governance Committee requires the CEO to review the business merits of the transaction prior to its review.

Since January 1, 2012, we participated in the transaction described below, in which the amount involved exceeded $120,000 and in which any Board member, executive officer, holder of more than five percent of our common stock, or a member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Your Company has held an equity interest in First Communications Inc. or its predecessor (later referred to as FCI) since 1998, and Mark T. Clark, currently the Executive Vice President, Finance and Strategy of your Company, and formerly CFO, has been the non-executive chairman of FCI since July 2012 and on the board of FCI or its predecessor since 1998. During 2012, your Company paid approximately $5.8 million in connection with telecom/network services agreements some of which were first entered into in 2000 and most of which were competitively bid, between your Company and First Communications LLC (later referred to as First Comm), then a wholly owned subsidiary of FCI. Additionally, during 2012 FES paid approximately $0.3 million in connection with a back office support agreement with First Summit Services LLC (later referred to as First Summit), then a wholly owned subsidiary of FCI. In December 2012, pursuant to various transactions that were approved by substantially all of its shareholders, FCI sold all of its operating assets, including its largest asset, to a third party and sold various other telecom and business services subsidiaries, including First Comm and First Summit, to Summit Data Services, Inc (later referred to as SDS), a company controlled by certain executive officers of FCI. The telecom/network services agreements between your Company and First Comm and the back office support agreement between FES and First Summit remain in place following the transaction. In January 2013, Robert Clark, son of Mark T. Clark, joined Canal Pointe Capital as a Managing Director, which is an entity under common control with SDS that provides legal, accounting and M&A services to First Comm and that derives all of its revenue from services provided to First Comm. Mark T. Clark was elected as the non-executive chairman of each of Canal Pointe Capital and First Comm in February 2013. Except as otherwise disclosed, neither Mark T. Clark nor Robert Clark have any other direct or indirect material interest in the transactions discussed above. In addition, two other executive officers have children employed by First Comm in non-management roles; however the Company does not believe there is any direct or indirect material interest in the transactions as a result of such employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and the NYSE. The Company makes these filings for the convenience of the executive officers and directors. To the Company’s knowledge, for the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its executive officers and directors were satisfied.

AUDIT COMMITTEE REPORT

The Audit Committee (later referred to in this section as the Committee) of the Board of Directors of the Company is charged with assisting the full Board in fulfilling the Board’s oversight responsibility with respect to the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Committee acts under a written charter that is reviewed annually, revised as necessary, and is approved by the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. In performing its review, the Committee discussed the propriety of the application of accounting principles by the Company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, their opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. This discussion covered the matters required by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including its judgments as to the propriety of the application of accounting principles by the Company.

The Committee received the written disclosures and the letter from the independent registered public accounting firm regarding their independence from the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed that matter with the independent registered public accounting firm.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope, plans, and results of their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting process.

Based on the above reviews and discussions conducted, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Audit Committee: Ernest J. Novak, Jr. (Chair), Paul T. Addison, Robert B. Heisler, Jr., Catherine A. Rein, George M. Smart

Audit Fees

The following is a summary of the fees paid by the Company to its independent registered public accounting firm, PricewaterhouseCoopers LLP, for services provided during the years 2012 and 2011:

PricewaterhouseCoopers LLP billed the Company an aggregate of $7,944,211 in 2012 and $7,675,087 in 2011 in fees for professional services rendered for the audit of the Company’s financial statements and the review of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements, or non-audit services as noted below.

	Fees for Audit Year 2012	Fees for Audit Year 2011
Audit Fees	$6,954,000	$7,364,921
Audit Related Fees	594,000	287,600
Tax Fees	396,211	22,566
All Other Fees	- 0 -	- 0 -

	$7,944,211	$7,675,087

The Committee has considered whether any non-audit services rendered by the independent registered public accounting firm are compatible with them maintaining their independence. The Committee, in accordance with its charter and in compliance with all applicable legal and regulatory requirements promulgated from time to time by the NYSE and SEC, has a policy under which the independent registered public accounting firm cannot be engaged to perform non-audit services that are prohibited by these requirements. The policy further states that any engagement of the independent registered public accounting firm to perform other audit-related or any non-audit services must have approval in advance by the Chairman of the Committee upon the recommendation of the Vice President, Controller and Chief Accounting Officer. Such approved engagement is then presented to the Committee at its next regularly scheduled meeting. All services provided by PricewaterhouseCoopers LLP in 2012 and 2011 were pre-approved.

ITEMS TO BE VOTED ON

Item 1 — Election of Directors

You are being asked to vote for the following 14 nominees to serve on the Board for a term expiring at the Annual Meeting of Shareholders in 2014 and until their successors shall have been elected: Paul T. Addison, Anthony J. Alexander, Michael J. Anderson, Dr. Carol A. Cartwright, William T. Cottle, Robert B. Heisler, Jr., Julia L. Johnson, Ted J. Kleisner, Donald T. Misheff, Ernest J. Novak, Jr., Christopher D. Pappas, Catherine A. Rein, George M. Smart, and Wes M. Taylor.

The section of this proxy statement entitled “Biographical Information and Qualifications of Nominees for Election as Directors” provides information for all nominees for election at the Meeting. Your Board has no reason to believe that the persons nominated will not be available to serve after being elected. If any of these nominees would not be available to serve for any reason, shares represented by the appointed proxies will be voted either for a lesser number of directors or for another person selected by the Board. However, if the inability to serve is believed to be temporary in nature, the shares represented by the appointed proxies will be voted for that person who, if elected, will serve when able to do so.

Pursuant to the Company’s Amended Regulations, at any election of directors, the persons receiving the greatest number of votes are elected to the vacancies to be filled. Our Corporate Governance Policies also provide that in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Corporate Governance Committee following certification of the shareholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Corporate Governance Committee will consider factors deemed relevant by the committee members, including the director’s length of service, the director’s particular qualifications and contributions to the Company, the reasons underlying the majority withheld vote, if known, and whether these reasons can be cured, and compliance with stock exchange listing standards and the Corporate Governance Policies. The Board will act on the Corporate Governance Committee’s recommendation no later than at its next regularly scheduled board meeting.

This Item 1 asks that you vote “FOR” the 14 nominees named in this proxy statement to serve on the Board.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

Item 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

You are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to examine the books and accounts of the Company for the 2013 fiscal year. A representative of PricewaterhouseCoopers LLP is expected to attend the Meeting and will be available to respond to appropriate questions, and have an opportunity to make a statement if he or she wishes to do so. Refer to the Audit Committee Report in this proxy statement for information regarding services performed by, and fees paid to, PricewaterhouseCoopers LLP during the years 2011 and 2012.

This Item 2 asks that you vote “FOR” the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

Item 3 — Advisory Vote to Approve Named Executive Officer Compensation

The following proposal provides shareholders the opportunity to cast an annual advisory, non-binding vote on compensation for the named executive officers (later referred to as the NEOs), as further described in the CD&A by voting for or against the following resolution. This resolution is required pursuant to Regulation 14A of the Exchange Act.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the FirstEnergy Corp. NEOs, as such compensation is disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables, and the other related narrative executive compensation disclosure contained in this proxy statement.”

The primary objectives of your Company’s executive compensation program are to attract, motivate, retain, and reward the talented executives who we believe can provide the performance and leadership we need to achieve success in the highly complex and competitive energy services industry. Our executive compensation program is centered on a pay for performance philosophy and is aligned with the long-term interests of our shareholders.

A more complete discussion of our executive compensation program is provided in the CD&A where we describe how we target our NEOs’ annual compensation opportunities at or near the revenue-regressed 50th percentile of our peer group and utilize a range of 80 to 120 percent of that revenue-regressed 50th percentile. In 2012, the total annual compensation opportunities provided to our NEOs, in the aggregate, were at 2.7 percent below the revenue-regressed 50th percentile of our peer group. In 2013, no compensation adjustments were provided to our NEOs, positioning their total annual compensation opportunities, in the aggregate, at 3 percent below the regressed 50th percentile of our peer group.

In 2012, our NEOs were eligible for payments under the following:

•	Base salary,

•	Short-Term Incentive Program (later referred to as STIP) awards earned based on Company performance on specific Key Performance Indicators (later referred to as KPIs) in 2012, and

•

Long-Term Incentive Program (later referred to as LTIP) awards granted in 2010 based on our performance over a three-year period relative to specific KPIs linked to our strategic business objectives and our TSR performance compared to utility peer group companies from 2010-2012.

As a result of our pay-for-performance plan design, our NEOs were paid only a portion of the total compensation opportunity provided under our annual compensation plans. Additionally, in 2012, as shown in the Summary Compensation Table (later referred to as the SCT), your Board, under our annual compensation plans, provided our NEOs the opportunity to earn future payments under the LTIP based on our performance on specific KPIs linked to our strategic business objectives and our TSR performance relative to utility peer group companies from 2012-2014. Performance-based compensation is intentionally positioned as the largest portion of our NEO’s annual compensation opportunity so that actual compensation paid to our NEOs is significantly dependent on Company performance.

The following graphic correlates with the information provided in the SCT and represents the average compensation opportunity mix provided to our NEOs, in the aggregate, under our annual compensation plans for 2012.

Also in 2012, we entered into an employment agreement (later referred to as the Alexander Agreement) with our President and CEO, Mr. Anthony J. Alexander which is described in further detail in the CD&A. Your Board believes Mr. Alexander is uniquely qualified to guide your Company through the current unsettled environment based on his lengthy experience in the industry, familiarity with the regulatory process, and visionary leadership. The Alexander Agreement, by its terms, is expected to incent Mr. Alexander’s service, expertise, and direction through at least the next several years as we execute our strategy, address the challenges of a weak economy and increasing regulations, deploy our succession plans, and position your Company for long-term success.

As discussed in greater detail in the CD&A contained in this proxy statement, your Board believes that the executive compensation earned in 2012 is justified by Company performance and the performance of our NEOs in an extremely difficult economic environment. Your Board also believes the opportunity provided to earn future compensation through the 2012-2014 LTIP grant is reasonable, appropriate, and the result of a carefully considered compensation design that supports our pay for performance philosophy. Finally, your Board is confident the Alexander Agreement, which encourages Mr. Alexander’s continued employment, will benefit shareholders and your Company favorably. We encourage you to carefully review our CD&A and to indicate your support for our NEOs.

Your Board recommends that shareholders vote “FOR” approval of the compensation program for our NEOs as described in this proposal, the CD&A, the compensation tables, and otherwise in this proxy statement. Because your vote is advisory, it will not be binding upon the Board. However, your Board carefully considers shareholders’ opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

Item 4 —	Approval to Amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to Change Certain Voting Requirements to Allow For a Majority Voting Power Threshold

Background and Governance Considerations

This proposal is being submitted to our shareholders in response to a vote at the Company’s 2012 annual meeting on a shareholder proposal addressing this topic. If approved, all shareholder voting requirements in the

Company’s Amended Articles of Incorporation and Amended Regulations would allow for a majority voting power threshold.

Your Board and Corporate Governance Committee have evaluated the Company’s voting requirements on numerous occasions and have consistently concluded that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of the Company’s shareholders rather than just a simple majority. Additionally, supermajority vote requirements protect shareholders against the potentially self-interested actions of short-term investors or a small group of investors who have a large holding.

On the other hand, your Board and Corporate Governance Committee are aware that there are arguments on both sides of the issue. Some feel that a majority shareholder vote should be sufficient for any corporate action requiring shareholder approval, regardless of the considerations discussed above. Accordingly, consistent with its strong commitment to be responsive to shareholder views and recognizing that there are different perspectives on the issue, your Board has elected to submit the proposal described below to a shareholder vote.

Proposed Amendment

You are being asked to consider and vote upon a proposal to amend certain provisions in the Company’s Amended Articles and Amended Regulations that require a supermajority vote to take certain actions under these documents. Your Board is proposing that these voting requirements be changed to a majority of the voting power, subject to the Board’s authority, in its discretion, to raise the voting requirement on these matters to two-thirds of the voting power.

Ohio law establishes a two-thirds voting requirement relating to the following provisions: amending the articles of incorporation; reducing or eliminating stated capital; applying capital surplus to dividend payments; authorizing share repurchases; authorizing sales of all or substantially all the Company’s assets; adopting a merger agreement or other merger-related actions; authorizing a combination or majority share acquisition; dissolving the Company; releasing pre-emptive rights; or authorizing a dividend to be paid in shares of another class. Article IX of the Amended Articles currently authorizes the Board to reduce this voting requirement to a majority of the voting power in its discretion. Your Board proposes to amend Article IX of the Amended Articles to provide for a majority vote on these matters, subject to the Board’s authority, in its discretion, to raise the voting requirement on these matters to two-thirds of the voting power.

Article X of the Amended Articles establishes an 80 percent supermajority voting requirement to amend or repeal the following provisions of the Amended Articles: Article V — the fixing or changing of the terms of unissued or treasury shares; Article VI — the absence of cumulative voting rights in the election of directors; Article VII — the absence of preemptive rights to acquire unissued shares; and, Article VIII — the ability of the company to repurchase its shares. Given the proposed change to Article IX, which already governs amending the Amended Articles, Article X would be eliminated.

Similarly, Regulation 36 of the Amended Regulations establishes an 80 percent supermajority voting requirement to amend or repeal certain regulations: Regulation 1 — the time and place of shareholder meetings; Regulation 3(a) — the calling of special shareholder meetings; Regulation 9 — the order of business at shareholder meetings; Regulation 11 — the number, election and term of directors; Regulation 12 — the manner of filling vacancies on the Board of Directors; Regulation 13 — the removal of directors; Regulation 14 — the nomination of directors and elections; Regulation 31 — the indemnification of directors and officers; and Regulation 36 — amendments to the code of regulations. Regulation 36 would be amended to lower the vote requirement to a majority of the voting power, subject to the Board’s authority, in its discretion, to raise the voting requirement on these matters to two-thirds of the voting power.

In addition, your Board proposes to change the 80 percent supermajority voting requirement in Regulations 11 and 13 of the Amended Regulations. Currently, Regulation 11 of the Amended Regulations enables a change in the number of Directors of the Company, and Regulation 13 provides that any Director or the entire Board of

Directors may be removed, in each case only by the affirmative vote of the holders of at least 80 percent of the voting power of the Company, voting together as a single class. Your Board proposes to reduce this 80 percent supermajority voting requirement in both cases to a majority of the voting power, subject to the Board’s authority, in its discretion, to raise the voting requirement on these matters to two-thirds of the voting power.

Your Board has adopted a resolution, subject to shareholder approval, amending the Amended Articles and the Amended Regulations to change these voting requirements as detailed above. The proposed amendments to the Amended Articles of Incorporation and Amended Regulations are set forth in Appendix A, with deletions indicated by strike-outs and additions indicated by underlining.

Approval of this proposal requires the affirmative vote of 80 percent of the voting power of the Company.

Board Recommendation

Your Board believes that retaining discretion to require a two-thirds vote for certain extraordinary matters consistent with the authorizing requirements of Ohio law as discussed above provides shareholders with meaningful protections against actions that may not be in their best interests. While your Board recognizes that some feel that a majority shareholder vote should be sufficient for any corporate action requiring shareholder approval, after careful consideration of the issue your Board is recommending a vote to approve the proposed amendments.

While the Board believes there is an argument to the contrary, the Board has elected to recommend that shareholders vote “FOR” the proposed amendments in recognition of the shareholders vote at the Company’s 2012 annual meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 4.

Shareholder Proposals

Five shareholders have indicated their intention to present at the Meeting the following proposals for consideration and action by the shareholders. Your Board of Directors recommends that you vote “AGAINST” these shareholder proposals in Items 5 through 9 for the reasons noted in the Company’s response following each shareholder proposal.

Item 5 — CEO Compensation Benchmarking

The shareholder proposal requests that your Board adopt a policy to end the practice of benchmarking the CEO’s total compensation to that of CEO’s of peer companies. Your Board recommends that you vote “AGAINST” this shareholder proposal.

As described further in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement, your Board is aware of the importance of your Company’s CEO compensation and has carefully considered the request contained in the proposal to end benchmarking the CEO’s total compensation to that of CEOs of peer companies. Your Board believes that this proposal does not serve the best interests of your Company’s shareholders.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement.

Item 6 — Retirement Benefits

The shareholder proposal requests that your Board seek shareholder approval of certain future retirement benefits for senior executives and requests that your Board implement such policy in a manner that does not violate any existing employment agreements or vested pension benefits. Your Board recommends that you vote “AGAINST” this shareholder proposal.

As described further in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement, your Board believes that your Company’s retirement benefits program promotes shareholders’ interests by providing an equitable mechanism for your Company to recruit and retain key executives in a highly competitive environment. Adoption of the proposal would put your Company at a competitive disadvantage in attracting qualified executives who may well decline to be subject to the uncertainty created by such a shareholder approval requirement.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement.

Item 7 — Equity Retention

The shareholder proposal requests that the Compensation Committee of your Board adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. Your Board recommends that you vote “AGAINST” this shareholder proposal.

As described further in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement, while your Board believes that meaningful equity ownership aligns the interests of your Company’s executives with the interests of its shareholders and that a correlation between executive compensation and long-term performance is beneficial, your Board also believes that the current compensation methodology already achieves these goals effectively.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement.

Item 8 — Director Election Majority Vote Standard

The shareholder proposal requests that your Board take measures necessary to amend your Company’s articles of incorporation to provide that director nominees be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. Your Board recommends that you vote “AGAINST” this shareholder proposal.

As described further in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement, your Board carefully considered several factors with respect to majority voting, including the merits of the majority vote standard, the responsibilities of your Board’s Corporate Governance Committee, and the best interests of shareholders. After a thorough review of the proposal, your Board believes that the majority voting proposal does not serve the best interests of the shareholders.

The proponent’s full resolution and proposal and your Company’s response to proposal can be found in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement.

Item 9 — Act by Written Consent

The shareholder proposal requests that your Board take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. Your Board recommends that you vote “AGAINST” this shareholder proposal.

As described further in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement, your Board believes the proposal may not be implemented under Ohio law.

The proponent’s full resolution and proposal and your Company’s response to this proposal can be found in the “2013 SHAREHOLDER PROPOSALS” section of this proxy statement.

REVIEW OF DIRECTOR NOMINEES

The Corporate Governance Committee, comprised entirely of independent directors, recommends Board candidates by identifying qualified individuals in a manner that is consistent with criteria approved by the Board. In consultation with the CEO, the Chairman, and the full Board, the Corporate Governance Committee searches for, recruits, screens, interviews, and recommends prospective directors to provide an appropriate balance of knowledge, experience, and capability on the Board. Assessment of a prospective Board candidate includes, at a minimum, consideration of diversity; age; background and training; business or administrative experience and skills; dedication and commitment; business judgment; analytical skills; problem-solving abilities; and familiarity with the regulatory environment. In addition, the Corporate Governance Committee may consider such other attributes as it deems appropriate, all in the context of the perceived needs of the Board or applicable committee at that point in time. Such attributes considered include the following: (i) integrity, honesty, and accountability, with a willingness to express independent thought; (ii) successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly held company; (iii) demonstrated ability to think strategically and make decisions with a forward-looking focus and ability to assimilate relevant information on a broad range of complex topics; (iv) being a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision-making process of your Board; (v) independence; and (vi) ability to devote necessary time to meet director responsibilities.

Each year, the Corporate Governance Committee assesses the size and composition of the Board in light of the operating requirements of the Company and the current makeup of the Board, all in the context of the needs of the Board at a particular point in time. Each of the nominees listed below brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in a wide variety of areas necessary to oversee the operations of the Company. Each director contributes knowledge, experience, or skill in at least one domain that is important to the Company. For example, our directors possess experience in one or more of the following: management or senior leadership position that demonstrates significant business or administrative experience and skills; accounting or finance; the electric utilities or nuclear power industry; or other significant and relevant areas deemed by the Corporate Governance Committee to be valuable to the Company.

The Corporate Governance Committee believes that well-assembled Boards of Directors consist of a diverse group of individuals who possess a variety of complementary skills and experiences. It considers this variety of complementary skills in the broader context of the Board’s overall composition with a view toward constituting a Board that, as a body, possesses the appropriate skills, experience, attributes, and qualities required to successfully oversee the Company’s operations.

Neither the Corporate Governance Committee nor the Board has an established policy regarding the consideration of diversity in identifying director nominees. However, the Corporate Governance Committee recognizes that racial and gender diversity of the Board are an important part of its analysis as to whether the Board constitutes a body that possesses a variety of complementary skills and experiences. The Corporate Governance Committee also considers each individual nominee’s differences in point of view, professional experience, education, and other individual skills, qualities, and attributes that contribute to the optimal functioning of the Board as a whole.

BIOGRAPHICAL INFORMATION AND QUALIFICATIONS OF NOMINEES FOR ELECTION AS DIRECTORS

The following provides information about each director nominee, as of the date of this proxy statement. The information presented below includes each nominee’s specific experiences, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to the conclusion that he/she should serve as a Director of the Company.

PAUL T. ADDISON — Age 66

Position, Principal Occupation and Business Experience: Retired in 2002 as managing director in the Utilities Department of Salomon Smith Barney (Citigroup), an investment banking and financial services firm. Director of the Company since 2003.

Key Attributes, Experience and Skills: Mr. Addison received an M.B.A. in Finance and General Business Administration from the Harvard University Graduate School of Business. His career included positions of increasing responsibility in the investment banking and financial services sector, culminating as the managing director of the Utilities Department at Salomon Smith Barney (Citigroup). This wealth of experience in the financial services sector makes Mr. Addison a strong contributor to the Board, specifically and the Company generally.

Committees: Audit, Finance (Chair)

ANTHONY J. ALEXANDER — Age 61

Position, Principal Occupation and Business Experience: President and Chief Executive Officer since 2004 of the Company. He also is a Director of Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Metropolitan Edison Company, Pennsylvania Electric Company, FirstEnergy Solutions Corp. and has been a Director of these companies during all or a portion of the past five years. In addition, he serves as a Director of many other subsidiaries of the Company. Director of the Company since 2002.

Key Attributes, Experience and Skills: Mr. Alexander received an undergraduate degree in accounting and a degree in law from The University of Akron. He has an extensive forty year career at Ohio Edison Company and later FirstEnergy Corp., and has held executive leadership positions, including Executive Vice President and General Counsel, Chief Operating Officer, and currently President and Chief Executive Officer. He completed the Program for Management Development at the Harvard Graduate School of Business and the Reactor Technology Course for Utility Executives at the Massachusetts Institute of Technology. With this vast experience, Mr. Alexander brings to the Board of Directors an extraordinary understanding of the inner workings of the public utilities industry in general, and FirstEnergy Corp., in particular.

MICHAEL J. ANDERSON — Age 61

Position, Principal Occupation and Business Experience: Chairman and chief executive officer since 2012 of The Andersons, Inc., a diversified company with interests in the grain, ethanol, and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Chairman, president and chief executive officer from 2009 to 2012 and president, chief executive officer and director from 1999 to 2009. He has been chairman of the board of Interstate Bakeries Corp. within the past five years. Director of the Company since 2007.

Key Attributes, Experience and Skills: Mr. Anderson received an M.B.A. in Finance and Accounting from the Northwestern University Kellogg Graduate School of Management and was a Certified Public Accountant. He participated in the Harvard Advanced Management Program. Mr. Anderson was an auditor for Arthur Young & Co. In 1996, he became president and chief operating officer of The Andersons, Inc., and he is currently that company’s president, chief executive officer, and chairman. The skills and attributes related to Mr. Anderson’s experience in the accounting and executive management areas are invaluable assets for the Board.

Committees: Corporate Governance, Finance

DR. CAROL A. CARTWRIGHT — Age 71

Position, Principal Occupation and Business Experience: Retired in 2011 as president (a position held since 2009) of Bowling Green State University. Interim president of Bowling Green State University from July 2008 to January 2009. Retired in 2006 as president (a position held since 1991) of Kent State University. She is a director of PolyOne Corporation. Within the past five years, she was also a director of the Davey Tree Expert Company and KeyCorp. Director of the Company since 1997 and director of Ohio Edison Company from 1992 to 1997.

Key Attributes, Experience and Skills: Dr. Cartwright spent more than 18 years as a chief executive officer of various large, non-profit organizations with direct oversight for strategic planning, program development, financial management, capital planning, and governmental affairs. During her more than 40 years of public higher education experience, she operated within an environment of government regulations and public accountability. She retired in 2006 as president of Kent State University and in 2011 as president of Bowling Green State University. This significant experience in the areas of financial management and capital planning, as well as her experience dealing with highly regulated entities, makes her a valuable resource to the Board.

Committees: Corporate Governance (Chair), Nuclear

WILLIAM T. COTTLE — Age 67

Position, Principal Occupation and Business Experience: Retired in 2003 as chairman of the board, president, and chief executive officer of STP Nuclear Operating Company, a nuclear operating company for the South Texas Project. Director of the Company since 2003.

Key Attributes, Experience and Skills: Mr. Cottle is currently a consultant in the nuclear industry. He has extensive experience in the nuclear field and has held leadership positions at Entergy and Houston Lighting and Power, as well as with the Nuclear Regulatory Commission and the Tennessee Valley Authority. In addition, he previously served as chairman, president, and chief executive officer of STP Nuclear Operating Company. This nuclear industry experience is essential to our Board.

Committees: Corporate Governance, Nuclear (Chair)

ROBERT B. HEISLER, JR. — Age 64

Position, Principal Occupation and Business Experience: Retired in 2011 as Dean of the College of Business Administration and Graduate School of Management (a position held since 2008) of Kent State University. Special assistant for Community and Business Strategies to the president of Kent State University from September 2008 to October 2008 and from 2007 to June 1, 2008. Interim vice president for Finance and Administration of Kent State University from June 2008 to September 2008. Retired in 2007 as chairman of the board (a position held since 2001) of KeyBank N.A., the flagship banking entity within KeyCorp. Chief executive officer of the McDonald Financial Group from 2004 to 2007 and executive vice president of KeyCorp from 1994 to 2007. He is a director of TFS Financial Corporation and Myers Industries, Inc. Director of the Company from 1998 to 2004 and since 2006.

Key Attributes, Experience and Skills: Mr. Heisler graduated Cum Laude from Harvard University and received an M.B.A. from Kent State University. He has extensive experience in the investment management and financial services sector, culminating in high-level positions at KeyBank N.A., including chairman of the board and chief executive officer. In addition, he brings administrative skills to the Board through his former role as Dean of the College of Business Administration and Graduate School of Management of Kent State University. Further, he has experience serving on other public company boards. This expertise in financial services and administrative skills makes him a valuable member of the Board.

Committees: Audit, Compensation

JULIA L. JOHNSON — Age 50

Position, Principal Occupation and Business Experience: President of NetCommunications, LLC, a national regulatory and public affairs firm focusing primarily on energy, telecommunications, and broadcast regulation, since 2000. She is a director of American Water Works Company, Inc., MasTec, Inc., and NorthWestern Corporation. Director of the Company since 2011 and director of Allegheny Energy, Inc. (merged with the Company in 2011) from 2003 to 2011.

Key Attributes, Experience and Skills: Ms. Johnson received her law degree from the University of Florida College of Law after graduating from the University of Florida with a Bachelor of Science in business administration. She is a former chairman and commissioner of the Florida Public Service Commission, which provided her with valuable insight into the electric utility industry. In her current position as president of NetCommunications, LLC, she develops strategies for achieving objectives through advocacy directed at critical decision makers. She previously served as senior vice president of Communications and Marketing at Milcom Technologies and also has additional public company board experience. Ms. Johnson’s extensive regulatory background, legal experience, and additional board experience qualify her to serve as a member of the Board.

Committees: Corporate Governance, Finance

TED J. KLEISNER — Age 68

Position, Principal Occupation and Business Experience: Retired in 2013 as chairman (a position held since 2012) of Hershey Entertainment & Resorts Company, an entertainment and hospitality company. Chairman and chief executive officer of Hershey Entertainment & Resorts Company from January to December 2012, president and chief executive officer from 2007 to 2012 and director from 1996 to 2013. President of CSX Hotels, Inc (d/b/a The Greenbrier) from 1988 to 2006 and president and chief executive officer of The Greenbrier Resort & Club Management Company from 1988-2006. Director of the Company since 2011 and director of Allegheny Energy, Inc. (merged with the Company in 2011) from 2001 to 2011.

Key Attributes, Experience and Skills: Mr. Kleisner graduated from the University of Denver with a Bachelor of Science in business administration. Mr. Kleisner has over 40 years of experience in management and executive leadership positions, including over 20 years of chief executive officer experience having served as president and chief executive officer of Hershey Entertainment & Resorts Company and the Greenbrier Resort & Club Management Company. He has more than 30 years of experience in the areas of labor relations, collective bargaining, and union contract negotiations, both in the U.S. and abroad. Additionally, he has participated in numerous business and real estate developments in the U.S., Europe, and Asia. Mr. Kleisner is currently and has previously been a director of many business and charitable organizations. His numerous leadership and senior executive positions provide him with significant experience, both domestic and international, in developing and implementing corporate strategy and setting executive compensation benefits. Mr. Kleisner’s executive leadership positions and additional board experience have prepared him to respond to a multitude of financial and operational challenges. Mr. Kleisner’s vast business background and leadership skills make him well qualified to serve on the Board.

Committees: Compensation, Nuclear

DONALD T. MISHEFF — Age 56

Position, Principal Occupation and Business Experience: Retired in 2011 as managing partner (a position held since 2003) of the Northeast Ohio offices of Ernst & Young LLP, a public accounting firm. Director of the Company since 2012.

Key Attributes, Experience and Skills: Mr. Misheff graduated from The University of Akron with a major in accounting and is a Certified Public Accountant. As the managing partner of the Northeast Ohio offices of Ernst & Young LLP, he has advised many of the region’s largest companies on financial and corporate governance issues. He began his career with Ernst & Young LLP in 1978 as part of the audit staff and later joined the tax practice, specializing in accounting/financial reporting for income taxes, purchase accounting, and mergers and acquisitions. He has more than 30 years of experience performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies. He also has served on numerous non-profit boards. Mr. Misheff’s vast financial and corporate governance experience, together with his extensive service to community organizations and business development groups, make him a strong member of the Board.

Committees: Corporate Governance, Nuclear

ERNEST J. NOVAK, JR. — Age 68

Position, Principal Occupation and Business Experience: Retired in 2003 as managing partner (a position held since 1998) of the Cleveland office of Ernst & Young LLP, a public accounting firm. He is a director of BorgWarner, Inc. and A. Schulman, Inc. Director of the Company since 2004.

Key Attributes, Experience and Skills: Mr. Novak graduated from John Carroll University with a major in accounting. He received his Masters in Accountancy from Bowling Green State University and is a Certified Public Accountant. During his long and distinguished career at Ernst & Young LLP, he held various positions including coordinating partner and Area Industry Leader, before retiring after 17 years as the managing partner of various Ernst & Young LLP offices, most recently managing partner of the Cleveland Office. He has over 30 years of experience performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies. Mr. Novak currently serves as chair of the audit committee of two other public companies. As a result of this extensive experience in the field of accounting and his broad financial expertise, Mr. Novak is the Company’s “Audit Committee Financial Expert” and is a valuable member of the Board.

Committees: Audit (Chair), Finance

CHRISTOPHER D. PAPPAS — Age 57

Position, Principal Occupation and Business Experience: President and chief executive officer of Styron LLC, a producer of plastics, latex and rubber, since 2010. President and chief executive officer of NOVA Chemicals Corporation (“Nova Chemicals”), a producer of plastics and chemicals, in 2009. President and chief operating officer from 2008 to 2009, chief operating officer from 2006 to 2008, and senior vice president & president, Styrenics from 2000 to 2006 for Nova Chemicals. Within the past five years, he was also a director of Nova Chemicals. Director of the Company since 2011 and director of Allegheny Energy, Inc. (merged with the Company in 2011) from 2008 to 2011.

Key Attributes, Experience and Skills: Mr. Pappas received an M.B.A. from the Wharton School, University of Pennsylvania and an undergraduate degree in Civil Engineering from the Georgia Institute of Technology. He served in various leadership capacities at NOVA Chemicals, Dow Chemical, and DuPont Dow Elastomers and has also served on other public company boards. His executive and board experience has equipped him with leadership skills and the knowledge of board processes and functions. Additionally, Mr. Pappas’s general corporate decision-making and senior executive experience with a commodity-based business provides a useful background for understanding the operations of the Company. This experience qualifies him to serve as a member of the Board.

Committees: Compensation, Finance

CATHERINE A. REIN — Age 70

Position, Principal Occupation and Business Experience: Retired in March 2008 as senior executive vice president (a position held since 1989) and chief administrative officer (a position held since 2005) of MetLife, Inc., a provider of insurance and other financial services to individual and institutional customers. She is a director of The Bank of New York Mellon Corporation. Director of the Company since 2001 and director of GPU, Inc. (merged with the Company in 2001) from 1989 to 2001.

Key Attributes, Experience and Skills: Ms. Rein is a graduate of New York University Law School and served as general counsel of a Fortune 50 company. She was employed for many years in the highly regulated financial services industry, which provided her with a familiarity in dealing with the requirements imposed by regulatory agencies. Prior to her retirement from MetLife, Inc., she served in various high-level positions including vice president, human resources and senior executive vice president and chief administrative officer, with responsibility for the audit, human resources, information systems, public relations, compliance, procurement, and facilities management departments, among others. She also served as chief executive officer of the Property and Casualty subsidiary of MetLife, Inc. Over the past 20 years, Ms. Rein has been a director of and has served on various board committees of three public companies, further enhancing her broad range of knowledge and extensive business and leadership experience. Her experience with regulated entities, along with her legal, business, and human resource knowledge make her a valuable asset to the Board.

Committees: Audit, Compensation (Chair)

GEORGE M. SMART — Age 67

Position, Principal Occupation and Business Experience: Non-executive Chairman of the FirstEnergy Board of Directors since 2004. Retired in 2004 as president (a position held since 2001) of Sonoco-Phoenix, Inc., a manufacturer of easy opening lids. He is a director of Ball Corporation. Director of the Company since 1997, and director of Ohio Edison Company from 1988 to 1997.

Key Attributes, Experience and Skills: Mr. Smart received an M.B.A. from the Wharton School, University of Pennsylvania, with a major in Marketing. He served as the president and chief executive officer of Central States Can Co. from 1978 until 1993 and as chairman of the board and president of the Phoenix Packaging Corporation from 1993 until 2001. He retired as president of Sonoco Phoenix, Inc. in 2004. Over the past 25 years, Mr. Smart has been a director of and has served on various board committees of six public companies. This extensive corporate and CEO-level experience provides an excellent background for his current position as non-executive Chairman of the FirstEnergy Board.

Committees: Audit, Corporate Governance

WES M. TAYLOR — Age 70

Position, Principal Occupation and Business Experience: Retired in 2004 as president (a position held since 1991) of TXU Generation, an owner and operator of electric generation and coal mines in Texas. He is a director of Arch Coal, Inc. Director of the Company since 2004.

Key Attributes, Experience and Skills: Mr. Taylor received both Bachelor and Masters of Science degrees in Mechanical Engineering from Texas A&M University. He also completed the Advanced Management Program at the Harvard Graduate School of Business and the Reactor Technology Course for Utility Executives at the Massachusetts Institute of Technology. For more than 20 years, he served as the president of Dallas Power & Light and then TXU Generation, from which he retired in 2004. Mr. Taylor has experience serving on another public company’s board, in addition to his extensive executive experience, which provides a valuable point of view on the Company’s Board. He also served as chair of the National Nuclear Accrediting Board from 1996 until 2003. This experience in the public utility industry and in the nuclear industry makes him well suited and invaluable in his current position on the Board.

Committees: Compensation, Nuclear

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows shares of common stock and common stock equivalents beneficially owned (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) as of March 8, 2013, by each director, the NEOs, and all directors and executive officers as a group. Within 90 days of joining the Board, each director is required to hold a minimum of 100 shares of Company stock.

Name	Class of Stock	Shares Beneficially Owned(1)	Common Stock Equivalents(2)	Percent of Class(3)
Paul T. Addison	Common	25,742		*
Anthony J. Alexander	Common	806,784	44,598	*
Michael J. Anderson	Common	19,711		*
Dr. Carol A. Cartwright	Common	36,634		*
Mark T. Clark	Common	221,873	3,708	*
William T. Cottle	Common	22,645		*
Robert B. Heisler, Jr.	Common	40,316		*
Julia L. Johnson	Common	10,701	15,844	*
Charles E. Jones, Jr.	Common	96,422	8,933	*
Ted J. Kleisner	Common	14,951	8,323	*
James H. Lash	Common	45,152	15,967	*
Donald T. Misheff	Common	3,612		*
Ernest J. Novak, Jr.	Common	31,659		*
Christopher D. Pappas	Common	21,877		*
Catherine A. Rein	Common	47,781		*
George M. Smart	Common	50,912		*
Wes M. Taylor	Common	33,804		*
Leila L. Vespoli	Common	68,266	20,870	*
All Directors and Executive Officers as a Group (24 people)	Common	1,762,840	186,999	*	(3)

(1)

The amounts set forth in this column include (a) any shares with respect to which the executive officer or director may directly or indirectly have sole or shared voting or investment power, and (b) stock options with which the executive officer or director has the right to acquire beneficial ownership within 60 days of March 8, 2013, and are as follows: Alexander — 200,643 shares, Clark — 100,322 shares and all directors and executive officers as a group — 300,965 shares. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares beneficially owned. The amount for Mr. Alexander includes 105,250 shares for two sons who share his residence and 272 shares in one son’s 401(k) plan. Mr. Alexander disclaims beneficial ownership of such shares. The amount for Mr. Jones includes 7,745 shares in the 401(k) plan of his wife, for which he has shared voting and investment power.

(2)

The amounts set forth in this column represent equivalent units held in the Executive Deferred Compensation Plan and shares that have been deferred as equivalent units under the Allegheny Energy, Inc. Non-Employee Director Stock Plan and the Allegheny Energy, Inc. Amended and Restated Revised Plan for Deferral of Compensation of Directors, as discussed in this proxy statement. The value of these shares is measured by the market price of the Company’s common stock.

(3)	The percentage of shares beneficially owned by each director or executive officer, or by all directors and executive officers as a group, does not exceed one percent of the class.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows all persons of whom the Company is aware who may be deemed to be the beneficial owner (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) of more than five percent of shares of common stock of the Company as of December 31, 2012. This information is based solely on Schedule 13G filings with the SEC.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Shares Outstanding	Voting Power Number of Shares		Investment Power Number of Shares
			Sole	Shared	Sole	Shared
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	27,778,044	6.64%	27,778,044	0	27,778,044	0
Capital Research Global Investors, 333 South Hope Street, Los Angeles, CA 90071 (Capital Research Global Investors disclaims beneficial ownership of these shares)	28,100,228	6.7%	28,100,228	0	28,100,228	0
Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071 (Capital World Investors disclaims beneficial ownership of these shares)	39,467,983	9.4%	39,467,983	0	39,467,983	0
State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111	32,709,014	7.8%	0	32,709,014	0	32,709,014

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No members of the Compensation Committee (referred to in the Compensation Discussion and Analysis as the “Committee”) meet the criteria to be considered for an interlock or insider participation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included (or incorporated by reference as applicable) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and proxy statement.

Compensation Committee: Catherine A. Rein (Chair), Robert B. Heisler, Jr., Ted J. Kleisner, Christopher D. Pappas, and Wes M. Taylor

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our vision is to be a leading regional energy provider, recognized for operational excellence, customer service and our commitment to safety; the choice for long-term growth, investment value and financial strength; and a Company driven by the leadership, skills, diversity, and character of our employees.

Your Board believes that the quality, skills, and dedication of our executive officers, including our CEO, Mr. Alexander, and other NEOs, are critical elements in our ongoing ability to achieve this vision, deliver positive operating results, and enhance shareholder value. Our executive compensation program is designed to attract, motivate, retain, and reward the talented executives who can provide the performance and leadership we need to achieve success in the highly complex and competitive energy services industry. We target our NEOs’ compensation opportunities at or near the revenue-regressed 50th percentile of our peer group of energy services and general industry companies, and we did so in 2012.

However, given Mr. Alexander’s age, eligibility for retirement, personal circumstances, and the fact that he was evaluating the timing of his retirement from the Company, your Board believed it was important to shareholders and our Company to look beyond the annual compensation programs in order to solidify Mr. Alexander’s continued employment through at least the next several years.

Your Board believes Mr. Alexander is uniquely qualified to continue to direct the achievement of our strategy based on his vision for the future and strong commitment to that vision, deep understanding of the strategic direction of our Company, ability to identify opportunities to navigate market complexities, and foresight to understand the impact of potential opportunities on our Company. In support of our strategic business objectives, Mr. Alexander guided the Company through the transition to competitive generation markets in Ohio and Pennsylvania, developed our long-term retail strategy to compete in deregulated markets and led the execution of the strategy to pursue opportunities for growth that would not otherwise be available in regulated markets. He was also instrumental in pursuing our merger with Allegheny Energy, Inc. in 2010 which was consummated in February 2011. The merger created opportunities to enhance shareholder value, including repositioning our business mix to include a substantially larger regulated utility base that supports our dividend. Also, your Board believes Mr. Alexander’s 40 years of experience with the Company, including 23 years as a senior officer; his knowledge of regulatory and governmental affairs; and the relationship he has built with regulators, policy makers, investors, and employees is critically important to our success, especially during the current continuing depressed economic conditions.

Based on your Board’s view of Mr. Alexander’s contribution and importance to the achievement of our strategic business objectives, on March 20, 2012, we entered into the Alexander Agreement with Mr. Alexander. The Alexander Agreement, by its terms, is expected to incent Mr. Alexander’s service, expertise, and direction through at least the next several years. The timing provided by the Alexander Agreement creates transparency and reduces ambiguity for your Board and leadership of the Company as we execute our strategy, including our succession plans, and address the challenges of a weak economy and increasing regulations. The Alexander Agreement also subjects Mr. Alexander to certain noncompetition, nondisclosure, and nonsolicitation obligations for 24 months following any termination of service from March 20, 2012, through April 30, 2016, regardless of whether or not any portion of the restricted stock granted under the Alexander Agreement vests.

The Alexander Agreement provided a restricted stock grant of 200,000 shares of our common stock which vests in three parts over the term of the agreement, as follows: 25 percent on December 31, 2013, 25 percent on December 31, 2014, and 50 percent on December 31, 2015. Even so, the SCT is required to reflect the full amount of the restricted stock grant in the Stock Award column of the SCT in the year granted. Although the restricted stock grant represents nearly half of Mr. Alexander’s total compensation in the SCT it was not paid in 2012 and will not be paid in full until Mr. Alexander satisfies the continued employment condition through 2015, subject to vesting pursuant to the terms of the Alexander Agreement. Absent this restricted stock grant which was provided as a retention device, Mr. Alexander’s total compensation opportunity provided in 2012 as shown in the SCT was consistent with our compensation philosophy and established at the revenue-regressed 50th percentile of our peer group. In 2013, no compensation adjustment was provided to Mr. Alexander, positioning his total annual compensation opportunity at 4 percent below the regressed 50th percentile of our peer group.

Your Board believes the amount, timing, and form of the restricted stock grant provided to Mr. Alexander are appropriate and designed to support our stated objectives. The amount of the grant and the vesting schedule were determined to incent Mr. Alexander to remain employed to at least age 65, longer than the average retirement age for our executives generally. Meridian Compensation Partners, LCC (later referred to as Meridian or the consultant), the Committee’s independent external compensation consultant, provided the Board an analysis of competitive market practice regarding such awards. Based on the results of Meridian’s analysis and their guidance, your Board set the level of the grant at 200,000 shares.

As in prior years and consistent with our compensation philosophy, in 2012 Mr. Alexander’s annual compensation was significantly tied to Company performance with approximately 65 percent of his total compensation opportunity provided in at–risk performance-based components. Therefore, upon advice from Meridian, your Board determined that it was not necessary to subject the restricted stock grant to the achievement of additional performance measures. However, there exists a strong incentive for Mr. Alexander to attain improved stock price performance since the restricted stock grant is equity-based and its ultimate value will depend upon dividends reinvested and the stock price on the vesting dates. As disclosed in our 2012 Proxy Statement, your Board granted Mr. Alexander and the other NEOs restricted stock and stock options (later referred to as the Retention Awards) following the timely and successful completion of the merger with Allegheny Energy, Inc. The Retention Awards were provided to Mr. Alexander to encourage his continued employment through the merger integration period and were taken into consideration during the development of the terms of the Alexander Agreement.

When making compensation-related decisions, your Board considers the alignment of compensation programs and practices with shareholder interests including the outcome of the advisory vote to approve NEO compensation. The formulaic approaches commonly used by proxy advisory firms and certain institutional shareholders to evaluate executive compensation are considered in establishing compensation and were considered in the process of negotiating the Alexander Agreement. However, your Board does not believe formula-based assessments take into account the unique circumstances we are facing, nor should the assessments supersede the importance of securing and/or retaining the right talent to implement our strategic initiatives and the achievement of strategic business objectives.

As a matter of good governance, Mr. Smart, Chairman of the Board of Directors, and management discussed our 2012 compensation decisions and specifically the rationale for the Alexander Agreement with some of our institutional shareholders and proxy advisory firms during the fourth quarter of 2012. These conversations generally confirmed our belief that the reduction of support in favor of the advisory vote to approve NEO compensation last year was not related to the structure of our compensation plans and programs in general, but was primarily driven by the increase in compensation shown in the SCT as a result of the Retention Awards.

Your Board firmly believes the Alexander Agreement is in the best interests of our shareholders and our Company. We continue to believe, due to the leadership of Mr. Alexander, we are one of the better positioned companies in our industry to benefit from eventual increases in competitive generation market prices when economic conditions improve. Given the unique reasons for implementing the Alexander Agreement and your Board’s belief that the structure of our compensation program remains sound, your Board is requesting shareholder support of our advisory vote to approve NEO compensation (Item 3) in 2013.

Named Executive Officers

For 2012, our NEOs and their respective titles were as follows:

•	Anthony J. Alexander, President and CEO

•	Mark T. Clark, Executive Vice President and Chief Financial Officer (later referred to as our CFO)

•	Leila L. Vespoli, Executive Vice President and General Counsel

•	Charles E. Jones, Jr., Senior Vice President, FirstEnergy Service Company and President, FirstEnergy Utilities

•	James H. Lash, President, FirstEnergy Generation

Messrs. Alexander and Clark are NEOs as a result of their positions as Chief Executive Officer and Chief Financial Officer, respectively, during 2012. Ms. Vespoli and Messrs. Jones and Lash were our three most highly compensated executive officers (other than our CEO and CFO) who were executive officers at the end of 2012.

Effective January 1, 2013, Mr. Clark was named Executive Vice President, Finance and Strategy. In this capacity, Mr. Clark has responsibility to provide input for the strategic direction of the Company and oversight of the Risk, Information Technology and Supply Chain groups. He also has high level involvement in the finance area. Also effective January 1, 2013, Mr. James F. Pearson was named Senior Vice President and CFO, reporting to Mr. Clark. As the Company’s principal financial officer, Mr. Pearson has oversight of the Company’s financial reporting process, and interfaces with investors, analysts and others in the financial community. Prior to being promoted to Senior Vice President and Treasurer in August 2012, Mr. Pearson served as Treasurer of the Company since 2005. Prior to 2005, Mr. Pearson was employed in finance-related roles of increasing responsibility throughout the Company. In accordance with SEC requirements and as a result of his elevation to CFO, effective January 1, 2013, information with respect to Mr. Pearson’s 2013 compensation will be included in our proxy statement for our 2014 annual meeting of shareholders.

Compensation Setting Process

Compensation Philosophy

We believe that the quality, skills, and dedication of our executive officers, including our NEOs, are critical elements in our ongoing ability to deliver positive operating results and enhance shareholder value. The primary objectives of our executive compensation program are to attract, retain, and reward talented executives who we believe can provide performance and leadership, and also drive our success in the highly complex energy services industry. Our executive compensation program is centered on a pay for performance philosophy and is aligned with the long-term interests of our shareholders. We measure success based on our financial performance, shareholder return, operational excellence, and safety.

We generally target our NEOs’ compensation opportunity at or near the revenue-regressed 50th percentile of our peer group of energy services and general industry companies (described below) and utilize a range of 80 to 120 percent of that revenue-regressed 50th percentile to reflect 1) the NEO’s individual performance, 2) the NEO’s experience and future potential to play an increased leadership role in the Company, and 3) our desire to retain the NEO. These factors are not weighted or part of a formula, but rather provide the Board with the latitude to make adjustments to compensation based on a combination of any or all of these factors.

Our incentive plans also provide the opportunity for our NEOs to achieve above-median compensation for strong corporate and individual performance. On the other hand, if financial or operational performance does not meet specific targets, the consequence is earning below-median compensation. A significant portion of our NEOs’ actual compensation is based on corporate and business unit performance as defined by financial and operational KPIs directly linked to short-term and long-term results for key stakeholders, including shareholders and customers. Meeting or exceeding our goals in these key areas is reflected in the actual compensation paid to our NEOs and other executives.

Specifically, our NEOs total compensation package is comprised of a mix of the following elements of compensation:

•	Base salary: This represents a fixed element of compensation payable throughout the year;

•

STIP: The STIP component of compensation is entirely at-risk, with payout based entirely on business performance. The KPIs measured under the 2012 STIP focus on safety, earnings per share (later referred to as EPS), reducing our debt levels to maintain investment grade credit metrics, and additional business-unit specific goals related to operational reliability and efficiency, controlling operating and maintenance costs, and environmental responsibility. The STIP KPIs are described in more detail below;

•

LTIP: The LTIP consists of two components that are designed to reward the achievement of longer-term goals specifically linked to shareholder value: Performance shares and performance-adjusted RSUs. Performance shares, which are entirely at-risk, are earned when our three-year TSR achieves pre-established performance levels. Performance-adjusted RSUs, which are partially at-risk, are awarded based on the achievement of KPIs for EPS, safety, and an operational index that includes goals related to operational reliability and efficiency, net income, and environmental responsibility;

•	Retirement benefits and limited perquisites;

•	Severance and change in control (later referred to as CIC) benefits; and

•	If applicable, discretionary awards granted for purposes of recruitment, retention, and special recognition.

We review our compensation philosophy annually to ensure it continues to align with our goals and shareholder interests and offers competitive levels of compensation. We also evaluate the vehicles we utilize to deliver compensation, including the percentage of compensation provided through performance-based components and the effectiveness of our compensation design and programs in the achievement of our business objectives. Additionally, we annually review and establish the KPIs tied to the performance-based components of compensation to support achieving the strategic business objectives established in support of our vision.

We believe that shareholder value is impacted not only by financial measures but also by operational measures. Under our compensation design, the percentage of pay that is based on performance increases as executives’ responsibilities increase. Thus, executives with greater responsibilities for the achievement of corporate performance targets are impacted more negatively if those goals are not achieved, and conversely receive a greater reward if the goals are met or surpassed. All of the 2012 financial and operational KPIs for our NEOs are described below.

Compensation Adjustments

In 2011, the compensation opportunity provided to the NEOs was below the revenue-regressed 50th percentile of our peer group. Therefore, the Board moved the total compensation opportunity for our NEOs toward the revenue-regressed 50th percentile utilizing a gradual approach with the intention to continue this movement subsequent to the completion of the integration of Allegheny Energy, Inc. Then, in February 2012, the Committee recommended and the Board approved moving the STIP and LTIP incentive targets for our NEOs to the revenue-regressed 50th percentile of our peer group, described below. This movement positioned the NEOs within the appropriate range of the competitive data consistent with our compensation philosophy and in alignment with our NEOs performance, skills, and experience. Adjustments to STIP and LTIP incentive targets provide only the opportunity to achieve increased compensation levels based on achieving planned financial and operational KPI results in the future. In 2013, no compensation adjustments were provided to our NEOs, positioning their total annual compensation opportunity, in the aggregate, at 3 percent below the regressed 50th percentile of our peer group.

Also, in 2012, the following changes were made to certain benefits provided to the NEOs:

•

The interest rate on deferrals into the deferred compensation cash accounts was reduced from the Moody’s Corporate Long-Term Bond Yield Index Rate plus three percentage points to the Moody’s rate plus one percentage point effective January 1, 2013;

•	Company-paid financial planning and tax preparation services were eliminated effective January 1, 2013, with the exception of Mr. Alexander as provided in the Alexander Agreement; and

•	The benefits provided under the CIC Severance Plan were modified to provide a prorated STIP payout at target rather than a full STIP payout at target in the year of termination.

These changes are discussed in further detail later in this proxy statement.

Additionally, as previously disclosed, in February 2012, the Committee approved redistributing the mix of our LTIP components from 50 percent performance shares and 50 percent performance-adjusted RSUs to 33 percent performance shares and 67 percent performance-adjusted RSUs for the 2012 LTIP grants. Since the performance-adjusted RSU minimum payout of 50 percent is the equivalent of the time-based restricted stock utilized in many of our peer companies’ LTIP structures, the result of the shift in the revised LTIP is the equivalent of providing three equally-weighted LTIP components as follows: 1) a time-based component, 2) a performance-based component measured using EPS, safety, and operational performance, and 3) a performance-based component measured using TSR against a utility peer group.

The shift in the mix of the LTIP equally weights the time-based portion of RSUs, performance-based portion of RSUs, and performance shares. This mix is supported by market practice and the Committee believes this mix is appropriate. An increased focus on EPS, safety, and operational excellence supports future growth, is critical to the Company, and strengthens our capacity to achieve success as the economy rebounds. Over the past several years, favorable operating results, the successful timely completion of the merger with Allegheny Energy, Inc. and the benefits associated with that merger have been offset by the sluggish economic recovery across our service territory, including slow economic growth, and soft retail and wholesale electricity prices. The Committee believes the recommended changes in the aggregate will help drive Company performance, reinforce our compensation philosophy, strengthen our ability to attract, retain and motivate our NEOs, and align executives’ interests with shareholders.

Compensation Committee Role and Responsibility

The Committee is responsible for overseeing compensation for our executive officers, including our NEOs. The Committee’s role in setting compensation is to make recommendations to the Board for establishing appropriate base salary and incentive compensation for our executive officers, including our NEOs, in accordance with our compensation philosophy while also aligning our executives’ interests with Company and business unit performance, business strategies, and growth in shareholder value. The Committee is further responsible for administering our compensation plans in a manner consistent with these objectives. In this process, the Committee evaluates information provided by Meridian and our CEO, as discussed below. The Committee reviews the mix of compensation and the components of compensation individually and in the aggregate. The Committee also reviews current and previously awarded but unvested compensation through the use of tally sheets and accumulated wealth summaries as discussed later in this section.

With respect to our CEO’s compensation, the Committee also annually:

•	Reviews, determines, and recommends to the Board the Company’s goals and objectives with respect to CEO compensation, and

•

Makes compensation recommendations to the Board for its approval based upon the Board’s evaluation of our CEO’s performance, the competitive benchmarking data provided by Meridian, and our desire to retain the CEO.

Consultant

As noted above, the Committee employs Meridian, an independent external compensation consultant, at the Company’s expense. Meridian reports directly to the Committee. Meridian provided the Committee a representation of their independence and no conflict of interest has been determined to exist. In the representation provided to the Committee, Meridian affirmed the following:

•

Meridian does not provide other consulting services to the Company. Meridian’s services are limited to providing advice and information solely on executive and director compensation and related corporate governance matters.

•	The amount of fees paid by the Company during the 12-month period ending on December 31, 2012 represents less than 2 percent of Meridian’s total annual revenues for calendar year 2012.

•

Meridian maintains a Code of Business Conduct and Ethics Policy and Insider Trading and Stock Ownership Policy designed to prevent conflicts of interest. Annually, each partner, consultant and employee of Meridian is required to certify his or her compliance with each of the foregoing policies.

•

No Meridian partner, consultant or employee who serves the Committee has any business or personal relationship with any member of the Committee or executive officer of the Company. Meridian policies expressly prohibit a Meridian partner, consultant or employee from serving the Committee if such relationships exist.

•

No Meridian partner, consultant or employee who serves the Committee or any immediate family member of such partner, consultant or employee owns any shares of stock of the Company. Meridian policies expressly prohibit such share ownership.

Consistent with NYSE rules, the Committee has the sole authority to retain and dismiss the consultant and to approve the consultant’s fees. Meridian provides advice, independent of management, to the Committee with respect to executive and director compensation and general corporate governance matters. The Committee relies on Meridian’s expertise in benchmarking and familiarity with competitive compensation practices in the energy services and general industry sectors. In 2012, the Committee met with Meridian without management present in an executive session after each regularly scheduled Committee meeting. The Committee engages the consultant to provide an annual review of executive compensation practices of companies in our peer group including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent. In addition, the Committee may, from time to time, request advice from the consultant concerning the design, communication, and implementation of our incentive plans and other compensation programs. The services provided by Meridian to the Committee in 2012 included:

•	Advising the Committee regarding the components and the competitiveness of the Alexander Agreement;

•	Reviewing our compensation philosophy, including the alignment of our executive compensation practices with that compensation philosophy;

•	Benchmarking and analysis of competitive compensation practices for executives and directors within our industry and peer group;

•

Reviewing the description of our executive compensation practices in our annual proxy statement in light of the SEC’s requirements and apprising the Committee of its recommendations and necessary changes;

•	Reviewing share ownership guidelines;

•	Reviewing LTIP plan design;

•	Reviewing CIC benefits to ensure alignment with our compensation philosophy and competitive practice;

•

Calculating quarterly TSR relative to the companies in the EEI Index described in the Performance Share section of this proxy statement. This group of companies is used to measure our performance over a three-year performance period for the performance share component of the LTIP only; and

•	Informing the Committee of regulatory changes, market trends, and current issues with respect to executive compensation.

Benchmarking

The Committee uses competitive benchmarking to evaluate compensation practices and assist in developing compensation recommendations for each of the NEOs. In 2012, at the Committee’s request, the consultant compared our executive compensation against our peer group, an equally weighted blend of 23 U.S.-based publicly traded energy services and 72 U.S.-based publicly traded general industry companies. The peer group includes the same companies as last year excluding companies which are no longer publicly traded. The general industry companies were selected based primarily on similar revenue scope and/or geographic location. The Committee evaluated the competitive benchmarking information to determine the components of our compensation package, individually and in the aggregate, relative to the revenue-regressed 50th percentile for our peer group as described below. The competitive benchmarking data provided was based on compensation levels as of April 1, 2011. The median revenue was $11.5 billion for the energy services portion of the peer group and $13.8 billion for the general industry portion of the peer group, both less than the Company’s actual 2012 revenue of $15.3 billion. Since our annual revenue was larger than the annual revenue of a typical firm in the peer group, Meridian size-adjusted the results using regression analysis to determine market values of compensation that relate more closely to our revenue size and the discussions of such data below reflect this adjustment. Regression analysis in this context is a statistical technique used to estimate market compensation levels based on the relationship between compensation and revenue size of the underlying peer companies.

Targeted base salary and short- and long-term incentive opportunities for our NEOs were compared to the opportunities offered to executives holding similar roles in 2012 at companies in our peer group. Prior to the compensation adjustments provided in 2012, the data provided to the Committee by the consultant indicated total compensation, including actual base salary and short- and long-term incentive targets, for our NEOs, in the aggregate, was approximately 24 percent below the revenue-regressed 50th percentile of our peer group.

Compensation decisions made by the Committee regarding the individual components of compensation are considered in the aggregate and adjustments to the amounts of base salary, STIP, and LTIP incentive targets are made concurrently to achieve the target total compensation level. The percentage of total compensation allocated to each component in 2012: base salary, STIP, and LTIP is determined by the Committee and consistent with the compensation mix used by the companies in our peer group. The mix of compensation components is used to provide the NEOs with opportunities to earn compensation through a variety of vehicles, both fixed and performance-based. The mix is designed to facilitate the retention of talented executives, recognize the achievement of short-term goals, reward long-term results, and encourage equity ownership.

The energy services companies within our peer group in 2012 were as follows:

AMEREN CORP	DUKE ENERGY CORP	PG&E CORP
AMERICAN ELECTRIC POWER CO INC	EDISON INTERNATIONAL	PPL CORP
CENTERPOINT ENERGY INC	ENTERGY CORP	PROGRESS ENERGY INC
CMS ENERGY CORP	EXELON CORP	PUBLIC SERVICE ENTERPRISE GROUP INC
CONSOLIDATED EDISON INC	INTEGRYS ENERGY GROUP, INC	SEMPRE ENERGY
CONSTELLATION ENERGY GROUP INC	NEXTERA ENERGY	SOUTHERN CO
DOMINION RESOURCES INC	NISOURCE INC	XCEL ENERGY INC
DTE ENERGY CO	PEPCO HOLDINGS INC

The general industry companies within our peer group in 2012 were as follows:

3M CO	GOODYEAR TIRE & RUBBER CO	OWENS CORNING
ABBOTT LABORATORIES	H J HEINZ CO	PACCAR INC
AIR PRODUCTS & CHEMICALS INC	HALLIBURTON CO	PARKER HANNIFIN CORP
ALCOA INC	HESS CORP	PPG INDUSTRIES INC
ALTRIA GROUP, INC.	HONEYWELL INTERNATIONAL INC	PRAXAIR INC
AUTONATION, INC.	ILLINOIS TOOL WORKS INC	PROGRESSIVE CORP
AVON PRODUCTS INC	INGRAM MICRO INC	RAYTHEON CO
BAXTER INTERNATIONAL INC	INTERNATIONAL PAPER CO	REYNOLDS AMERICAN INC
BRISTOL MYERS SQUIBB CO	ITT CORP	RR DONNELLEY & SONS CO
CATERPILLAR INC	JACOBS ENGINEERING GROUP INC	SAIC, INC.
COLGATE PALMOLIVE CO	JOHNSON CONTROLS INC	SARA LEE CORP
COMPUTER SCIENCES CORP	KBR, INC.	SCHLUMBERGER LTD
CONAGRA FOODS INC	KELLOGG CO	SHERWIN WILLIAMS CO
CUMMINS INC	KIMBERLY — CLARK CORP	SUNOCO INC
DEAN FOODS CO	L 3 COMMUNICATIONS HOLDINGS INC	TEXAS INSTRUMENTS INC
DEERE & CO	MARRIOTT INTERNATIONAL INC	TEXTRON INC
DEVON ENERGY CORP	MASCO CORP	TRW AUTOMOTIVE HOLDINGS CORP
EASTMAN KODAK CO	MEDTRONIC INC	TYSON FOODS INC
EATON CORP	MOSAIC CO	UNION PACIFIC CORP
ELI LILLY & CO	MURPHY OIL CORP	VIACOM INC.
EMC CORP	NAVISTAR INTERNATIONAL CORP	VISTEON CORP
EMERSON ELECTRIC CO	NORFOLK SOUTHERN CORP	WASTE MANAGEMENT INC
GENERAL MILLS INC	OCCIDENTAL PETROLEUM CORP	WHIRLPOOL CORP
GENUINE PARTS CO	ONEOK INC	XEROX CORP

Role of Executive Officers in Determining Compensation

The CEO makes recommendations to the Committee with respect to the compensation of the NEOs (other than himself) and other executives including those identified as Section 16 Insiders under the Exchange Act. The CEO possesses insight regarding individual performance levels, degree of experience, future promotion potential, and our intentions in retaining particular senior executives. In all cases, the CEO’s recommendations are presented to the Committee for review based on the competitive benchmarking data provided by the consultant.

The Committee may, however, elect to modify or disregard the CEO’s recommendations. In 2012, after review and discussion with the CEO during a Committee meeting, the Committee decided to move compensation to revenue-regressed 50th percentile based on the Committee’s intention to move compensation toward the revenue-regressed 50th percentile subsequent to the completion of the integration of Allegheny Energy, Inc., and pursuant to our compensation philosophy, increased revenue, and the blended peer group as described above.

Neither the CEO nor any other NEO makes recommendations for setting his or her own compensation. The recommendation of the CEO’s compensation to be presented to the Board is determined in Committee meetings during an executive session with only the consultant and the Committee members present.

The CEO, the other NEOs, and our other senior executives play a role in the early stages of design and evaluation of our compensation programs and policies and setting KPIs. Because of their extensive familiarity with our business and corporate culture, these executives are in the best position to suggest programs and policies that will engage employees and provide effective incentives to produce outstanding financial and operating results for the Company and our shareholders. Additionally, these executives are the most appropriate individuals to recommend KPIs for the Committee to recommend to the Board for approval, based on their experience and knowledge of our financial and operational objectives.

Tally Sheets and Accumulated Wealth

In the first quarter of each year, the Committee is provided with a comprehensive summary of all components of total compensation, including base salary, health and welfare benefits, current year STIP and LTIP grants, earnings on deferred compensation, Company matching contributions to the Savings Plan, financial and tax planning benefits, limited personal use of the Company aircraft, if applicable, and STIP and LTIP payouts (actual and projected, as appropriate) for the current year as well as under several termination scenarios (i.e., voluntary resignation, retirement, involuntary separation, termination following a CIC, death, and termination for cause) for the NEOs. The primary purpose of these tally sheets is to summarize the individual elements of each NEO’s compensation and the estimated value of compensation that would be received by the NEO in the event of a termination of employment to enable the Committee to determine whether total compensation provided and such potential payouts are appropriate.

The Committee also reviews a report for the NEOs which provides a historical summary of accumulated wealth for each NEO. The report shows granted and realized compensation by component of compensation: base salary, STIP and LTIP payouts and unvested grants, realized values of exercised options, and the value of discretionary awards.

Based on its review of the tally sheets and summary of accumulated wealth report, the Committee determined that the total compensation provided (and, in the case of termination scenarios, the potential payouts) is appropriate and consistent with our compensation philosophy. Accordingly, in 2012, the Committee did not make any adjustments to compensation or programs in light of the review of these reports.

Components of Compensation

The following graphic represents the average compensation opportunity mix provided to our NEOs, in the aggregate, under our annual compensation plans in 2012.

Total Compensation Opportunity

The following chart represents the total compensation opportunities provided to our NEOs under our annual compensation plans in 2012 and approved for 2013.

			LTIP Target
	Base Salary	STIP Target	Performance Shares	Performance-Adjusted RSUs	Total
Anthony J. Alexander	$1,340,000	$1,742,000	$2,532,600	$5,159,000	$10,773,600
Mark T. Clark	$735,000	$624,750	$676,200	$1,381,800	$3,417,750
Leila L. Vespoli	$685,000	$548,000	$445,250	$911,050	$2,589,300
Charles E. Jones, Jr.	$600,000	$420,000	$426,000	$858,000	$2,304,000
James H. Lash	$550,000	$385,000	$324,500	$654,500	$1,914,000

Base Salary

The NEOs are each paid a base salary to provide a fixed amount of cash compensation. The non-CEO NEOs’ base salaries are reviewed annually by the CEO, the Committee, and the Board. The CEO’s base salary is reviewed annually by the Committee and the Board. The consultant provides the Committee with the competitive benchmarking data at the revenue-regressed 50th percentile of our peer group for each NEO’s position in January of each year.

As previously disclosed, utilizing the competitive data for the peer group in accordance with the Committee’s intention to move the NEO’s compensation opportunity to the revenue-regressed 50th percentile of our peer group consistent with the compensation philosophy and subsequent to the completion of the integration of Allegheny Energy, base salary increases for certain NEOs, effective March 4, 2012, were approved by the Board as follows: Mr. Clark — from $685,000 to $735,000; Ms. Vespoli — from $560,000 to $685,000; Mr. Jones — from $540,000 to $600,000; and Mr. Lash — from $465,000 to $550,000. No increase was provided to Mr. Alexander because his base salary was at the revenue-regressed 50th percentile. Based on the competitive data, the 2012 compensation adjustments result in base salary for our NEOs as a group at 96 percent of the revenue-regressed 50th percentile for comparable executives in our peer group, within the range of 80-120 percent of peer group revenue-regressed 50th percentile consistent with our compensation philosophy. The competitive benchmarking data provided was based on compensation levels as of April 1, 2011. While the competitive data is used as the foundation for setting compensation levels, consideration in determining the base salary adjustments were given to individual performance and experience, historical compensation adjustments, and the tenure of the NEO.

The increases for Mr. Clark and Ms. Vespoli were based on movement to the revenue-regressed 50th percentile of the competitive base salary data to reflect their sustained exceptional performance and the increased scope of their responsibilities following the Allegheny Energy, Inc. merger. The increases for Mr. Jones and Mr. Lash were based on the increased scope of work after the Allegheny Energy Inc. Merger including the successful integration of the former Allegheny Energy Inc. assets and employees, as well as their performance and significant experience in their respective roles.

Short-Term Incentive Program

The STIP provides annual cash awards to executives whose contributions support the achievement of our financial and operational KPIs. The STIP supports our compensation philosophy by linking KPIs to business strategy and objectives. As such, executive awards are directly connected to KPIs associated with Company and business unit success.

The Committee annually reviews STIP target opportunity levels for the NEOs, which are expressed as a percentage of base salary. During the first quarter of each year, adjustments to STIP target opportunity levels for the current year are made when appropriate and warranted by competitive market practices. The STIP targets are set at or near the revenue-regressed 50th percentile target payout of our peer group with the potential to achieve total cash compensation above the revenue-regressed 50th percentile target payout of the peer group if our performance is superior. However, the STIP payout will be zero if our performance is below threshold. As an executive’s responsibility increases, a greater percentage of his or her annual incentive is linked to our Company’s financial performance, rather than operational business unit performance. Executives are evaluated based on KPIs applicable to the Company and their responsibilities within our organization.

In 2012, based on the Committee’s recommendation, the Board approved moving the STIP incentive targets for certain NEOs to the revenue-regressed 50th percentile of our peer group. This resulted in the following increases in STIP target incentive opportunities (expressed as a percentage of base salary: Mr. Alexander from 125 percent to 130 percent, Ms. Vespoli from 75 percent to 80 percent, and Messrs. Jones and Lash from 65 percent to 70 percent. Based on the revenue-regressed 50th percentile, Mr. Clark’s STIP incentive target remained at 85 percent. These adjustments to STIP incentive targets provide only the opportunity to achieve increased compensation levels based on achieving planned financial and operational results in the future.

2012 KPI Weightings

The weightings of financial and operational KPIs are determined by the Committee and approved by the Board at the beginning of each year. The weightings for each NEO are specifically determined to correspond to the responsibility of each NEO to the particular KPIs based on his or her role within the organization. Awards for the STIP based on financial KPIs range from 50 percent of target for performance at threshold to 200 percent of target for performance at stretch. Awards for the STIP based on operational KPIs range from 50 percent of target for performance at threshold to 150 percent of target for performance at stretch. The financial performance range is weighted more heavily than the operational performance range if goals are surpassed to focus attention on our financial results. In 2012, the KPI weightings for the NEOs were:

	Alexander	Clark	Vespoli	Jones	Lash

Financial	80%	70%	70%	70%	55%
Earnings Per Share (EPS)	70%	60%	60%	60%	45%
Debt-to-Capitalization Ratio(1)	10%	10%	10%	10%	10%

Safety/Operational	20%	30%	30%	30%	45%
Safety(2)	10%	10%	10%
Operational Performance Index(3)	10%	10%	10%
Corporate Support Financial(4)		10%	10%
Energy Delivery Safety(2)				10%
T&D Reliability Index(5)				10%
FEU/FET Net Income(6)				10%
INPO(7)					15%
FES Net Income(6)					10%
Generation Performance Index(8)					10%
Nuclear Safety(2)					5%
Fossil Safety(2)					5%

(1)	Measures debt levels.

(2)	Performance as measured by the Occupational Safety and Health Administration (later referred to as OSHA) Incident Rate.

(3)

Seven key operating metrics: Business Unit Net Income; System Average Interruption Duration Index (later referred to as SAIDI); Transmission Outage Frequency (later referred to as TOF); May-September Fossil Supercritical Equivalent Availability (later referred to as EA); Nuclear Forced Loss Rate (later referred to as FLR); the Institute of Nuclear Power Operations (later referred to as INPO) Index; and Environmental Excursions. Metrics are measured by points awarded for attaining a specified level of performance for each component based on year-to-date performance. All components are weighted equally.

(4)	Measures achieving and maintaining direct operating and maintenance costs within the established Company budget levels.

(5)

Measured by points awarded for attaining a specified level of performance for transmission and distribution reliability based on year-to-date performance. The two measures are SAIDI and TOF. The components are weighted equally.

(6)	Measured as revenues less operating expenses.

(7)	Performance as measured by 12 indicators used by INPO.

(8)

Measured by points awarded for attaining a specified level of performance for each component based on year-to-date performance. The three measures are FLR, EA, and Environmental Excursions. The components are weighted equally.

Financial Measures

Financial performance is the most heavily weighted measure in determining STIP payouts for our NEOs as described in the chart earlier in this proxy statement. EPS was chosen as one of our two financial KPIs for 2012 because it impacts shareholder value and is designed to align executive compensation to shareholder interests. We use EPS as a measure because increases in EPS indicate growth of the business and a corresponding increase in the value of our shareholders’ investment. Additionally, EPS is commonly used by financial analysts and investors as a measure of general financial and operational health. The Debt to Capitalization KPI was chosen for 2012 to measure how the Company is financing its activities. This KPI is consistent with our focus on strengthening our balance sheet and financial position and designed to provide support for maintaining our investment grade metrics.

Safety and Business Unit Operational Measures

Safety Performance for the Company and each business unit is measured by the OSHA incident rate and is a performance measure for all of our employees. Safety is a core value and is tied to our STIP and LTIP because of its importance and potential to impact our employees and other stakeholders. The OSHA performance measure tracks the number of OSHA reportable incidents in 2012 per 100 employees. OSHA performance at stretch level is established at top-decile and target is established at top-quartile performance based on the EEI 2010 Health & Safety Survey of all EEI companies. Threshold is the equivalent OSHA rate for all EEI companies participating in the survey. In the event of a fatality within the business unit of an NEO, no safety award will be paid to either the NEO or CEO for the applicable year regardless of the OSHA incident rate.

The INPO Index measures nuclear performance based on twelve nuclear performance indicators as designated by INPO. The Corporate Support goal relates to achieving and maintaining direct operating and maintenance costs within the established Company budget levels. The Operational Performance Index is based on the seven operating metrics referred to in the table above. Each component is weighted equally. Operational performance measures include business unit net income, average total duration of distribution outage minutes (SAIDI), average number of transmission outages (TOF), unplanned nuclear energy losses (FLR), the amount of supercritical fossil generation that was not available from May through September versus the amount of time a generation unit was requested to be operating (EA), environmental excursions, and INPO Index, all of which are intended to align executive and customer interests by improving service and reliability. Also, to continue to meet reliability standards, the Transmission & Distribution (later referred to as T&D) Reliability Index was first established in 2010. The T&D Reliability Index includes SAIDI and TOF. FirstEnergy Utilities/FirstEnergy Transmission and FirstEnergy Solutions Net Income is defined as revenues less operating expenses. The Generation Performance Index includes FLR, EA, and environmental excursions. The Environmental Excursions KPI measures fossil and nuclear environmental issues, related to air emissions, water discharges, and unauthorized releases.

We establish threshold, target, and stretch levels for KPIs based on earnings growth aspirations and achieving continuous improvement in operational performance. STIP awards are not paid if threshold EPS performance is not achieved. Awards for specific goals are not paid unless threshold performance is achieved. Stretch performance levels are designed to encourage superior performance. In 2012, the threshold, target, stretch, and actual KPI results for the NEOs were:

	Threshold	Target	Stretch	Actual Result	Result
Financial
Earnings Per Share (EPS) (GAAP)	$1.81	$1.96	$2.11	$1.85
Mark-To-Market Adjustments	$0.80	$0.80	$0.80	$0.80
Regulatory Charges	$0.08	$0.08	$0.08	$0.08
Trust Securities Impairment	$0.02	$0.02	$0.02	$0.02
Income Tax Legislative Changes	$0.08	$0.08	$0.08	$0.08
Merger Transaction/Integration Costs	$0.04	$0.04	$0.04	$0.04
Impact of Non-Core Asset Sales/Impairments	$0.03	$0.03	$0.03	$0.03
Merger Accounting — Commodity Contracts	$0.13	$0.13	$0.13	$0.13
Plant Closing Costs	$0.29	$0.29	$0.29	$0.29
Restructuring Costs	$0.02	$0.02	$0.02	$0.02

Normalized EPS (Non-GAAP)	$3.30	$3.45	$3. 60	$3.34	Above Threshold
Debt-to-Capitalization Ratio	57.00%	55.00%	53.00%	59.50%	Below Threshold

Safety/Operational
Safety	1.82	1.00	0.78	0.97	Above Target
Operational Performance Index	3	6	10	8.72	Above Target
Corporate Support Financial	$495.00	$476.00	$457.00	$470.00	Above Target
Energy Delivery Safety	2.43	1.38	1.08	1.44	Below Target
T&D Reliability Index	1.00	2.00	2.75	2.31	Above Target
FEU/FET Net Income	$980.00	$1,020.00	$1,051.00	$1,092.00	Stretch
INPO	85.10	88.60	91.10	90.50	Above Target
FES Net Income	$514.00	$531.00	$562.00	$479.00	Below Threshold
Generation Performance Index	1.00	2.50	4.25	3.88	Above Target
Nuclear Safety	0.43	0.28	0.14	0.18	Above Target
Fossil Safety	1.71	1.17	0.86	0.75	Stretch

In February 2013, based on actual 2012 KPI results, the Committee recommended and the Board approved Mr. Alexander’s 2012 STIP award of $1,005,796. The remaining NEOs’ 2012 awards were approved as follows: Mr. Clark — $460,223; Ms. Vespoli — $403,684; Mr. Jones — $273,298; and Mr. Lash — $298,114.

Long-Term Incentive Program

The LTIP is an equity-based program designed to reward executives for the achievement of Company goals that are linked to increasing long-term shareholder value over a three-year period. The three-year performance period encourages retention because awards are prorated or forfeited if an executive leaves prior to the end of the performance period, as shown in the 2012 Post-Termination Compensation and Benefits table later in this proxy statement. During the first quarter of each year, the Committee reviews and recommends to the Board LTIP target opportunities for our NEOs as appropriate and warranted by competitive market practice considerations. Target opportunities are expressed as a percentage of base salary and are determined by competitive benchmarking data, which accounts for the differences among the NEOs and from prior years.

In 2012, based on the Committee’s recommendation and philosophy of moving compensation to the revenue-regressed 50th percentile, the Board approved moving the LTIP incentive targets for certain NEOs to the revenue-regressed 50th percentile of our peer group. This resulted in the following increases in LTIP target incentive opportunities (expressed as a percentage of base pay): Mr. Alexander from 400 percent to 574 percent, Mr. Clark from 186 percent to 280 percent, Ms. Vespoli from 186 percent to 198 percent, and Mr. Jones from 178 percent to 214 percent. Mr. Lash’s LTIP target incentive opportunity remained at the revenue-regressed 50th percentile of 178%. These adjustments to LTIP incentive targets provide only the opportunity to achieve increased compensation levels based on achieving planned financial and operational results in the future.

When allocating total compensation for the NEOs, LTIP targets are weighted more heavily than the other components to ensure executive and shareholder interests are aligned by linking payouts to performance measures that directly impact long-term shareholder value. Also, as described below, the LTIP is designed to encourage sustained performance levels. Additionally, because performance shares and RSUs are denominated in shares of our common stock, their value reflects changes in our stock price, further aligning our NEOs’ interests with the long-term interests of shareholders. LTIP awards granted in 2012 are subject to forfeiture or proration if employment is terminated prior to the end of the performance period (as shown in the 2012 Post-Termination Compensation and Benefits table later in this proxy statement).

Performance Shares

Our performance share program provides the NEOs and our other executives with the opportunity to receive awards based on our TSR over a three-year period relative to the TSRs of the companies in the EEI Index. There are approximately 50 companies in the EEI Index. The EEI Index represents a larger group of energy services companies than the energy services peer group we use for benchmarking total compensation, allowing us to compare our performance to the performance of the broader industry. TSR is the total return of one share of common stock to an investor (capital gains plus dividends) and assumes that an investment is made at the beginning of the three-year period and all dividends are reinvested throughout the entire three-year period. The Committee believes it is important to emphasize not only our internal performance measures but also our performance relative to our industry peers. TSR is used to encourage the NEOs to develop and implement business strategies that will allow our TSR to outperform that of the broader energy services industry over time and to reward executives when TSR goals are achieved.

Performance shares for the 2010-2012 performance cycle were granted in 2010. For that performance cycle, our TSR relative to the TSR of the EEI Index company ranked below the 40th percentile (i.e., the threshold goal) resulting in no performance share payouts for the 2010-2012 cycle.

Performance-Adjusted Restricted Stock Units

Performance-adjusted RSUs are designed to focus participants on key financial and operational measures that drive our success and foster management ownership. The performance measures are EPS, Safety, and the Operational Performance Index. While the measures are the same as used for a portion of the STIP, for performance-adjusted RSUs these measures are tracked over a three-year period thereby focusing on sustainability. These measures are considered by the Committee to be fundamental to our long-term success and financial health, and for that reason, are tied to both the STIP and the LTIP. These key metrics are independent and equally weighted. The actual number of shares issued at payout ranges from a minimum of 50 percent to a maximum of 150 percent of the units granted. The minimum payout level serves as a retention tool and provides another means of achieving compensation for our executives at or near revenue-regressed 50th percentile. If FirstEnergy’s average annual performance meets or exceeds target on all three measures, 50 percent more shares will be awarded at the end of the three-year performance cycle. If FirstEnergy’s average annual performance is below target on all three measures, 50 percent fewer shares will be awarded at the end of the three-year performance cycle. If FirstEnergy’s average annual performance meets or exceeds target on some of the measures but falls short of target on others, the number of shares originally granted will be awarded at the end of the three-year performance cycle.

The target and actual results for the 2010-2012 performance-adjusted RSU cycle were:

	2010		2011		2012		Average		Result
	Target	Result	Target	Result	Target	Result	Target	Result
Earnings Per Share	$3.65	$3.77	$3.35	$3.64	$3.45	$3.34	$3.48	$3.58	Above Target
Safety(1)	1.05	0.92	1.19	1.12	1.00	0.97	1.08	1.00	Above Target
Operational Performance Index	5.00	1.50	6.00	7.06	6.00	8.72	5.67	5.76	Above Target

(1)	In contrast to the other performance measures, with respect to Safety, the lower the result, the better the performance.

For the three-year cycle, the Company achieved above target-level performance on all three measures. Since the average of the actual performance exceeded the average target performance on all three measures, the initial grants made in 2010 plus all dividend equivalent units accrued were paid at 150 percent. In March 2013, the performance-adjusted RSUs granted in 2010 were paid in shares of our common stock as follows: Mr. Alexander — 111,672 shares; Mr. Clark — 26,942 shares; Ms. Vespoli — 20,786 shares; Mr. Jones — 20,591 shares; and Mr. Lash — 14,478 shares. The Committee may not adjust awards upward. The Committee retains the discretion to adjust awards downward, either on a formula or discretionary basis or a combination of the two, as the Committee determines.

Realized Compensation

We provide this alternative view of 2012 NEO compensation as a supplement to, not as a substitute for, the Summary Compensation Table (SCT) that appears on page 49 because the realized compensation view reflects the actual compensation provided to our NEOs in 2012 and demonstrates the performance-based structure of our executive compensation program. Our NEOs were paid only a portion of the total compensation opportunity provided under our annual compensation plans based on performance during 2010 through 2012, as follows:

	Base Salary	STIP	Performance Shares	Performance-Adjusted RSUs	Total Compensation
Anthony J. Alexander	$1,340,000	$1,005,796	$0	$4,588,439	$6,904,235
Mark T. Clark	$735,000	$460,223	$0	$1,099,769	$2,294,992
Leila L. Vespoli	$685,000	$403,684	$0	$848,480	$1,937,164
Charles E. Jones, Jr.	$600,000	$273,298	$0	$840,523	$1,713,821
James H. Lash	$550,000	$298,114	$0	$590,959	$1,439,073

Additionally, concurrent with the execution of the Alexander Agreement and in accordance with the original terms of the grant, the Board exercised its discretion and fully vested the outstanding restricted stock grant provided to Mr. Alexander on February 27, 2006. As disclosed last year, the Board granted Mr. Alexander and the other NEOs Retention Awards in conjunction with the extraordinary circumstances of the merger with Allegheny Energy, Inc. On December 31, 2012, the restricted stock portion of the Retention Awards provided to Mr. Alexander and the other NEOs vested.

Long-Term Incentive Program Grants

The issuance of grants of performance shares and performance-adjusted RSUs is approved at the regularly scheduled February Committee and Board meetings after target levels are evaluated and determined considering the competitive data and prior-year Company performance. Performance shares have a January 1 effective date. We average high and low stock prices over a full month in computing grants and awards of performance shares in an attempt to minimize stock price volatility that might otherwise distort grant or payout amounts if we looked only at a single computation date, such as, for example, the grant date or the last or first trading day of a relevant year or month. The grant date for performance-adjusted RSUs is the actual grant date on or about March 1. We use the average of the high and low prices of our common stock as of the date of grant for awarding the performance-adjusted RSUs. Any equity grants awarded in proximity to an earnings announcement or other market event are coincidental.

The Grants of Plan-Based Awards table provides the amount of performance shares and performance-adjusted RSUs granted to each NEO in 2012 based on the percentage of base salary provided earlier in this proxy statement. Additional details regarding the 2012-2014 LTIP grants are provided in the narrative following the Grants of Plan-Based Awards table.

Retirement Benefits

We offer retirement benefits to all of our NEOs, through our Qualified and Nonqualified Supplemental Plans under the FirstEnergy Corp. Pension Plan and the Executive Deferred Compensation Plan (later referred to as the EDCP), respectively. The Qualified Plan benefit is based on earnings, length of service, and age at retirement and is considered a defined benefit plan under the Code. The Qualified Plan is subject to applicable federal and plan limits. The Nonqualified Supplemental Plan has similarities to the Qualified Plan, but is designed to provide a comparable benefit to executives without the restriction of federal and plan limits and as a method to provide a competitive retirement benefit.

Additionally, Mr. Alexander, Mr. Clark, Ms. Vespoli, and Mr. Jones also participate in the FirstEnergy Supplemental Executive Retirement Plan (later referred to as the SERP). Historically, participation in the SERP was provided to certain key executives as part of the integrated compensation program intended to attract, motivate, and retain top executives who are in positions to make significant contributions to our operations and profitability for the benefit of our customers and shareholders. Participation in the SERP requires approval of the Committee, and no executives have been added to the program since 2001. Retirement benefits are further discussed in the narrative section following the Pension Benefits table later in this proxy statement.

Executive Deferred Compensation Plan

Executives, including the NEOs, may also elect to defer a portion of their compensation into the EDCP. The EDCP offers executives the opportunity to accumulate assets, both cash and our common stock, on a tax-favored basis. The EDCP is part of our integrated executive compensation program to attract, retain, and motivate key executives who are in positions to make significant contributions to our operations and our profitability. Deferrals may be made to the EDCP cash account or stock account.

Interest earnings on deferrals into the deferred compensation cash accounts of executives are provided as an incentive for executives to defer base salary and short-term incentive awards. Historically, the interest rate on deferrals into the deferred compensation cash accounts was based on the Moody’s Corporate Long-Term Bond Yield Index rate plus three percentage points. In 2012, the interest rate was 8.26 percent. In general, nonqualified deferred compensation plans for executives remain prevalent and a fixed rate fund investment option is typically offered within these plans. However, the fixed rate is typically lower than the Company’s rate. Therefore, in 2013, the interest rate on deferrals into the deferred compensation cash accounts was reduced to Moody’s Corporate Long-Term Bond Yield Index rate plus one percentage point. In 2013, the interest rate is 5.29 percent. Any above-market interest earnings are included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the SCT. The EDCP is discussed in more detail in the narrative section following the Nonqualified Deferred Compensation table later in this proxy statement.

Personal Benefits and Perquisites

In 2012, our NEOs were eligible to receive limited perquisites, including Company-paid financial planning and tax preparation services, and limited personal use of the corporate aircraft described in the SCT. For 2013, Company-paid financial planning and tax preparation services for the NEOs, with the exception of Mr. Alexander as provided in the Alexander Agreement, have been eliminated.

Pursuant to the direction of the Board, Mr. Alexander is required to use our corporate aircraft for all personal and business travel for security purposes. With CEO approval, other executives including the NEOs, may from time to time, use our corporate aircraft for personal travel. We have a written policy that sets forth guidelines regarding the personal use of the corporate aircraft by executive officers and other employees.

The Committee believes these perquisites are reasonable, competitive, and consistent with our overall compensation philosophy.

Share Ownership Guidelines

We believe it is critical that the interests of executives and shareholders are clearly aligned. Therefore, our Board has adopted stock ownership guidelines that are intended to promote meaningful stock ownership by our executives. These guidelines specify the value of Company shares that our executives must accumulate within five years of becoming an executive officer of the Company. The specific share holding guidelines are based on a multiple of an executive officer’s base salary, with the higher multiples applicable to the executives having the highest levels of responsibility. The share ownership multiples for our NEOs are as follows: Mr. Alexander: six times base salary; Mr. Clark and Ms. Vespoli: four times base salary; and Messrs. Jones and Lash: three times base salary.

The Committee conducted its annual review of the share ownership guidelines at the February 2012 meeting. Based on this review, it was determined that the guidelines were generally higher for executives as compared to the competitive practice. For 2012, the following directly and indirectly held shares were included in determining whether a NEO met his/her ownership guidelines:

•	Shares directly or jointly owned in certificate form or in a stock investment plan,

•	Shares owned through the Savings Plan,

•	Brokerage shares,

•	Shares held in the EDCP, and

•	RSUs granted through the LTIP.

Each NEO has met his or her share ownership guidelines. The Security Ownership of Management table earlier in this proxy statement shows the shares held by each NEO as of March 8, 2013. Although the Committee established share ownership guidelines for executives, such equity ownership is not considered when establishing compensation levels. However, the Committee does review previously granted awards, both vested and unvested, that are still outstanding on a regular basis through the use of the tally sheets and the summary of accumulated wealth report described earlier. Our Insider Trading Policy strongly recommends that executive officers refrain from hedging their economic exposure to our common stock that they own.

Severance Benefits Upon an Involuntary Separation

Consistent with competitive practice, in the event of an involuntary separation, Mr. Alexander’s severance benefit would be determined by the Committee and approved by the Board. The other NEOs are covered in the event of an involuntary separation under the FirstEnergy Corp. Executive Severance Benefits Plan (later referred to as the Severance Plan) when business conditions require the closing of a facility, corporate restructuring, a reduction in workforce, or job elimination. Benefits under the Severance Plan are also offered if an executive rejects a job assignment that would result in a material reduction in current base salary; would require the executive to make a material relocation from his or her current residence for reasons related to the new job; or would result in a material change in the executive’s daily commute from the executive’s current residence to a new reporting location. Any reassignment which results in the distance from the executive’s current residence to his or her new reporting location being at least 50 miles farther than the distance from the executive’s current residence to his or her previous reporting location is considered material. The Severance Plan provides three weeks’ base pay for each full year of service with a minimum benefit of 52 weeks of base salary and maximum benefit of 104 weeks of base salary. Additionally, executives who elect continuation of health care for the severance period will be provided this benefit at active employee rates and must also pay taxes on any amount in excess of what employees with the same level of service would receive under the FirstEnergy Employee Severance Benefits Plan.

Change In Control

The NEOs are provided benefits under the FirstEnergy Corp. Change in Control Severance Plan (later referred to as the CIC Severance Plan) through December 31, 2014. Change in Control severance benefits are provided to ensure that certain executives are free from personal distractions in the context of a potential change in corporate control, when the Board needs the objective assessment and advice of these executives to determine whether a potential business combination is in our best interests and those of our shareholders. The CIC Severance Plan provides the payment of severance benefits if the individual’s employment with us or our subsidiaries was terminated under specified circumstances within two years after a CIC of the Company. Circumstances defining a CIC are explained in the Potential Post-Employment Payments section later in this proxy statement. In September of each year, the terms of the CIC Severance Plan are typically reviewed by Meridian to ensure they are consistent with competitive practice and market trends. As a result of this review, as previously disclosed, in September 2012, the benefits provided under the CIC Severance Plan were modified to provide a prorated STIP payout at target rather than a full STIP payout at target in the year of termination following a CIC. A detailed representation of the termination benefits provided under a CIC scenario as of December 31, 2012, is provided in the Potential Post-Employment Payments table later in this proxy statement.

Impact of Regulatory Requirements on Compensation

The Committee is responsible for addressing pay issues associated with Section 162(m) which limits the tax deduction to $1 million for certain compensation paid to the NEOs (other than the CFO). Through the Committee, we attempt to qualify executive compensation as tax deductible to the fullest extent feasible and where we believe it is in our best interest and the best interest of our shareholders. However, we do not permit this tax provision to distort the effective development and execution of our compensation program. Thus, the Committee is permitted to and will continue to exercise discretion in those instances where satisfaction of tax law requirements could compromise the interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Risk Assessment of Compensation Programs

We conducted an assessment of the risks associated with our compensation policies, practices, and programs for employees, paying particularly close attention to those programs that allow for variable payouts where an employee may potentially be able to influence payout factors in those programs. Based on this assessment, we concluded that the risks associated with our compensation policies and practices are unlikely to have a material adverse effect on the Company. We designed our compensation programs to incent employees while supporting our pay-for-performance compensation philosophy which aligns our executives’ interests with the long-term interests of our shareholders without encouraging excessive risk taking. In this regard, our compensation structure contains various features intended to mitigate the taking of excessive risk. These features include, among others:

•	The mix of compensation among base salary, and short- and long-term incentive programs is not overly weighted toward short-term incentives, and thus, does not encourage excessive risk taking;

•

Our annual incentive compensation is based on multiple, diversified performance metrics, including financial, safety/operational, and business unit measures that are consistent with our long-term goals;

•

Our long-term incentive compensation consists of performance shares and performance-adjusted RSUs which include components that are paid based on results over a multi-year performance period and vest over a three-year period, thus emphasizing the achievement of performance over time;

•

The Committee oversees our compensation policies and practices and is responsible for reviewing, approving and/or recommending approval by the Board, where necessary, for executive compensation including annual incentive compensation plans applicable to senior management employees and other compensation plans, as appropriate; and

•	Our executives are required to own a specified level of shares in order to comply with share ownership guidelines, encouraging a long-term focus on enhancing shareholder value.

Additionally, the Chief Risk Officer participated in the discussion with senior management regarding the establishment of goals and their weightings and measurements for our short- and long-term incentive compensation programs and the 2012 performance results. The Chief Risk Officer provided his opinion to the Committee that:

•	The measurement of 2012 performance results was conducted in accordance with prescribed methodologies and preclude any beneficiary from controlling the calculation;

•	Proposed goals would not create inappropriate incentives or inadvertently encourage willingness to embrace risk exposures other than those we encounter in the normal course of our business;

•	By avoiding individually based goals or goals applicable only to a small group of employees, the risk of encouraging inappropriate behavior is greatly mitigated; and

•	There are adequate controls in place so that the beneficiary of any incentive payout cannot unilaterally control the measurement methodology.

For additional information regarding the Company’s risk management process and the Board’s role in risk oversight, see the related discussion in the Corporate Governance and Board of Directors Information section of this proxy statement.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2012, December 31, 2011, and December 31, 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony J. Alexander	2012	$1,340,000	$17,466,956	$0	$1,005,796	$3,448,771	$49,306	$23,310,829
	2011	$1,340,000	$9,135,872	$882,829	$2,872,416	$4,028,743	$69,035	$18,328,895
	2010	$1,328,404	$4,890,717	$0	$2,468,950	$2,883,006	$56,580	$11,627,657

Mark T. Clark	2012	$724,423	$2,182,987	$0	$460,223	$2,237,253	$8,025	$5,612,910
	2011	$678,269	$2,829,245	$441,417	$1,021,921	$1,704,055	$13,414	$6,688,321
	2010	$650,000	$1,176,968	$0	$747,338	$988,592	$16,082	$3,578,980

Leila L. Vespoli	2012	$658,558	$1,438,699	$0	$403,684	$1,809,466	$29,186	$4,339,594
	2011	$554,231	$2,290,989	$703,054	$737,153	$1,241,873	$17,853	$5,545,153
	2010	$530,000	$912,827	$0	$609,368	$797,386	$33,921	$2,883,502

Charles E. Jones, Jr.	2012	$587,308	$1,362,340	$0	$273,298	$1,635,983	$9,416	$3,868,345
	2011	$537,115	$1,940,891	$404,495	$564,891	$1,343,945	$8,496	$4,799,833
	2010	$508,077	$904,255	$0	$519,042	$634,952	$13,638	$1,945,013

James H. Lash	2012	$532,253	$1,038,658	$0	$298,114	$1,086,325	$10,475	$2,965,825

(1)

The amounts set forth in the Stock Awards column represent grants provided under the Plan at the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 “Stock Compensation” and based on target performance. For Mr. Alexander, amount set forth in the Stock Awards column for 2012 includes the full amount of the restricted stock grant provided under the Alexander Agreement as follows: $9,308,034. This award will not be paid in full until Mr. Alexander satisfies the continued employment condition through 2015 subject to vesting pursuant to the terms of the Alexander Agreement. Absent this restricted stock grant which was provided as a retention device, Mr. Alexander’s total compensation opportunity provided in 2012 as shown in the SCT was consistent with our compensation philosophy and established at the revenue-regressed 50th percentile of our peer group. The assumptions used in determining values for the 2012 fiscal year are reflected in Note 3 to the Combined Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2013. The grant date fair value at maximum for each of the NEOs is as follows: Alexander: $22,949,027; Clark: $3,648,993; Vespoli: $2,404,650; Jones: $2,279,459; and Lash: $1,737,706. These awards are not payable to the executive until the vesting date or other qualifying event shown in the 2012 Post-Termination Compensation and Benefits table described later in this proxy statement.

(2)	The amounts set forth in the Non-Equity Incentive Plan Compensation column were earned under the STIP in the year presented and paid in the first quarter of the following year.

(3)

The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the aggregate increase in actuarial value to the executive officer of all defined benefit and actuarial plans (including supplemental plans) accrued during the year and above-market earnings on nonqualified deferred compensation. The change in values for the pension plans are as follows: Alexander: $3,339,211; Clark: $2,177,928; Vespoli: $1,749,774; Jones: $1,628,784; and Lash: $1,051,078. The change in pension value is heavily dependent on the discount rate and mortality assumptions and does not represent the actual value of the change in pension benefit accrued by the NEO during the year. The formula used to determine the above market earnings equals (2012 total interest x {difference between 120 percent of the Applicable Federal Rate for long-term rates (AFR) and the plan rate} divided by the plan rate). The above market earnings on nonqualified deferred compensation are as follows: Alexander: $109,560; Clark: $59,325; Vespoli: $59,692; Jones: $7,199; and Lash: $35,247.

(4)

The amounts set forth in the All Other Compensation column include compensation not required to be included in any other column. This includes matching Company common stock contributions under the Savings Plan for all of the NEOs of $7,500 each.

In addition, certain executives are eligible to receive limited perquisites. In 2012, the NEOs were provided: (1) financial planning and tax preparation services for Alexander and Vespoli of $11,370 and $9,265, respectively; (2) charitable matching contributions for Vespoli and Jones; (3) premiums for the group personal excess liability and life insurance for all NEOs; and (4) personal use of the corporate aircraft for Alexander, Vespoli, Jones, and Lash.

Of the All Other Compensation column amounts, $29,911 is included for Mr. Alexander, $9,396 for Ms. Vespoli, $891 for Mr. Jones, and $2,450 for Mr. Lash related to their personal use of the corporate aircraft. For security reasons, the Board requires Mr. Alexander to use the corporate aircraft for all travel. The value of the corporate aircraft is calculated based on the aggregate variable operating costs to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees, and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilots’ salaries, the amortized costs of the Company aircraft, and the cost of maintenance not related to trips are excluded. Executive officers’ spouses and immediate family members may accompany executives on Company aircraft using unoccupied space on flights that were already scheduled, and we incur no aggregate incremental cost in connection with such use. Unless otherwise quantified in footnote 4, the amount attributable to each perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10 percent of the total amount of perquisites received by each NEO.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

The following table summarizes the stock awards granted to our NEOs during 2012 as well as threshold, target, and maximum amounts payable under the STIP.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant/Payout Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony J. Alexander	Short-Term Incentive Program			$871,000	$1,742,000	$3,309,800
	Performance-Adjusted RSUs	2/21/2012	(5)				60,046	120,092	180,138		$5,353,701
	Performance Shares	2/21/2012	(5)				14,979	59,915	119,830		$2,805,220
	Restricted Stock	3/20/2012								207,537	$9,308,034

Mark T. Clark	Short-Term Incentive Program			$312,377	$624,750	$1,155,789
	Performance-Adjusted RSUs	2/21/2012	(5)				16,083	32,166	48,249		$1,433,960
	Performance Shares	2/21/2012	(5)				4,000	15,998	31,996		$749,026

Leila L. Vespoli	Short-Term Incentive Program			$274,000	$548,000	$1,013,800
	Performance-Adjusted RSUs	2/21/2012	(5)				10,605	21,209	31,814		$945,497
	Performance Shares	2/21/2012	(5)				2,634	10,534	21,068		$493,202

Charles E. Jones, Jr.	Short-Term Incentive Program			$210,000	$420,000	$777,000
	Performance-Adjusted RSUs	2/21/2012	(5)				9,987	19,974	29,961		$890,441
	Performance Shares	2/21/2012	(5)				2,520	10,079	20,158		$471,899

James H. Lash	Short-Term Incentive Program			$192,500	$385,000	$683,375
	Performance-Adjusted RSUs	2/21/2012	(5)				7,618	15,236	22,854		$679,221
	Performance Shares	2/21/2012	(5)				1,919	7,677	15,354		$359,437

(1)

The amounts set forth in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns reflect the potential payouts for each named officer under the STIP based upon the achievement of KPIs described in the CD&A. The actual awards earned under the STIP for the 2012 fiscal year are reported in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

(2)

The amounts set forth in the Estimated Future Payouts Under Equity Incentive Plan Awards columns reflect the threshold, target, and maximum payouts for each NEO under the LTIP based upon the achievement of the performance measures described in the CD&A.

(3)

The amount set forth in the All Other Stock Awards: Number of Shares of Stock or Units column represents the restricted stock grant provided to Mr. Alexander in conjunction with the Alexander Agreement described in the CD&A.

(4)

The grant date fair market value was computed in accordance with FASB ASC Topic 718. The Performance-Adjusted RSUs component is valued at the average of the high/low stock price of $44.58 on March 5, 2012 and the Performance Share component at the fair market closing stock price of $46.82 on April 30, 2012.

(5)

The dates set forth in the Grant Date column for these awards represent the date the Board took action to grant the awards. The effective grant date for the Performance-Adjusted RSUs is March 5, 2012 and for the Performance Shares is January 1, 2012.

The following chart summarizes the details of the annual LTIP grants for the 2012-2014 cycle:

2012-2014 LTIP

	Performance Shares	Performance-Adjusted Restricted Stock Units
Granted	Annually	Annually

Grant Date	Typically in early March, effective the first of each year (January 1, 2012)	Typically in early March, effective on the date of grant (March 5, 2012)

Grant Price	Average high and low stock price for the month of December in the year preceding the grant date (December 2011 — $44.41)	Average high and low stock price on the grant date (March 5, 2012 —$44.58)

Performance Period	3 years, cliff vest on December 31, 2014	3 years, cliff vest on March 5, 2015

Dividend Equivalent Units	Reinvested based on the average high and low stock price on the payable date, subject to same restrictions as initial grant	Reinvested based on the average high and low stock price on the payable date, subject to same restrictions as initial grant

Performance Measure	TSR ranking compared to the companies in the EEI Index	EPS, Safety, Operational Linkage Index

Threshold Payout	25%, TSR at the 25th percentile or EPS average result above target over 3 year period	50%, Average result below target on all 3 performance measures over 3 year period

Target Payout	100%, TSR at the 50th percentile	100%, Average result combination of above and below target on all 3 performance measures over 3 year period

Maximum Payout	200%, TSR at or above the 90th percentile	150%, Average result above target on all 3 performance measures over 3 year period

Settled	Cash	Stock

Payout	Average high and low stock price for the month of December in the last year of the performance period (December 2014)	Average high and low stock price on the vest date (March 5, 2015)

Performance Shares

Performance shares are described in the CD&A earlier in this proxy statement. Awards are generally paid in cash. However, performance shares can be paid in the form of cash or common stock, at the discretion of the Committee. If the performance factors described in the CD&A are met, the grants will payout between February 15 and March 15 in the year following the third and final year of the performance period.

On December 31, 2012, the performance period ended for the performance shares granted in 2010. As previously stated, threshold performance was not achieved on this cycle of performance shares and, therefore, no payouts were made for this grant. The performance period will end for performance shares granted in 2011 and

2012 on December 31, 2013 and December 31, 2014, respectively. Performance shares are treated as a liability for accounting purposes and are valued in accordance with FASB ASC Topic 718. The 2012-2014 performance share grant date fair value is $46.82.

Performance-Adjusted Restricted Stock Units (RSUs)

Performance-adjusted RSUs are described in the CD&A earlier in this proxy statement. Performance-adjusted RSUs are paid in the form of common stock. The amount of common stock the executive receives upon vesting may be increased or decreased depending on the actual results of the performance factors described in the CD&A.

On March 8, 2013, the period of restriction ended for the performance-adjusted RSUs granted in 2010. The period of restriction for performance-adjusted RSUs granted in 2011 and 2012 will end on March 4, 2014, and March 5, 2015, respectively, although performance is measured through December 31 of the year prior to vesting. Performance-adjusted RSUs are treated as a fixed cost for accounting purposes and are valued in accordance with FASB ASC Topic 718. The fair market value share price is $44.58 for performance-adjusted RSU grants awarded on March 5, 2012.

Employment Agreements

We enter into employment agreements with our executives in special circumstances, primarily for recruiting and retention purposes. As previously discussed in the Executive Summary section of the CD&A, in March 2012, we entered into the Alexander Agreement with Mr. Alexander. The term of the Alexander Agreement is through April 30, 2016, unless employment is terminated earlier by either party. The Alexander Agreement sets forth that Mr. Alexander will be provided an annual base salary and participate in the STIP and LTIP consistent with the Company’s compensation philosophy. The Alexander Agreement further provided a restricted stock award (later referred to as the Restricted Stock Award) of 200,000 shares which vests 25 percent on December 31, 2013, 25 percent on December 31, 2014, and 50 percent on December 31, 2015, as long as Mr. Alexander remains employed through the vesting dates. The Restricted Stock Award vests in full if the Alexander Agreement is terminated 1) voluntarily by Mr. Alexander if his total compensation opportunity is reduced below the level established for 2012 (unless the reduction applies generally to Company senior executives); 2) by the Board without Cause; or 3) in the event of his death or Disability. If the Alexander Agreement is terminated by the Board for Cause, or voluntarily by Mr. Alexander, at any time prior to any vesting date (except as described above), then the unvested portion of the Restricted Stock Award will be forfeited. Further, in accordance with the grant terms, the Board exercised its discretion and fully vested the outstanding restricted stock grant provided to Mr. Alexander on February 27, 2006.

Under the Alexander Agreement, Mr. Alexander has agreed that any incentive-based compensation, within the meaning of the federal securities laws, that he may receive will be subject to claw-back by the Company in the manner required by such laws and applicable regulations to be issued from time to time, and as implemented by the Board or the Committee. In addition, Mr. Alexander is subject to certain noncompetition and nonsolicitation obligations for 24 months following the employment period identified in the Alexander Agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

The following table summarizes the outstanding equity award holdings of our NEOs as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)(2)	Grant Type(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(2)(5)	Grant Type(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Anthony J. Alexander		200,643	$37.75	2/25/2021	207,537	RS	$8,666,745	110,138	2010 Perf-Adj RSUs	$4,599,363
								119,097	2011 Perf-Adj RSUs	$4,973,491
								180,138	2012 Perf-Adj RSUs	$7,522,563
								20,448	2011-2013 PS	$853,908
								14,979	2012-2014 PS	$625,523

Mark T. Clark	100,322		$37.75	2/25/2021				26,573	2010 Perf-Adj RSUs	$1,109,688
								28,311	2011 Perf-Adj RSUs	$1,182,267
								48,249	2012 Perf-Adj RSUs	$2,014,878
								4,861	2011-2013 PS	$202,995
								4,000	2012-2014 PS	$167,040

Leila L. Vespoli		120,386	$37.75	2/25/2021	34,947	RS	$1,459,387	20,501	2010 Perf-Adj RSUs	$856,122
								23,145	2011 Perf-Adj RSUs	$966,535
								31,814	2012 Perf-Adj RSUs	$1,328,553
								3,974	2011-2013 PS	$165,954
								2,634	2012-2014 PS	$109,996

Charles E. Jones, Jr.		80,257	$37.75	2/25/2021	34,948	RS	$1,459,428	20,309	2010 Perf-Adj RSUs	$848,104
								21,359	2011 Perf-Adj RSUs	$891,952
								29,961	2012 Perf-Adj RSUs	$1,251,171
								3,667	2011-2013 PS	$153,134
								2,520	2012-2014 PS	$105,235

James H. Lash		80,257	$37.75	2/25/2021	25,368	RS	$1,059,368	14,279	2010 Perf-Adj RSUs	$596,291
								18,392	2011 Perf-Adj RSUs	$768,050
								22,854	2012 Perf-Adj RSUs	$954,383
								3,158	2011-2013 PS	$131,878
								1,920	2012-2014 PS	$80,179

(1)

The stock option awards set forth in the Number of Securities Underlying Unexercised Options Unexercisable column are described in the CD&A and Grants of Plan-Based Awards narrative section of this proxy statement. Vesting dates are as follows: Mr. Alexander (April 30, 2013); Ms. Vespoli (December 31, 2016); Mr. Jones (December 31, 2015); and Mr. Lash (March 1, 2015).

(2)

The number of shares set forth in both the Number of Shares or Units of Stock that have not yet Vested and the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not yet Vested columns include all dividends earned and reinvested through December 31, 2012.

(3)

The restricted stock (RS) awards set forth in the Grant Type column are described in the CD&A and Grants of Plan-Based Awards narrative section of this proxy statement. Vesting dates are as follows for the RS awards- Mr. Alexander (25% on December 31, 2013, 25% on December 31, 2014, and 50% on December 31, 2015); Ms. Vespoli (March 1, 2015); Mr. Jones (March 1, 2015); and Mr. Lash (March 3, 2013).

(4)

The values set forth in both the Market Value of Shares or Units of Stock that have not vested and the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not yet Vested columns are determined by multiplying the number of shares or units by our common stock closing price on December 31, 2012 of $41.76.

(5)

The number of shares or units set forth in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not yet Vested column is based on maximum performance at 150% for perf-adj RSUs and threshold performance at 25% for performance shares (PS).

(6)

The awards set forth in the Grant Type column are described in the CD&A and Grants of Plan-Based Awards narrative section of this proxy statement. The vesting dates are as follows: 2010 perf-adj RSU (March 8, 2013); 2011 perf-adj RSU (March 4, 2014); 2012 perf-adj RSU (March 5, 2015); 2011-2013 performance shares (PS) (December 31, 2013); and 2012-2014 performance shares (PS) (December 31, 2014).

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table summarizes the options exercised and vesting of stock awards held by our NEOs during 2012. The 2009- 2011 performance shares did not meet threshold performance and therefore no payment was made in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Award Type	Value Realized on Vesting ($)(3)
Anthony J. Alexander	257,100	$2,218,773	69,283	2009 Perf-Adj RSUs	$3,081,708
			127,826	Restricted Stock	$5,649,909
			71,574	Restricted Stock-Retention	$2,988,930

Mark T. Clark			12,950	2009 Perf-Adj RSUs	$576,016
			35,788	Restricted Stock-Retention	$1,494,507

Leila L. Vespoli			12,950	2009 Perf-Adj RSUs	$576,016
			28,630	Restricted Stock-Retention	$1,195,589

Charles E. Jones, Jr.			10,873	2009 Perf-Adj RSUs	$483,631
			21,473	Restricted Stock-Retention	$896,712

James H. Lash	3,750	$36,150	4,140	2009 Perf-Adj RSUs	$184,147
	5,925	$94,504	21,473	Restricted Stock-Retention	$896,712
	8,000	$55,200

(1)

Mr. Alexander exercised 257,100 options which were granted on March 1, 2004 at $38.76 on May 1, 2012 (closing price $47.39). Mr. Lash exercised 3,750 options which were granted on April 1, 2002 at $34.45 on March 19, 2012 (closing price $44.09); and 5,925 options which were granted on March 3, 2003 at $29.71 and 8,000 options which were granted on March 1, 2004 at $38.76 on August 22, 2012 (closing price $45.66).

(2)

The number of shares set forth in the Number of Shares Acquired on Vesting column reflect the number of perf-adj RSUs which vested on March 2, 2012, the restricted stock which vested on March 20, 2012 in conjunction with the Alexander Agreement, and the restricted stock Retention Awards which vested on December 31, 2012. The number of shares include dividend equivalent units earned and reinvested through the vesting date.

(3)

The amounts set forth in the Value Realized on Vesting column are based on the closing stock price on the vesting date ($44.48 for 2009 perf-adj RSUs, $44.20 for Restricted Stock, and $41.76 for Restricted Stock-Retention) multiplied by the number of shares vested. The perf-adj RSUs were paid at target.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS AS OF DECEMBER 31, 2012

The following table provides information regarding the pension benefits of our NEOs as of December 31, 2012.

Name(1)	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Anthony J. Alexander	Qualified Plan	40	$2,142,866	$0
	Nonqualified (Supplemental) Plan		$30,864,709	$0
	Supplemental Executive Retirement Plan		$0	$0

	Total		$33,007,575	$0

Mark T. Clark	Qualified Plan	36	$1,931,625	$0
	Nonqualified (Supplemental) Plan		$9,493,252	$0
	Supplemental Executive Retirement Plan		$291,274	$0

	Total		$11,716,151	$0

Leila L. Vespoli	Qualified Plan	28	$1,360,796	$0
	Nonqualified (Supplemental) Plan		$5,394,810	$0
	Supplemental Executive Retirement Plan		$727,031	$0

	Total		$7,482,637	$0

Charles E. Jones, Jr.	Qualified Plan	34	$1,744,421	$0
	Nonqualified (Supplemental) Plan		$5,558,168	$0
	Supplemental Executive Retirement Plan		$217,535	$0

	Total		$7,520,124	$0

James H. Lash	Qualified Plan	23	$1,503,934	$0
	Nonqualified (Supplemental) Plan		$2,869,895	$0
	Supplemental Executive Retirement Plan		$0	$0

	Total		$4,373,829	$0

(1)

The amounts set forth in the Present Value of Accumulated Benefit column are determined as of December 31, 2012, using the following assumptions: December 31, 2012 discount rate of 4.25 percent, the 2012 Static Mortality Table for Non-Annuitants and retirement at the earliest unreduced age.

Pension Benefits

Qualified and Nonqualified Plans

We offer a qualified and nonqualified (supplemental) plan to provide retirement benefits to all of our NEOs. We pay the entire cost of these plans. Payments from the qualified plan provided under the FirstEnergy Corp. Pension Plan (later referred to as the Pension Plan) are calculated considering base salary earnings and the applicable federal and plan limits. The supplemental plan provided under the EDCP is designed to provide a comparable benefit to the executive without the restrictions of federal and plan limits as well as to provide a competitive retirement benefit. The pension benefit from the qualified and nonqualified plans provided to our NEOs is the greater benefit determined using the following two formulas:

1.

Career Earnings Benefit Formula: A fixed (2.125 percent) factor is applied to the executive’s total career earnings to determine the accrued (age 65) career earnings benefit. Career earnings generally include base salary, overtime pay, shift premiums, annual incentive awards, and other similar compensation.

2.

Adjusted Highest Average Monthly Base Earnings Benefit Formula: The benefit is equal to the sum of A and B where A is the highest average monthly base earnings (later referred to as HAMBE) times the sum of:

•	1.58 percent times the first 20 years of benefit service,

•	1.18 percent times the next 10 years of benefit service,

•	0.78 percent times the next 5 years of benefit service, and

•	1.10 percent times each year of benefit service in excess of 35 years.

and B is an amount equal to 0.32 percent times number of years of service (up to 35 years) times the difference between the HAMBE and the lesser of 150 percent of covered compensation or the Social Security Wage Base, and zero (0).

The HAMBE for the qualified plan are the highest 48 consecutive months of base earnings the executive had in the 120 months immediately preceding retirement or other termination of employment. Base earnings are the employee’s straight time rate of pay without overtime, deferred compensation, incentive compensation, other awards, or accrued unused vacation paid at termination. The HAMBE for the nonqualified plan are the same as the qualified plan described above except that incentive and deferred compensation are included, and the plan is not limited by restrictions of federal and plan limits. Covered compensation is the average (without indexing) Social Security Taxable Wage Base in effect for each calendar year during the 35-year period that ends when the executive reaches the Social Security normal retirement age.

Under the Pension Plan, normal retirement is at age 65, and the earliest retirement is at age 55 if the employee has at least 10 years of credited service. Mr. Alexander, Mr. Clark, and Mr. Lash are currently eligible for an unreduced pension benefit. Mr. Jones is currently eligible for a reduced pension benefit based on the Early Retirement Reduction Table below. Ms. Vespoli does not meet the age requirement. The earliest retirement age without reduction for the qualified plan is age 60 for the NEOs.

Early Retirement Reduction Table

If payment begins at age...	The benefit is multiplied by
60 and up	100%
59	88%
58	84%
57	80%
56	75%
55	70%

The accrued benefits vest upon the completion of five years of service. The benefits generally are payable in the case of a married executive in the form of a qualified spouse 50 percent joint and survivor annuity or in the case of an unmarried executive in the form of a single life annuity. There also is an option to receive the benefit as a joint and survivor annuity with or without a pop-up provision, as a period certain annuity. A pop-up provision in an annuity provides a reduced monthly benefit, payable to the executive until death. Upon death, the executive’s named beneficiary will receive 25 percent, 50 percent, 75 percent, or 100 percent of the executive’s benefit based on the executive’s and the beneficiary’s ages and the percentage to be continued after the executive’s death. However, if the beneficiary predeceases the executive, the monthly payment “pops-up” to the payment which would have been payable as a single life annuity.

Supplemental Executive Retirement Plan (SERP)

In addition to the qualified and nonqualified plans, certain NEOs are eligible to receive an additional nonqualified benefit from the SERP. Currently, only eight active employees are eligible for a SERP benefit upon retirement, and no new participants have been provided eligibility since 2001. Any new participants must be approved by the Committee.

Mr. Alexander, Mr. Clark, Ms. Vespoli, and Mr. Jones are participants in the SERP. Mr. Lash is not a participant in the SERP. The NEOs which are participants in the SERP are eligible to receive a supplemental benefit after termination of employment due to retirement, death, disability, or involuntary separation. A supplemental benefit under the SERP will be determined in accordance with, and shall be non-forfeitable, upon the date the NEO terminates employment under the conditions described in the following sections:

Retirement Benefit

An eligible NEO who retires on or after age 55 and who has completed 10 years of service will be entitled to receive, commencing at retirement, a monthly supplemental retirement benefit under the SERP equal to (a) 65 percent of the average of the highest 12 consecutive full months of base salary earnings paid to the NEO in the 120 consecutive full months prior to termination of employment, including any salary deferred into the EDCP or the Savings Plan, but excluding any incentive payments, or (b) 55 percent of the average of the highest 36 consecutive full months of base salary earnings and annual incentive awards paid to the NEO in the 120 consecutive full months prior to termination of employment, including any salary deferred into the EDCP and Savings Plan, whichever is greater, multiplied by the number of months of service the executive has completed after having completed 10 years of service, up to a maximum of 60 months, divided by 60, less:

1.

The monthly primary Social Security benefit to which the executive may be entitled upon retirement (or the projected age 62 benefit if retirement occurs prior to age 62), irrespective of whether the executive actually receives such benefit at the time of retirement, and

2.

The monthly early, normal, or deferred retirement income benefit to which the executive may be entitled upon retirement under the Pension Plan, the monthly supplemental pension benefit under the EDCP and the monthly benefit, or actuarial equivalent, under the pension plans of previous employers, all calculated by an actuary selected by us, with the following assumptions based on the executive’s marital status at the time of such retirement:

•	In the case of a married executive in the form of a 50 percent joint and survivor annuity.

•	In the case of an unmarried executive, in the form of a single life annuity.

For an executive who retires prior to attaining age 65, the net dollar amount above shall be reduced further by one-fourth of 1 percent for each month the commencement of benefits under the SERP precedes the month the executive attains age 65.

Death Benefit

If the NEO dies, 50 percent of the NEO’s supplemental retirement benefit actuarially adjusted for the NEO’s and spouse’s ages will be paid to the NEO’s surviving spouse. Payment will begin the month following death and continue for the remainder of the surviving spouse’s life. For a NEO who dies prior to attaining age 65, the benefit shall be reduced further by one-fourth of 1 percent for each month the commencement precedes the NEO’s attainment of age 65, with a maximum reduction of 30 percent.

Disability Benefit

A NEO terminating employment due to a disability may be entitled to receive, commencing at disability, a monthly supplemental retirement benefit under the SERP equal to 65 percent of (a) above or 55 percent of (b) above, whichever is greater, less disability benefits from:

•	Social Security,

•	Our Pension Plan,

•	Our Long-Term Disability Plan, and

•	Other Employers.

The disability benefit continues until the NEO attains age 65, retires, dies, or is no longer disabled, whichever occurs first. Upon retirement, benefits are calculated as described in the Retirement Benefit section above. In the event of death, benefits are calculated as described in the Death Benefit section above.

NONQUALIFIED DEFERRED COMPENSATION AS OF DECEMBER 31, 2012

The following table summarizes nonqualified deferred compensation earned, contributed by, or on behalf of our NEOs during 2012.

Name	Executive Contributions in last FYE ($)(1)	Registrant Contributions in last FYE ($)(2)	Aggregate Earnings in last FYE ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at last FYE ($)(5)
Anthony J. Alexander	$0	$0	$437,067	$0	$7,797,132
Mark T. Clark	$0	$0	$244,771	$0	$3,380,098
Leila L. Vespoli	$0	$0	$239,490	$0	$4,106,955
Charles E. Jones, Jr.	$0	$0	$26,339	$0	$759,547
James H. Lash	$0	$0	$139,968	$0	$2,575,147

(1)	There were no executive contributions made in 2012.

(2)	There were no registrant contributions made in 2012.

(3)

The amounts set forth in the Aggregate Earnings in last FYE column include above-market earnings which have been reported in the SCT as follows: Mr. Alexander $109,560; Mr. Clark $59,325; Ms. Vespoli $59,692; Mr. Jones $7,199; and Mr. Lash $35,247. The compounded annual rate of return on cash accounts was 8.26%. The compounded annual rate of return on stock accounts was -1%, which includes dividends.

(4)	There were no withdrawals or distributions made in 2012.

(5)	The amounts set forth in the Aggregate Balance at last FYE column include amounts reported in the SCT in prior years.

Nonqualified Deferred Compensation

The EDCP is a nonqualified defined contribution plan which provides for the voluntary deferral of compensation. Our NEOs may defer up to 50 percent of base salary, up to 100 percent of STIP awards, and up to 100 percent of LTIP awards. In 2012, the performance-adjusted RSU portion of the LTIP was eligible for deferral into the stock account of the EDCP.

Two investment options are available under the EDCP. NEOs may direct deferrals of base salary and STIP awards to an annual cash retirement account, which accrues interest. The interest rate changes annually and is based upon the Moody’s Corporate Long-Term Bond Yield Index rate (later referred to as Moody’s). In 2012, the interest rate was based on the Moody’s rate plus three percentage points (8.26 percent). In 2013, the interest rate was reduced to the Moody’s rate plus one percentage point (5.29 percent). NEOs may direct deferrals of STIP awards and cash LTIP awards to an annual stock account. The stock accounts are tracked in stock units and accrue additional stock units based upon the payment of dividends. The stock accounts are valued at the fair market value of our common stock.

Until the plan year beginning January 1, 2011 we provided a 20 percent incentive match on contributions to the stock account, which was calculated by multiplying the value of the amount deferred by 20 percent and dividing the result by the average closing market price for the month of February of the applicable year. The NEO’s contribution and additional dividend units are vested immediately; the 20 percent incentive match and additional dividend equivalent units thereon vest at the end of a three-year period and are subject to forfeiture prior to the conclusion of that vesting period.

The 20 percent incentive match provided in 2009 vested on March 1, 2012, and the match provided in 2010 and 2011 will vest on March 1, 2013, and March 1, 2014, respectively. At the end of the vesting period, the executive’s initial deferral and the vested 20 percent incentive match may be paid out in a lump sum or further deferred into the retirement stock account and paid at separation from service.

NEOs may elect to receive distributions from the cash retirement accounts in any combination of lump sum payment and/or monthly installment payments for up to 25 years. Differing distribution elections may be made for retirement, disability, and pre-retirement death. In the event of involuntary separation prior to retirement eligibility, the accounts accrued prior to January 1, 2005, may be paid in a single lump sum payment or in three annual installments. Accounts accrued after January 1, 2005, are paid in a single lump sum payment. Payments may not commence until separation from service. Amounts that were vested as of December 31, 2004, are available for an in- service withdrawal of the full account, subject to a 10 percent penalty. There is no in-service withdrawal option for retirement accounts accrued after January 1, 2005.

Stock account distributions are limited to a lump sum payment in the form of our common stock at the end of the three-year period following the initial deferral or further deferral until termination or retirement. If further deferred until termination or retirement, the account will be converted to cash, based upon the fair market value of the account at termination, and the balance will be rolled over to the corresponding annual retirement account for distribution in lump sum or monthly installments as elected under the retirement account.

Potential Post-Employment Payments

The following table summarizes the compensation and benefits that would be payable to our NEOs in the event of a termination or following a change in control absent a termination as of December 31, 2012.

2012 POST-TERMINATION COMPENSATION AND BENEFITS

	Retirement(1)	Involuntary Separation (Other Than For Cause)	Termination Without Cause or for Good Reason During Two-Year Period Following a Change In Control	Following a Change In Control Absent a Termination	Voluntary Termination (Pre-retirement Eligible)(1)	Death(1)	Disability(1)
Base Salary	Accrued through date of retirement	Accrued through date of termination	Accrued through date of change in control termination	Accrued through date of change in control	Accrued through date of termination	Accrued through date of qualifying event	Accrued through date of qualifying event

Severance Pay	n/a	3 weeks of pay for every full year of service (capped at a maximum of 104 weeks), including the current year, calculated using base salary at the time of severance	2.99 times the sum of base salary plus target annual STIP of which a portion is payable in consideration for the non-competition clause(2)	n/a	n/a	n/a	n/a

Accrued and Banked Vacation	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Eligible for a lump sum payment at termination based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary	Paid in a lump sum and valued based on 12/31/2008 base salary

Health and Wellness Benefits	Retiree/spouse health and wellness provided through 2014	Provided at active employee rates for severance period(3)	Based on the terms of the CIC Severance Plan(4)	Provided at active employee rates for the length of employment	Forfeited	Survivor health and wellness provided as eligible	Health and wellness provided as eligible

	Retirement(1)	Involuntary Separation (Other Than For Cause)	Termination Without Cause or for Good Reason During Two-Year Period Following a Change In Control	Following a Change In Control Absent a Termination	Voluntary Termination (Pre-retirement Eligible)(1)	Death(1)	Disability(1)
STIP Award	Issued a prorated award based on full months of service	Issued a prorated award based on full months of service	Issued a prorated award at target based on full months of service	Eligible for a full or prorated award based on full months of service	Issued a prorated award based on full months of service	Issued a prorated award based on full months of service	Issued a prorated award based on full months of service

Performance-Adjusted RSUs	Issued a prorated award based on full months of service	Issued a prorated award based on full months of service	Issued 100% of shares and all dividends earned	Eligible for an award based on future employment through the vesting date	Forfeited	Issued a prorated award based on full months of service	Issued a prorated award based on full months of service

Performance Shares	Issued a prorated award based on full months of service	Issued a prorated award based on full months of service	Issued 100% of shares and all dividends earned	Eligible for an award based on future employment through the vesting date	Forfeited	Issued a prorated award based on full months of service	Issued a prorated award based on full months of service

Restricted Stock	Forfeited	Forfeited	Issued 100% of shares and all dividends earned	Eligible for an award based on future employment through the vesting date	Forfeited	Issued 100% of shares and all dividends earned	Issued 100% of shares and all dividends earned

Unvested Stock Options	Forfeited	Vest on a prorated basis and must be exercised within 5 years of the date of termination or date of expiration, whichever occurs earlier	Fully vest and must be exercised within 5 years of the date of termination or the date of expiration, whichever occurs earlier	Eligible for an award based on future employment through the vesting date	Forfeited	Vest on a prorated basis and must be exercised within one year of termination	Vest on a prorated basis and must be exercised within one year of termination

Vested EDCP	Payable as elected	Payable as elected	Payable as elected	Payable upon termination	Payable in a lump sum upon termination	Payable to survivor as elected	Payable as elected

Non-vested EDCP Incentive Match	Payable as elected(5)	Vested	Vested	Vested	Forfeited	Vested	Vested

Additional Age and Service for Pension, EDCP & Benefits	n/a	n/a	Three years	n/a	n/a	n/a	n/a

Reimburse Code Section 280G	No	No	No	n/a	No	No	No

1)	Benefits provided in these scenarios are provided to all employees on the same terms, if applicable.

2)	The NEOs were all participants in the CIC Severance Plan in 2012.

3)

Active employee health and wellness benefits are provided under the Severance Plan for the severance period, which is equal to three weeks for every year of service, including the current year (52 week minimum and 104 week maximum).

4)

Mr. Alexander, Mr. Clark, Mr. Jones and Mr. Lash are eligible for retirement and would receive retiree health and wellness benefits the irrespective of a change in control. Ms. Vespoli would receive retiree health and wellness benefits under the CIC Severance Plan.

5)	If an executive voluntarily terminates employment with us prior to age 60 (early retirement), any non-vested incentive match is forfeited.

The potential post-employment payments discussed below disclose the estimated payments and benefits payable to the NEOs upon certain triggering events representing the enhanced or accelerated value of payments and benefits and do not include previously-earned and vested amounts payable to the NEOs regardless of the applicable triggering event that have been accrued but not yet paid. The post-termination benefit calculations are based on the following assumptions:

•	The amounts disclosed are estimates of the amounts which would be paid out to the NEOs based on the triggering event. The actual amounts can be determined only at the time of payment.

•

The amounts disclosed do not include benefits provided under the Qualified Plan, Nonqualified Supplemental Plan and SERP as described in the Pension Benefits section and shown in the Pension Benefits table (at the earliest commencement date without reduction) earlier in this proxy statement, unless expressly noted.

•

The amounts disclosed do not include compensation previously earned and deferred into the EDCP. The year-end account balances of the NEOs in the EDCP are set forth in the Nonqualified Deferred Compensation table earlier in this proxy statement. These amounts are payable to the NEO based on the distribution elections made by the NEO at the time the deferral was elected.

•	December 31, 2012, is the last day of employment.

•

All employees, including the NEOs, are eligible for a full year payout based on actual performance under the STIP if they are employed on December 31, 2012. The 2012 STIP amounts are provided in the Non-Equity Incentive Plan Compensation column of the SCT. The STIP award was based on 2012 performance and payable March 1, 2013.

•	The LTIP and Other Equity Awards table below includes stock options, performance shares, performance-adjusted RSUs, and restricted stock.

•	The closing common stock price on December 31, 2012, the last trading day of the year ($41.76), is applied to value stock options, performance shares, performance-adjusted RSUs, and restricted stock.

•

Actual performance is utilized for the 2010-2012 performance shares and performance-adjusted RSUs. Target performance is assumed for the 2011-2013 and 2012-2014 performance shares and performance-adjusted RSUs.

•	Health care amounts are not provided in most cases since they are available to all employees under the same circumstances.

Retirement/Voluntary Termination

In the event of December 31, 2012, retirement or voluntary termination, the NEOs would be provided vested outstanding equity awards as described in the 2012 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Equity Awards table below.

The present value of the Qualified Plan, Nonqualified Supplemental Plan, and SERP benefits as shown in the Pension Benefits table reflects commencement of retirement benefits at the NEOs earliest age necessary to receive pension benefits without reduction. Messrs. Alexander, Clark and Lash have reached the age and service requirement needed to receive pension benefits without reduction. Mr. Jones does not meet the age requirement needed to receive pension benefits without reduction; however he is entitled to accrued and vested Qualified Plan, Nonqualified Supplemental Plan, and SERP benefits as shown in the Pension Benefits table. If Mr. Jones commences his reduced pension benefits immediately upon his termination, the increase in the present value of the benefits without reduction under the Nonqualified Supplemental Plan, and SERP for Mr. Jones is $974,462. Ms. Vespoli was not eligible for retirement in 2012 as she did not meet the minimum age requirement; however she is entitled to accrued and vested Qualified Plan and Nonqualified Supplemental Plan benefits as shown in the Pension Benefits table above. The SERP benefit is forfeited if Ms. Vespoli voluntarily terminates her employment prior to age 55.

Involuntary Separation

In the event of an involuntary separation, Mr. Alexander’s severance benefit, if any, would be determined by the Committee and approved by the Board. The other NEOs are covered under the Severance Plan. For the purposes of the discussion below, it is assumed that Mr. Alexander will receive the same level of benefits provided under the Severance Plan. Under the Severance Plan, executives are offered severance benefits if involuntarily separated when business conditions require the closing of a facility, corporate restructuring, a reduction in workforce, or job elimination. Severance is also offered if an executive rejects a job assignment that would result in a material reduction in current base pay; contains a requirement that the executive must make a material relocation from his or her current residence for reasons related to the new job; or results in a material change in the executive’s daily commute from the executive’s current residence to a new reporting location. Any reassignment which results in the distance from the executive’s current residence to his or her new reporting location being at least 50 miles farther than the distance from the executive’s current residence to his or her previous reporting location is considered material. The Severance Plan provides three weeks of base pay for each full year of service with a minimum of 52 weeks and a maximum severance benefit of 104 weeks of base pay. In the event of a December 31, 2012 involuntary separation, severance pay would be provided as follows: Mr. Alexander — $2,680,000; Mr. Clark — $1,470,000; Ms. Vespoli — $1,106,539; Mr. Jones — $1,176,923; and Mr. Lash — $729,808. Additionally, the increase in the present value of the benefits under the Qualified Plan, Nonqualified Supplemental Plan, and SERP for Ms. Vespoli is $1,995,466. The increase in present value of the pension benefits for Ms. Vespoli is based on the terms of the Severance Plan which provides that she would be considered retirement-eligible upon an involuntary termination based on her age at such termination. Each of the NEOs would also be provided prorated vesting for certain outstanding equity as described in the 2012 Post-Termination Compensation and Benefits table and quantified in the LTIP and Other Equity Awards table.

Termination Following a Change in Control

As described above, the NEOs were participants in the CIC Severance Plan in 2012. Under the CIC Severance Plan, certain enhanced benefits would be provided in the event of a termination without cause or for good reason within two years following a CIC. It is our customary practice to require a “double trigger” for acceleration of the vesting of equity awards in the event of a change of control rather than providing for accelerated vesting solely upon a change of control. In the event a NEO accepts benefits under the CIC Severance Plan, the NEO would be prohibited for two years from working for or with competing entities after receiving severance benefits pursuant to the CIC Severance Plan. A portion of the cash severance is assigned as consideration for the non-compete obligation.

Generally, pursuant to the CIC Severance Plan, a CIC is deemed to occur:

(1)

If any person acquires 25 percent or more of our voting securities (excluding acquisitions (i) directly from us, (ii) by us, (iii) by certain employee benefit plans, and (iv) pursuant to a transaction meeting the requirements of item (3) below, or

(2)	If a majority of our directors as of the date of the agreement are replaced (other than in specified circumstances), or

(3)	The consummation of a Major Corporate Event (defined to include reorganizations and certain asset sales) unless, following such transaction:

(a)	The same person or persons who owned our voting securities prior to the transaction own more than 60 percent of our voting securities prior to the transaction,

(b)	No person or entity (with certain exceptions) owns 25 percent or more of our voting securities, and

(c)	At least a majority of the directors resulting from the transaction were directors at the time of the execution of the agreement providing for such transaction, or

(4)	If our shareholders approve a complete liquidation or dissolution.

For a complete CIC definition see the CIC Severance Plan. The CIC severance benefits are triggered only if the individual is terminated without cause or resigns for good reason within two years following a CIC. Good reason is defined as a material change, following a CIC, inconsistent with the individual’s previous job duties or compensation. We do not gross up equity or cash awards to cover the tax obligations for executives.

In 2012, we revised the CIC Severance Plan as described earlier in the CD&A. In the event of a December 31, 2012 termination following a CIC, compensation in an amount equal to 2.99 multiplied by the sum of the amount of annual base salary plus the target annual STIP amount in the year during which the date of termination occurs, whether or not fully paid, will be provided as follows: Mr. Alexander — $9,215,180; Mr. Clark — $4,065,654; Ms. Vespoli — $3,686,670; Mr. Jones — $3,049,801; and Mr. Lash — $2,795,632. Additionally, the increase in the present value of the benefits under the Nonqualified Supplemental Plan and SERP based on the terms of the CIC Severance Plan, as applicable would provide three additional years of age and service quantified as follows: Mr. Alexander — $1,696,564; Mr. Clark — $348,158; Ms. Vespoli — $3,185,407; Mr. Jones — $1,680,203; and Mr. Lash — $334,724. Each of the NEOs would also be provided additional accelerated vesting following a termination for certain outstanding equity as described in the 2012 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Equity Awards table below. Excise tax and gross-up provisions are not provided under the CIC Severance Plan. Under the terms of the CIC Severance Plan, Ms. Vespoli would also be provided retiree health care benefits after the date of termination valued at $42,949. The health care amount is calculated based on the assumptions used for financial reporting purposes under generally accepted accounting principles.

Death & Disability

As of December 31, 2012, in the event of death or Disability (as defined in the applicable plan documents), each of the NEOs would also be provided additional accelerated vesting for certain outstanding equity as described in the 2012 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Equity Awards table below. Additionally, the increase in the present value of the benefits under the Nonqualified Supplemental Plan and SERP for Ms. Vespoli in the event of death or Disability is $79,950 and $2,321,224, respectively. Under these circumstances, the determination of benefits under the Qualified Plan, Nonqualified Supplemental Plan and SERP would be determined as if Ms. Vespoli was retirement-eligible.

LTIP and Other Equity Awards

In the event of December 31, 2012, retirement or voluntary termination, the NEOs would be provided vested outstanding equity awards as quantified in the Retirement/Voluntary Termination column of the LTIP and Other Equity Awards table below. In the event of involuntary separation, termination following a CIC, or death, or Disability, the NEOs would be provided additional accelerated vesting for certain outstanding equity awards based specifically on the triggering event as quantified in the respective columns of the LTIP and Other Equity Awards table below. In the event of an occurrence of a CIC absent a termination, the NEOs would be provided accelerated vesting only for certain outstanding equity awards. Since 2010, awards of performance-adjusted RSUs and performance shares require a termination following a CIC for accelerated vesting.

LTIP and Other Equity Awards

		Additional Payments Due to Termination
	Retirement/Voluntary Termination(1)	Involuntary Separation(2)	Termination following a CIC(3)	Death & Disability(4)	CIC(5)
Anthony J. Alexander	$9,406,135	$9,347,508	$20,002,819	$9,347,508	$804,578
Mark T. Clark	$2,714,731	$0	$2,667,708	$0	$0
Leila L. Vespoli	$0	$1,915,843	$5,637,662	$3,375,210	$1,942,114
Charles E. Jones, Jr.	$1,674,085	$122,074	$3,621,483	$1,581,461	$1,781,218
James H. Lash	$1,320,579	$1,153,873	$2,792,083	$1,206,840	$1,381,164

(1)

The amounts set forth in the Retirement/Voluntary Termination column represent the estimated amounts that would be payable to the NEO at the end of the performance period as a result of retirement/voluntary termination. LTIP awards are prorated based on full months of service, except for Ms. Vespoli who would forfeit her LTIP awards since she is not eligible for retirement based on her age. At the time of payment, the LTIP awards will be adjusted for actual performance. Unvested stock options and restricted stock would be forfeited.

(2)

The amounts set forth in the Involuntary Separation column represent the estimated additional amounts that would be payable to the NEO at the end of the performance period as a result of an involuntary severance. Mr. Alexander’s restricted stock award fully vests if Mr. Alexander is terminated by the Board without Cause. Restricted stock awards for Ms. Vespoli and Mr. Jones are forfeited. Mr. Lash’s restricted stock award will be prorated based on full months of service. Ms. Vespoli will be provided prorated LTIP awards based on full months of service. At the time of payment, the LTIP awards will be adjusted for actual performance. Unvested stock options are prorated based on full months of service.

(3)

The amounts set forth in the Termination Following a CIC column represent the estimated additional amounts that would be payable to the NEO as a result of the double-trigger vesting of awards in the event of a termination following a CIC. Unvested stock options, restricted stock, performance-adjusted RSUs and performance shares fully vest at target.

(4)

The amounts set forth in the Death & Disability column represent the estimated additional amounts that would be payable to the NEO as a result of a death or termination due to Disability. LTIP awards are prorated based on full months of service. In the event of a termination due to Disability, the LTIP awards are payable at the end of the performance period and based on actual performance. Unvested stock options are prorated based on full months of service. All restricted stock awards fully vest.

(5)

The amounts set forth in the CIC column represent the estimated amounts that would be payable to the NEO as a result of the vesting of awards in the event of a CIC absent a termination of employment. The LTIP awards remain unvested. The restricted stock awards for Ms. Vespoli, Mr. Jones, and Mr. Lash fully vest. Unvested stock options fully vest and become exercisable upon a CIC.

DIRECTOR COMPENSATION IN FISCAL YEAR 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension and NonQualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul T. Addison	$100,000	$122,067	$5,098	$0	$227,165
Michael J. Anderson	$85,000	$122,067	$3,153	$3,000	$213,221
Carol A. Cartwright	$103,000	$122,081	$2,044	$0	$227,125
William T. Cottle	$104,500	$122,067	$6,810	$0	$233,377
Robert B. Heisler, Jr.	$88,000	$122,067	$1,746	$5,000	$216,813
Julia L. Johnson	$85,000	$122,067	$10,700	$0	$217,767
Ted J. Kleisner	$89,500	$122,067	$0	$500	$212,067
Donald T. Misheff	$91,000	$122,067	$0	$0	$213,067
Ernest J., Novak, Jr.	$109,500	$122,067	$1,467	$2,400	$235,434
Christopher D. Pappas	$85,000	$122,067	$0	$0	$207,067
Catherine A. Rein	$100,000	$122,081	$43,289	$3,000	$268,370
George M. Smart	$238,000	$122,067	$5,970	$5,000	$371,038
Wes M. Taylor	$89,500	$122,067	$0	$0	$211,567
Jesse T. Williams, Sr.(5)	$38,934	$20,009	$0	$3,000	$61,943

(1)	The amounts set forth in the Fees Earned or Paid in Cash column include fees earned in cash whether paid in cash or deferred into the Director’s Plan.

(2)

The amounts set forth in the Stock Awards column include the equity retainer received in the payment of shares of common stock or deferred into the stock account of the Director’s Plan. The dollar amounts shown were computed in accordance with FASB ASC Topic 718. The number of shares of unvested accrued dividends subject to forfeiture are as follows: Mr. Addison, 90 shares; Mr. Anderson, 307 shares; Mr. Heisler, 253 shares; Mr. Novak, 376 shares; and Mr. Taylor, 351 shares.

(3)

The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the aggregate increase in actuarial value to the director of all defined benefit and actuarial plans accrued during the year and above-market earnings on nonqualified deferred compensation. The dollar amount shown for Ms. Rein also includes an additional $3,067 which is attributable to the change in present value of her accumulated retirement benefits. The formula used to determine the above market earnings equals (2012 total interest x {difference between 120% of the Applicable Federal Rate for long-term rates (AFR) and the plan rate} divided by the plan rate).

(4)

The amounts set forth in the All Other Compensation column include compensation not required to be included in any other column. Charitable matching contributions made on behalf of our directors represent the entire amount in the column. The FirstEnergy Foundation supports the charitable matching contributions under the Matching Gifts Program.

(5)	The amounts set forth for Mr. Williams reflect compensation earned for serving on the board of Jersey Central Power & Light Company (later referred to as JCP&L) of $25,000.

COMPENSATION OF DIRECTORS

We use a combination of cash and equity-based incentive compensation in order to attract and retain qualified candidates to serve on our Board. Equity compensation is provided to promote our success by providing incentives to directors that will link their personal interests to our long-term financial success and to increase shareholder value. In setting director compensation, we take into consideration the significant amount of time that directors spend in fulfilling their duties to us as well as the skill level required of members of the Board.

Only non-employee directors receive the following compensation for their service on the Board. Since Mr. Alexander is an employee, he does not receive any additional compensation for his service on the Board.

Fee Structure

In 2012, the directors received a cash retainer of $85,000 and an equity retainer valued at $122,000 paid in the form of our common stock. The Corporate Governance, Compensation, Finance, and Nuclear Committee chairpersons each received $15,000 in 2012 for serving as the committee chairperson. The chairperson of the Audit Committee received $20,000 in 2012. Mr. Smart, the non-executive Chairman of the Board, received an additional $150,000 cash retainer in 2012 for serving in that capacity. Equity and cash retainers, and chairperson retainers were paid quarterly. Mr. Williams retired from the FirstEnergy Corp. Board on March 1, 2012. Mr. Williams continues to serve on the board of JCP&L. Mr. Williams’ compensation is representative of the length of time he served on these boards in 2012.

In 2012, the number of Board and committee meetings attended by directors who served for the full year ranged from 17 to 23 meetings. Directors are responsible for paying all taxes associated with cash and equity retainers and perquisites. We do not gross up equity grants to directors to cover tax obligations.

We believe it is critical that the interests of directors and shareholders be clearly aligned. As such, similar to the NEOs, directors are also subject to share ownership guidelines. Within 90 days of their election to the Board, a director must own a minimum of 100 shares of our common stock. Within five years of joining the Board, each director is required to own shares of our common stock with an aggregate value of at least five times the annual equity retainer. Each director has either attained the required share ownership guideline or it is anticipated that the director will attain the required share ownership guideline within the five-year period. The share ownership guidelines are reviewed by the Committee for competitiveness on an annual basis and were last reviewed at the Committee’s February 2013 meeting. The Security Ownership of Management table earlier in this proxy statement shows the shares held by each director as of March 8, 2013.

FirstEnergy Corp. Deferred Compensation Plan for Outside Directors

The Director’s Plan is a nonqualified deferred compensation plan that provides directors the opportunity to defer compensation. Directors may defer up to 100 percent of their cash retainer into the cash or stock accounts. Deferrals into the cash account can be invested in one of 12 funds, similar to the investment funds available to all of our employees through the Savings Plan, or a Company-paid annually adjusted fixed income account. The Company paid interest earnings of 8.26 percent in 2012 and 5.29 percent in 2013 on funds deferred into the cash account. The interest rate received by the directors is the same rate received by the NEOs and is provided as an attractive benefit that is cost-effective and highly valued.

For stock accounts, dividend equivalent units are accrued quarterly and applied to the directors’ accounts on the dividend payment date using the closing price of our common stock on the dividend payment date. The 20 percent incentive match, which was eliminated beginning with the 2011 plan year, and any dividend equivalent units accrued on funds deferred into the stock account are forfeited if a director leaves the Board within three years from the date of deferral for any reason other than retirement, disability, death, CIC, or in situations where he or she is ineligible to stand for re-election due to circumstances unrelated to his or her performance as a director. Additionally, directors may have elected to defer their equity retainers into the deferred stock account prior to 2011; however, they did not receive a 20 percent incentive match on equity retainers deferred to the stock account.

Other Payments or Benefits Received by Directors

The corporate aircraft is available, when appropriate, for transportation to and from Board and committee meetings and training seminars. Mr. Smart has the use of an office and administrative support with respect to carrying out his duties as Chairman of the Board. We pay all fees associated with director and officer insurance and business travel insurance for our directors. In 2012, our directors were eligible to receive perquisites including holiday gifts, company-paid leisure activities at the annual Board retreat, and limited personal use of the corporate aircraft, the value of which was less than $10,000 for each director.

Based on programs in effect at GPU, Inc. at the time of our merger on November 7, 2001, directors who served on the GPU Board of Directors were eligible to receive benefits in the form of personal excess liability insurance, of which Ms. Rein received $525 worth of coverage in 2012. As of November 7, 2001, no new participants could receive these benefits. In addition, in 1997 GPU discontinued a Board of Director’s pension program. Directors who served prior to the discontinuation are entitled to receive benefits under the program. Ms. Rein elected to defer receiving her pension until she retires from the Board.

Directors are able to defer all or a portion of their fees through the Director’s Plan and can elect when to begin receiving their deferred compensation. Payments are made annually. Dr. Cartwright received a distribution from the Director’s Plan of 1,784 shares on July 2, 2012, valued at $89,022 (closing stock price of $49.90). In addition, Dr. Cartwright received cash distributions totaling $23,767 of which $12,306 was earned interest. Mr. Cottle also received a distribution from the Director’s Plan of 677 shares on January 3, 2012, valued at $28,982 (closing stock price of $42.81). Additionally, Mr. Cottle received cash distributions totaling $45,073 of which $18,547 was earned interest.

It is critically important to us and our shareholders, especially in these times of economic volatility and uncertainty, that we be able to attract and retain the most capable persons reasonably available to serve as our directors. As such, written indemnification agreements have been accepted and executed by the directors. The indemnification agreements are intended to secure the protection for our directors contemplated by the Amended Regulations and Ohio law.

Each indemnification agreement provides, among other things, that we will, subject to the agreement terms, indemnify a director if by reason of their corporate status as a director the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer, Mr. Alexander’s agreement addresses indemnity in both roles.

This description of the director indemnification agreements is not complete and is qualified in its entirety by reference to the full text of the Form of Director Indemnification Agreement between us and each director, filed as Exhibit 10.1 to our Form 10-Q filed on May 7, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information as of December 31, 2012, regarding compensation plans for which shares of FirstEnergy common stock may be issued.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	3,547,487	(1)	$40.33	(2)	4,711,183	(3)
Equity compensation plans not approved by security holders(4)	0		NA		0
Total	3,547,487		$40.33		4,711,183

(1)

Represents shares of common stock that could be issued upon exercise of outstanding options granted under the FirstEnergy Corp. 2007 Incentive Plan (the “Plan”), Allegheny Energy, Inc. 2008 Long-Term Incentive Plan, and Allegheny Energy, Inc. 1998 Long-Term Incentive Plan. This number does not include 1,628,744 shares subject to outstanding awards of RSUs granted under the Plan, but does include 637,218 outstanding performance shares that have been granted and the Company anticipates paying out such shares in cash.

(2)	The performance shares were not included in the calculation for determining the weighted-average exercise price.

(3)

Represents shares of common stock that may be issued under the Plan. If certain corporate performance goals are attained, performance shares can be paid in the form of cash or common stock issued under the Plan, at the discretion of the Committee. Almost exclusively, such performance shares have been paid out in cash. Therefore this number has not been reduced by the 637,218 performance shares included in the Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights column. Also, this number does not include shares that have been deferred into the EDCP (1,706,958) and shares that have been deferred into the Director’s Plan (423,380). A majority of shares deferred into the EDCP are in retirement shares that will automatically convert to, and payout in, cash upon retirement. Shares are purchased in the open market under the Director’s Plan at the time of deferral, so upon payout no additional shares are purchased. Also not included in this number are the shares that have been deferred under the Allegheny Energy, Inc. Non-Employee Director Stock Plan and the Allegheny Energy, Inc. Amended and Restated Revised Plan for Deferral of Compensation of Directors, of which 8,168 shares will convert to, and payout in cash, as per the election of the director, and 26,859 shares which payout in shares, as per the election of the director, and will be purchased at the time of payout.

(4)	All equity compensation plans have been approved by security holders.

2013 SHAREHOLDER PROPOSALS

Five shareholders have indicated their intention to present at the Meeting the following proposals for consideration and action by the shareholders. The proponents’ names, addresses, and numbers of shares held will be furnished by us to any shareholder upon written or oral request to the Company.

The shareholder resolutions and proposals, for which the Company and the Board accept no responsibility, are reproduced verbatim and set forth below. These shareholder resolutions and proposals contain assertions that we believe are factually incorrect. We have not attempted to refute all of the inaccuracies. However, after careful consideration, your Board of Directors recommends that you vote “AGAINST” each of these shareholder proposals for the reasons noted in your Company’s response following each shareholder proposal.

Item 5 — Shareholder Proposal: CEO Compensation Benchmarking

RESOLVED:    The shareholders of FirstEnergy Corp. (the “Company”) urge the Board of Directors to adopt a policy to end the practice of benchmarking the CEO’s total compensation to that of CEOs of peer companies. The Board should implement this policy in a manner that does not violate any existing employment agreement.

Supporting Statement

We believe runaway executive compensation remains a significant problem at U.S. corporations, and that peer benchmarking is at the core of this problem.

For example, FirstEnergy’s Board of Directors awarded CEO Tony Alexander over $18.3 million in total compensation during 2011 — a staggering 58% increase from his total compensation of $11.6 million the previous year.

Shareholders have increasingly expressed disapproval of FirstEnergy’s executive pay practices. At the 2012 annual meeting, only 62% of shareholders voted in favor of the Board’s advisory resolution to approve executive compensation, down sharply from 2011 when 95% of shareholders approved the “Say on Pay” proposal.

Many observers have identified peer benchmarking as a key driver for the constant ratcheting up of CEO pay without regard to performance. This is related to several factors:

•

Decoupling pay from performance:    Determining CEO compensation based on other companies’ pay practices separates pay from executive and corporate performance, since “one company’s showering of rewards on its executives affects the executive pay at every one of its peers.” (“CEO’s and the Pay-’Em-or-Lose-’Em Myth,” New York Times, Sept. 22, 2012)

•

Lake Wobegon effect:    Most major U.S. corporations now set their executive pay targets at or above the median of their peer group, resulting in a constant upward spiral. Former Federal Reserve chairman Paul Volcker once referred to this as the “Lake Wobegon syndrome,” where all CEOs — like all the children in author Garrison Keillor’s fictional town — are “above average.” (“Cozy relationships and ‘peer benchmarking’ send CEOs’ pay soaring,” Washington Post, Oct. 3, 2011)

•

Gaming the system:    Studies have also criticized the prospect for corporate boards to manipulate peer group selection by “cherry picking” companies with highly paid CEOs. One recent analysis of S&P 500 and S&P MidCap 400 firms concluded that “firms tend to choose highly paid peers to justify their high CEO compensation.” (Michael Faulkender & Jun Yang, Journal of Financial Economics, 2010)

Even where peer groups are fairly constructed, a recent study funded by the Investor Responsibility Research Center Institute concluded that peer benchmarking inevitably leads to spiraling executive pay. According to this study, “peer group comparisons and median targeting are a central part of today’s ‘mega-pay machine,’” and “any executive compensation reform must start there.” (Charles Elson and Craig Ferrere, “Executive Superstars, Peer Groups and Over-Compensation — Cause, Effect and Solution,” September 2012)

We believe our Board of Directors should end the use of peer benchmarking to set CEO pay, and instead should develop a system of fair and rational compensation that focuses on internal metrics of the Company, including internally consistent pay scales.

We therefore urge shareholders to vote FOR this proposal.

End of Shareholder Proposal

Your Company’s Response — CEO Compensation Benchmarking

Your Board of Directors recommends that you vote “AGAINST” this proposal.

The shareholder proposal requests that your Board “adopt a policy to end the practice of benchmarking the CEO’s total compensation to that of CEOs of peer companies.” Your Board has carefully considered the request contained in the proposal to end benchmarking the CEO’s total compensation to that of CEOs of peer companies. After a thorough review of this proposal, your Board believes that this proposal does not serve the best interests of your Company’s shareholders.

As discussed earlier in this proxy statement under our CD&A, the Board and the Committee believe that competitive benchmarking data is an important factor in determining the components and amount of our compensation packages, individually and in the aggregate, to ensure that your Company can attract, retain and properly reward executives, including your CEO. As a result, your Committee and their compensation consultant annually conduct an evaluation as to the peer companies to be used for purposes of benchmarking salaries, including the total compensation of your CEO. The process of determining peer companies is not taken lightly. The determination of the peer companies is strictly an objective process based on revenue scope and/or geographic location of other energy services companies and general industry companies. Additionally, to ensure that total compensation paid to your CEO is properly benchmarked, each peer company is size-adjusted using regression analysis to determine market values of compensation that relate more closely to our revenue size. Your Company sets your CEO’s annual compensation opportunity at or near the revenue-regressed 50th percentile for our peer group, utilizing a range of 80 to 120 percent, in accordance with our compensation philosophy.

The practice of benchmarking is not exclusive to your Company. Rather, it is a common practice for Fortune 500 companies to conduct benchmarking activities when considering CEO compensation. In addition, two of the largest proxy advisory firms in North America, Glass Lewis & Co. and Institutional Shareholder Services Inc. utilize peer groups for their comparative purposes in the context of compensation evaluation. Without such tool, it would be virtually impossible to determine whether a company’s executive compensation is reasonable.

Although it is not entirely clear, based on the plain language of the proposal, it appears that the proponent is seeking to have your Company end all benchmarking practices with respect to CEO compensation. This would mean that your Company would be precluded from using benchmarking in a number of different ways and degrees. For example, your Company would be unable to benchmark each pay element (e.g., base salary, short-term incentives and long-term incentives) separately or multiple pay elements in the aggregate in determining

CEO compensation. Furthermore, if the proposal was implemented, your Company may be unable to use the practice of benchmarking against a relevant peer group as a reference point in determining CEO compensation or merely as a way to ensure that your CEO’s compensation is within a general range of reasonableness.

Accordingly, it is not feasible to engage in a practice entirely void of comparisons to other like companies. While the supporting statement calls on your Company to adopt a “fair and rational compensation system that focuses on internal metrics of the Company, including internally consistent pay scales,” it would be virtually impossible to determine whether these internal metrics are sufficient to retain your CEO and/or are in the best interests of your Company from a financial perspective. Therefore, it would be imprudent to determine the total compensation of your CEO based solely on internal metrics without the benefit of comparing such compensation to your Company’s peer group.

Your Board is committed to compensating your Company’s employees, including your CEO, fairly and respects and understands our shareholders’ interest in matters related to the compensation. However, your Board believes that the use of benchmarking is beneficial and necessary in determining the total compensation of your CEO. As discussed above, the Committee takes steps to ensure that benchmarking is done in an objective and responsible way and that other measures are considered in addition to benchmarking. Therefore, your Board believes that ending the practice of benchmarking with respect to your CEO’s total compensation would be an extreme measure that could result in a number of unintended negative consequences.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 5.

Item 6 — Shareholder Proposal: Retirement Benefits

RESOLVED; Shareholders of FirstEnergy Corp. (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. For the purposes of this resolution, “extraordinary retirement benefits” means receipt of preferential benefit formulas not provided under the Company’s tax-qualified defined benefit or defined contribution plans, and retirement perquisites and fringe benefits that are not generally offered to other Company employees. The Board shall implement this policy in a manner that does not violate any existing employment agreements or vested pension benefits.

Supporting Statement

Our Company provides certain senior executives with extraordinary retirement benefits through the Company’s Executive Deferred Compensation Plan, as well as through the Company’s Supplemental Executive Retirement Plan. In addition, at least one executive, Gary Leidich, is also entitled to a retirement benefit under his employment agreement with a lump sum value exceeding $1 million as of December 31, 2011. In our view, our Company should provide performance-based compensation rather than extraordinary retirement benefits to attract and retain senior executives.

Our Company’s Executive Deferred Compensation Plan provides additional benefits to certain executives that exceed those offered by the Company’s tax-qualified plans. Specifically, executives may defer part of their base salary and incentive pay into an annual cash retirement account that pays above-market interest rates. The interest rate on these accounts is based on the Moody’s Corporate Bond Index rate plus three percentage points. In 2012, this above-market interest rate was 8.26 percent.

Certain executives also participate in a Supplemental Executive Retirement Plan in addition to the Company’s qualified and nonqualified pension plans. Under this Supplemental Executive Retirement Plan, executives who retire after the age of 55 with at least 10 years of service are eligible to receive 65 percent of their highest base pay, or 55 percent of the highest base pay plus incentive compensation, whichever is higher. This supplemental benefit is offset by Social Security and other pension benefits.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. We believe that this cost should be allocated to performance-based compensation rather than extraordinary retirement benefits. In addition, we believe these extraordinary retirement benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interest of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, we urge shareholders to vote FOR this proposal.

End of Shareholder Proposal

Your Company’s Response — Retirement Benefits

Your Board of Directors recommends that you vote “AGAINST” this proposal.

This shareholder proposal requests that your Board seek shareholder approval of any future extraordinary retirement benefits for senior executives and requests that your Board implement such policy in a manner that does not violate any existing employment agreements or vested pension benefits. For purposes of this proposal, “extraordinary retirement benefits” means receipt of preferential benefit formulas not provided under your Company’s tax-qualified defined benefit or defined contribution plans, and retirement perquisites and fringe benefits that are not generally offered to other Company employees. After carefully considering the proposal, your Board believes that the extraordinary retirement benefits proposal does not serve the best interests of your Company’s shareholders.

Your Company offers retirement benefits to certain executive officers through the Qualified and Nonqualified Supplemental Plans under the FirstEnergy Corp. Pension Plan and the EDCP, respectively. The supplemental plan provided under the EDCP is designed to provide a comparable benefit to the executive without the restrictions of federal and plan limits as well as to provide a competitive retirement benefit. Certain other executive officers also participate in the SERP, although no executives have been added to the SERP since 2001 and there are currently only eight actively employed SERP participants. Any new participants in the SERP must be approved by the Committee. Your Company fully discloses its executive compensation plans and practices, and there is a summary of the FirstEnergy Corp. Pension Plan, the EDCP and the SERP and any other retirement benefits for our five most highly compensated executive officers under the headings “Compensation Discussion and Analysis — Retirement Benefits,” “Pension Benefits as of December 31, 2012” and “Nonqualified Deferred Compensation as of December 31, 2012” in this proxy statement.

The FirstEnergy Corp. Pension Plan, the EDCP and the SERP are administered with appropriate governance controls and transparency. In particular, as discussed above, any new participants in the SERP must be approved by the Committee. Your Board oversees the compensation arrangements for executive officers, primarily through the Committee, which your Board has determined consists entirely of independent directors. In order to attract, retain and reward executives in a competitive business environment, it is critical that your Company retain the flexibility to design employment arrangements that address the specific facts and circumstances of each executive’s situation. Such flexibility would be substantially undermined by a requirement for shareholder approval. Furthermore, your Board believes that the award to certain key executives of preferential benefit formulas, when used judiciously under appropriate circumstances, promotes shareholders’ interests by enabling your Company to recruit and retain the most qualified executive officers, and such arrangements are not entered into on a routine basis or with large numbers of executives.

In summary, your Board believes that your Company’s retirement benefits program promotes shareholders’ interests by providing an equitable mechanism for your Company to recruit and retain key executives in a highly competitive environment. The retirement benefits program is administered in a uniform and cost effective way, and is subject to rigorous oversight and is transparent to all constituents. Adoption of the proposal would put your Company at a competitive disadvantage in attracting qualified executives who may well decline to be subject to the uncertainty created by such a shareholder approval requirement. For these and the other reasons discussed above, your Board believes that this proposal is not in the best interests of your Company or its shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 6.

Item 7 — Shareholder Proposal: Equity Retention

RESOLVED:    Shareholders of First Energy Corp. (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement:    Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold a number of shares equal to six times his salary or approximately 190,000 shares based on current trading prices. In comparison, the CEO currently owns 718,777 million shares. In 2011, our Company granted the CEO 268,770 in restricted stock and options. In other words, the equivalent of one year’s equity awards exceeds the Company’s share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

End of Shareholder Proposal

Your Company’s Response — Equity Retention

Your Board of Directors recommends that you vote “AGAINST” this proposal.

This shareholder proposal requests that the Committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with your Company. After carefully considering the proposal, your Board believes that the equity retention policy proposal does not serve the best interests of your Company’s shareholders.

While your Board agrees that meaningful equity ownership aligns the interests of your Company’s executives with the interests of its shareholders and that a correlation between executive compensation and long-term performance is beneficial, your Board also believes that the current compensation methodology already achieves these goals effectively.

Your Company has already adopted share ownership guidelines for executives because it believes that it is critical that the interests of executives and shareholders are clearly aligned. Pursuant to such guidelines, the following share ownership guidelines are already applicable to your Company’s NEOs: Mr. Alexander: six times base salary; Mr. Clark and Ms. Vespoli: four times base salary; and Messrs. Jones and Lash: three times base salary. The Committee conducts an annual review of share ownership guidelines pursuant to the terms of its charter, and the share ownership guidelines for each NEO are determined by the Committee based on competitive data provided by the compensation consultant and are generally higher for executives as compared to the competitive practice. As more fully discussed above in “Share Ownership Guidelines” found in the Compensation Discussion and Analysis section in this proxy statement, each of the NEOs has attained their share ownership guidelines.

In addition, as described above in “Compensation Discussion and Analysis — Long-Term Incentive Program,” your Company has adopted an equity-based program designed to reward executives for the achievement of Company goals that are linked to increasing long-term shareholder value. Such executive compensation plans include long-term equity and equity-based incentive awards in the form of performance shares and performance-adjusted RSUs that vest over a three-year period. Because your Company grants these awards with vesting based upon future performance, at any particular time the executives hold unvested awards that provide incentives to build long-term shareholder value.

Your Board believes that the current compensation program, including the current share ownership guidelines, provides for an appropriate balance between ensuring that efforts of management are consistent with the long-term objectives of shareholders while permitting the executive officers to prudently manage their own financial affairs. For all of the foregoing reasons, your Board believes that the current share ownership guidelines, rather than the equity retention policy proposal, are appropriate and effective, consistent with our compensation philosophy and the compensation practices of our industry peer companies, and are in the best interests of your Company and its shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 7.

Item 8 — Shareholder Proposal: Director Election Majority Vote Standard

Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of FirstEnergy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:    FirstEnergy’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the “withhold” votes are cast against the nominee. So-called “withhold” votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past seven years, nearly 85% of the companies in the S&P 500 Index, including numerous companies incorporated in Ohio, have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. FirstEnergy’s Board of Directors continues to oppose the adoption of a majority vote standard.

FirstEnergy has not established a majority vote standard, retaining its plurality vote standard, despite the fact that most of its self-identified peer companies including Exelon Corporation, NiSource, Inc., Ameren Corporation, American Electric Power Company, CenterPoint Energy, Consolidated Edison, Dominion Resources, and DTE Energy have adopted majority voting. A majority vote standard combined with the Company’s current post-election director resignation policy would establish a meaningful right for shareholders to elect directors at FirstEnergy, while reserving for the Board an important post-election role. It is well past time for the FirstEnergy Board to join the mainstream of major U.S. companies and establish a majority vote standard for uncontested director elections.

End of Shareholder Proposal

Your Company’s Response — Director Election Majority Vote Standard

Your Board of Directors recommends that you vote “AGAINST” this proposal.

This shareholder proposal requests that your Board take measures necessary to amend your Company’s Amended Code of Regulations to provide that director nominees be elected by the affirmative vote of the majority of the votes cast at an annual meeting of shareholders. Your Board carefully considered several factors with respect to majority voting, including the merits of the majority vote standard, the responsibilities of your Board’s Corporate Governance Committee, and the best interests of our shareholders. After a thorough review of the proposal, your Board believes that the majority voting proposal does not serve the best interests of your Company’s shareholders.

As the proposal’s proponent recognizes, your Board has already adopted a director resignation policy in connection with uncontested director elections (later referred to as the Director Resignation Policy) to reflect developments with respect to majority voting in director elections. The Director Resignation Policy provides that any director nominee in an uncontested director election who receives a greater number of “withheld” votes than votes “for” is required to tender his or her resignation to the Corporate Governance Committee. The Corporate Governance Committee will consider the resignation and recommend to the Board whether it should be accepted. The directors on your Board (excluding any Director who tendered his or her resignation) will then make a decision regarding the resignation. Your Board believes that the Director Resignation Policy promotes a good balance between providing shareholders a meaningful and significant role in the process of electing directors and allowing your Board flexibility to exercise its independent judgment on a case-by-case basis. By allowing shareholders to express preferences regarding director nominees, the Director Resignation Policy accomplishes the primary objective of the proposal at issue without the potential negative consequences of the proposal, and as a result, your Board believes that the adoption of a majority vote standard is unnecessary and not in the best interests of the Company or its shareholders.

The plurality voting standard is the default standard under Ohio law, and our Amended Code of Regulations expressly provides for a plurality vote in the election of directors. Although there is ongoing public debate regarding the use of a majority vote standard, the merits of such a standard have not been established to your Board’s satisfaction. The decision to adopt a majority vote standard would be a significant departure from the widely accepted plurality voting standard, which historically has been effective in electing strong, independent directors to your Company’s Board. Furthermore, the procedures and state corporate law governing plurality voting, unlike majority voting, are well established and understood.

There are significant practical difficulties involving the use of a majority vote standard, and there remains considerable uncertainty surrounding the standard. Your Company believes that the following consequences may result from these difficulties and uncertainties:

•

The failure to elect a specified percentage of directors could result in a “change of control”, thus accelerating debt or canceling a line of credit provided in a credit agreement or triggering changes in licenses or other vital and irreplaceable corporate arrangements; and

•

The failure to elect Board candidates could affect adversely our ability to comply with the NYSE Listing Standards or SEC requirements for independent or non-employee directors or directors who have particular qualifications that are essential for a member of your Board, such as a financial expert to serve on your Board’s Audit Committee.

A majority voting system could cause a number of additional difficulties, including the practical problems relating to a “failed election”, or one in which one or more directors standing for election are not seated on your Board. Majority voting requirements also raise legal and practical concerns about the applicability of the “holdover rule”, which provides that directors are elected to serve until their successors are elected. Therefore, even if the proposal is adopted, your Company may be unable to force a director who failed to receive a majority vote to leave your Board until his or her successor is elected. Furthermore, majority voting also may result in the vacancy of one or more seats of your Board which may cause a disruption of your Board’s operations. A significant turnover among directors may impede your Company’s long-term strategic plan due to lack of director continuity and ultimately impact the stability of your Board and your Company.

Your Board does not believe that adopting a majority vote standard for uncontested director elections provides shareholders with any additional meaningful amount of input into the election of directors, and it imposes additional costs on your Company. If there is a failed election, it is up to your Board to fill the vacancy without any further shareholder vote. Shareholders would have no greater assurance that the person selected to fill the Board seat would be any more satisfactory than the person who failed to receive the majority vote. Based on current proxy voting trends and the influence of proxy voting advisory services, your Board believes that most withhold votes for directors in uncontested elections occur as a result of the rigid application of voting guidelines that heavily focus on technical corporate governance mechanics. These voting guidelines typically do not take into account the more important role of directors in setting strategic direction and making important business decisions. As a result, in many cases, it could be expected that your Board would still view the election of its original nominee as in the best interests of your Company and our shareholders notwithstanding the number of votes withheld. Nevertheless, addressing failed elections undoubtedly would be distracting to your Board and may require your Board and/or the Corporate Governance Committee to repeat much of the process it went through prior to the shareholder meeting in order to select nominees.

Your Board does not believe that this is likely to create any meaningfully greater enfranchisement of our shareholders, particularly in light of the adoption of the Director Resignation Policy, which provides shareholders with the primary benefit of majority voting while allowing the Board the flexibility to make decisions that it determine to be in the best interests of your Company.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 8.

Item 9 — Shareholder Proposal: Act by Written Consent

Proposal 9 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. James McRitchie has submitted proposals on this topic to a number of major companies.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, expressed “High Concern” for our executive pay — $18 million for our CEO Anthony Alexander. Mr. Alexander’s pension had increased by $12 million in 3-years and he was entitled to $30 million in his accumulated pension. Because pension payments are not tied directly to job performance, they are difficult to justify in terms of shareholder value. Mr. Alexander also had a potential $31 million entitlement upon a change in control.

We voted 67% to 79% in favor of a simple majority voting standard at a record 5 annual meetings since 2006. Yet our directors ignored us. As a result 1% of shareholders can still thwart a 79%-majority on certain key issues. A good part of the blame for this poor governance may fall on Carol Cartwright, who chaired our corporate governance committee.

GMI negatively flagged 2 of our directors: George Smart (our Chairman) because he chaired FirstEnergy’s audit committee during an accounting misrepresentation which had a lawsuit settlement expense and Michael Anderson due to his involvement with the Interstate Bakeries bankruptcy. And Mr. Smart was nonetheless on our audit and nomination committees. And Mr. Anderson was nonetheless on our finance and nuclear committees.

Anthony Alexander, Catherine Rein, Carol Cartwright and George Smart each had 10 to 15 years long-tenure. GMI said long-tenured directors can often form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. Yet these directors still controlled 5 seats on our most important board committees. This suggested that our board overlooked that certain directors need fewer responsibilities at our company while other directors are assigned more responsibilities.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Right to Act by Written Consent — Proposal 9

End of Shareholder Proposal

Your Company’s Response — Act by Written Consent

Your Board of Directors recommends that you vote “AGAINST” this proposal.

The shareholder proposal requests that your Board take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. Based on the reasons described below, your Board recommends that you vote against this proposal.

First, the written consent proposal cannot be implemented as written under Ohio law. The Ohio General Corporation Law (later referred to as the OGCL) prohibits shareholders from acting unilaterally with respect to certain business transactions involving interested shareholders. Therefore, the OGCL requires that shareholder action by written consent be unanimous in every circumstance except amendments to the Company’s Amended Regulations. The OGCL recognizes that your Board has the fiduciary responsibility and is in the best position to evaluate the adequacy and fairness of transaction offers, and to protect our shareholders against abusive tactics in certain transactions involving interested shareholders. This proposal asks that your Company adopt written consent for any action a shareholder may propose, which is in direct conflict with the OGCL. Thus, even if shareholders were to approve this proposal, your Board could not take any action to implement written consent in the manner required by this proposal without violating the OGCL.

Second, actions by written consent can be taken without notice to shareholders and without the opportunity for shareholders and management to comment and debate the merits of a particular issue. This disenfranchisement of our shareholders runs counter to your Company’s culture of openness and good governance.

Third, your Board believes that procedures must be in place to make our shareholders aware of a pending consent solicitation; otherwise, a single group of shareholders could undertake an action by written consent quickly and in secrecy without granting other shareholders the opportunity to debate the merits of a particular action.

Fourth, without the proper procedures in place, different groups of shareholders could undertake duplicative and opposing written consents on the same action, resulting in confusion and inefficiencies.

Finally, the ability to act almost immediately, and in secrecy, when combined with a hostile bid, could dissuade third parties who may be willing to offer more to undertake the process and expense to make a competing bid to maximize shareholder value. Your Board does not intend for these provisions to preclude unsolicited, fair offers to acquire your Company. The provisions generally are designed to encourage any such potential acquirer to negotiate directly with your Board. Your Board has the fiduciary responsibility and is in the best position to evaluate the adequacy and fairness of any proposed offers, to negotiate on behalf of all shareholders, and to protect our shareholders against abusive tactics by written consent during the takeover process.

For the reasons stated above, your Board believes the proposal may not be implemented under Ohio law. Accordingly, your Board recommends a vote against this written consent proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 9.

DIRECTIONS TO THE ANNUAL MEETING AND PARKING

Waterfront Place Hotel, Two Waterfront Place, Morgantown, WV 26501

•	Driving East or West on Interstate 68 (I-68) toward Morgantown, WV, take the US-119 exit (Exit 1) toward University Avenue/Downtown

•	Turn left off Exit 1 onto US-119

•	Follow US-119 for approximately 3.1 miles

•	Turn left onto Waterfront Place

•	Two Waterfront Place is on the left along with available parking. Parking fee is approximately $3

APPENDIX A

Proposed Amendments to the Articles

AMENDED ARTICLES OF INCORPORATION OF FIRSTENERGY CORP.

***

ARTICLE IX

Subject to any Preferred Stock Designation, to the extent applicable law permits these Amended Articles of Incorporation expressly to provide or permit a lesser vote than a two-thirds vote otherwise provided by law for any action or authorization for which a vote of shareholders is required, including, without limitation, adoption of an amendment to these Amended Articles of Incorporation, adoption of a plan of merger, authorization of a sale or other disposition of all or substantially all of the assets of the Corporation not made in the usual and regular course of its business or adoption of a resolution of dissolution of the Corporation, such action or authorization shall be by ~~such two-thirds vote~~a majority of the voting power of the Corporation and a majority of the voting power of any class entitled to vote as a class on such proposal; provided, however, that the Board of Directors may, in its discretion, increase the voting requirement to two-thirds of the voting power of the Corporation and two-thirds of the voting power of any class entitled to vote as a class on such proposal; ~~unless the Board of Directors of the Corporation shall provide otherwise by resolution, then such action or authorization shall be by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal and a majority of the voting power of any class entitled to vote as a class on such proposal~~; provided, however, this Article IX (and any resolution adopted pursuant hereto) shall not alter in any case any greater vote otherwise expressly provided by any provision of these Articles of Incorporation or the Code of Regulations. For purposes of these Articles of Incorporation, “voting power of the Corporation” means the aggregate voting power of (1) all the outstanding shares of Common Stock of the Corporation and (2) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, and any qualifications, limitations or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.

~~ARTICLE X~~

~~Notwithstanding anything to the contrary contained in these Articles of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article VIII or this Article X; provided, however, that Article X shall not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to these Articles of Incorporation.~~

***

Proposed Amendments to the Regulations

AMENDED CODE OF REGULATIONS OF FIRSTENERGY CORP.

***

DIRECTORS

***

11. Number, Election and Terms of Directors. Except as may be otherwise provided in any Preferred Stock Designation, the number of the directors of the Corporation will not be less than nine nor more than 16 as may be determined from time to time only (i) by a vote of a majority of the Whole Board, or (ii) by the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of the Corporation, voting together as a single class; provided, however, that the Board of Directors may, in its discretion, increase the voting requirement to two-thirds of the voting power of the Corporation. Except as may be otherwise provided in any Preferred Stock Designation, at each annual meeting of the shareholders of the Corporation, the directors shall be elected by plurality vote of all votes cast at such meeting and shall hold office for a term expiring at the following annual meeting of shareholders and until their successors shall have been elected; provided, that any director elected for a longer term before the annual meeting of shareholders to be held in 2005 shall hold office for the entire term for which he or she was originally elected. Except as may be otherwise provided in any Preferred Stock Designation, directors may be elected by the shareholders only at an annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.

***

13. Removal. Except as may be otherwise provided in any Preferred Stock Designation, any director or the entire Board of Directors may be removed only upon the affirmative vote of the holders of at least ~~80%~~a majority of the voting power of the Corporation, voting together as a single class; provided, however, that the Board of Directors may, in its discretion, increase the voting requirement to two-thirds of the voting power of the Corporation.

***

GENERAL

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36. Amendments. Except as otherwise provided by law or by the Articles of Incorporation or this Code of Regulations, these Regulations or any of them may be amended in any respect or repealed at any time at any meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting. Notwithstanding the foregoing sentence or anything to the contrary contained in the Articles of Incorporation or this Code of Regulations, Regulations 1, 3(a), 9, 11, 12, 13, 14, 31 and 36 may not be amended or repealed by the shareholders, and no provision inconsistent therewith may be adopted by the shareholders, without the affirmative vote of the holders of at least ~~80%~~a majority of the voting power of the Corporation, voting together as a single class; provided, however, that the Board of Directors may, in its discretion, increase the voting requirement to two-thirds of the voting power of the Corporation. Notwithstanding the foregoing provisions of this Regulation 36, no amendment to Regulations 31, 32, or 33 will be effective to eliminate or diminish the rights of persons specified in those Regulations existing at the time immediately preceding such amendment.

76 South Main Street Akron, Ohio 44308

Rhonda S. Ferguson

Vice President and Corporate Secretary

April 1, 2013

Dear Shareholder:

You are invited to attend the 2013 FirstEnergy Corp. Annual Meeting of Shareholders at 8:00 a.m., Eastern time, on Tuesday, May 21, 2013, at the Waterfront Place Hotel, Two Waterfront Place, Morgantown, WV 26501. Please refer to the proxy statement for directions to the meeting.

As you may recall, you previously consented to accessing FirstEnergy’s annual reports and proxy statements on the Internet instead of receiving paper copies. To access and view the annual report and proxy statement, please go to the Internet address listed on your proxy card under voting option “Vote by Internet.”

The Notice of Annual Meeting of Shareholders is printed on the back of this letter. As part of the agenda, business to be voted on includes nine items which are explained in the proxy statement. The first two items are the election of the 14 nominees to your Board of Directors named in the proxy statement and the ratification of the appointment of our independent registered public accounting firm. Your Board of Directors recommends that you vote “FOR” Items 1 and 2. Item 3 is a non-binding, advisory vote to approve named executive officer compensation. Your Board of Directors recommends that you vote “FOR” Item 3. Item 4 is the approval of changes to the Company’s Amended Articles of Incorporation and Amended Code of Regulations to change certain voting requirements to allow for a majority voting power threshold. Your Board recommends that you vote “FOR” Item 4. In addition, there are five shareholder proposals. Your Board of Directors recommends that you vote “AGAINST” each of these shareholder proposals, which are Items 5 through 9.

Enclosed is your proxy card, which provides instructions to appoint your proxy and vote your shares. We encourage you to take advantage of the telephone or Internet voting options. Please note that since you already have consented to accessing FirstEnergy’s annual reports and proxy statements on the Internet, it is not necessary when voting your shares to again provide consent.

If you wish to receive a paper copy of the annual report and proxy statement with your proxy card in the future, or if you would like a paper copy of this year’s documents, please call Shareholder Services at (800) 736-3402.

Your vote and support are important to us. We hope you will join us at this year’s Annual Meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Shares of Common Stock:

The 2013 FirstEnergy Corp. Annual Meeting of Shareholders will be held at 8:00 a.m., Eastern time, on Tuesday, May 21, 2013, at the Waterfront Place Hotel, Two Waterfront Place, Morgantown, WV 26501. The purpose of the Annual Meeting will be to:

•	Elect the 14 nominees to the Board of Directors named in the proxy statement to hold office until the next Annual Meeting and until their successors shall have been elected;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;

•	Advisory vote to approve named executive officer compensation;

•

Approve a management proposal to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to change certain voting requirements to allow for a majority voting power threshold;

•	Vote on five shareholder proposals, if properly presented at the Annual Meeting; and

•	Take action on other business that may come properly before the Annual Meeting and any adjournment or postponement thereof.

Please read the proxy statement and vote your shares by following the instructions on your proxy card/voter instruction form or Notice Regarding the Availability of Proxy Materials to ensure your representation at the Annual Meeting. Only shareholders of record at the close of business on March 22, 2013, or their proxy holders, may vote at the meeting.

If you plan to attend the Annual Meeting of Shareholders in person, you will need to register in advance of the meeting. Instructions on how to register are included in the questions and answers section of the proxy statement.

On behalf of the Board of Directors,

Rhonda S. Ferguson Vice President and Corporate Secretary

This notice and proxy statement is being mailed to shareholders on or about April 1, 2013.

c/o Corporate Election Services P.O. Box 3200	ELECTRONIC ACCESS OF FUTURE PROXY MATERIALS
Pittsburgh, PA 15230
To assist us in reducing the cost of mailing proxy materials, you can consent to access all future proxy statements, annual reports and other related materials via the Internet (no paper copies), unless applicable regulations require delivery of printed proxy material.

To consent, please follow the instructions provided when you vote by Internet or telephone.

Or, if voting by mail, check the box at the bottom reverse side of this proxy/voting instruction form and return it in the envelope provided.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	OR	Vote by Internet Access the Internet site and cast your vote: www.cesvote.com	OR	Vote by Mail Return your proxy/voting instruction form in the postage- paid envelope provided

Access to voting is available 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not return your proxy/voting instruction form.

If you are a participant in the FirstEnergy Corp. Savings Plan, your vote must be received by 6:00 a.m. Eastern time on Monday, May 20, 2013, to be counted in the final tabulation. Otherwise, your vote must be received by 7:00 a.m. Eastern time on Tuesday, May 21, 2013, to be counted in the final tabulation.

ê Please sign and date the proxy/voting instruction form below and fold and detach at the perforation before mailing.  ê

Proxy/Voting Instruction Form

This proxy/voting instruction form is solicited by the Board of Directors for the Annual Meeting of Shareholders on May 21, 2013

The undersigned appoints Rhonda S. Ferguson, Daniel M. Dunlap, and Edward J. Udovich as Proxies with the power to appoint their substitutes; authorizes them to represent and to vote, as directed on the reverse side, all the shares of common stock of FirstEnergy Corp. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 21, 2013 at the Waterfront Place Hotel, Two Waterfront Place, Morgantown, WV 26501 at 8:00 a.m., Eastern time, or at any adjournment or postponement thereof; and authorizes them to vote, at their discretion, on other business that properly may come before the meeting.

If applicable, as a participant and “named fiduciary” in the FirstEnergy Corp. Savings Plan, this form also serves as voting instructions to State Street Bank and Trust Company, as Trustee for shares held in the Plan. The Trustee will vote all shares as instructed by Plan participants and the shares for which the Trustee does not receive timely voting instructions will be voted by the Trustee in the same proportion as the shares held under the Plan for which the Trustee receives voting instructions.

Date:

Signature

Signature
Sign above as name(s) appear on this proxy/voting instruction form. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Please date, sign and mail promptly if you are not voting by telephone or Internet.

☐    If you plan to attend the Annual Meeting, check this box to register in advance.

ADMISSION CARD

If you plan to attend the Annual Meeting, please follow the

advance registration instructions when voting by telephone or Internet, or if voting by mail, check the box at the bottom reverse side and return it in the envelope provided.

Please bring this card if you choose to attend the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

FirstEnergy Corp.

Annual Meeting of Shareholders

Tuesday, May 21, 2013 at 8:00 a.m.

Waterfront Place Hotel

Two Waterfront Place, Morgantown, WV 26501

For personal use of the named shareholder(s) – not transferable.

Please present this card at the registration desk upon arrival and please bring a valid form of government-issued photo identification for admission to the Meeting.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, please ensure your shares are represented at the meeting by promptly voting by telephone or Internet or by returning your proxy/voting instruction form in the enclosed envelope.

ê Please sign and date the proxy/voting instruction form below and fold and detach at the perforation before mailing.  ê

When properly executed, your proxy/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR Items 1 through 4 and AGAINST Items 5 through 9.

Your Board of Directors recommends a vote FOR Items 1 through 4.

1.	Election of Directors:	☐ FOR all nominees listed below		☐ WITHHOLD AUTHORITY
		(except as marked to the contrary below)		to vote for all nominees listed below
	Nominees:	(01) Paul T. Addison	(02) Anthony J. Alexander	(03) Michael J. Anderson	(04) Dr. Carol A. Cartwright
		(05) William T. Cottle	(06) Robert B. Heisler, Jr.	(07) Julia L. Johnson	(08) Ted J. Kleisner
		(09) Donald T. Misheff	(10) Ernest J. Novak, Jr.	(11) Christopher D. Pappas	(12) Catherine A. Rein
		(13) George M. Smart	(14) Wes M. Taylor
To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Ratification of the appointment of the independent registered public accounting firm	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory vote to approve named executive officer compensation	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	An amendment to the Company’s Amended Articles of Incorporation and Amended Code of
	Regulations to allow for a majority voting power threshold	☐ FOR	☐ AGAINST	☐ ABSTAIN

Your Board of Directors recommends a vote AGAINST Item 5 through 9.

5.	Shareholder proposal: CEO Compensation Benchmarking	☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Shareholder proposal: Retirement Benefits	☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	Shareholder proposal: Equity Retention	☐ FOR	☐ AGAINST	☐ ABSTAIN

8.	Shareholder proposal: Director Election Majority Vote Standard	☐ FOR	☐ AGAINST	☐ ABSTAIN

9.	Shareholder proposal: Act by Written Consent	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ Check this box if you consent to accessing, in the future, the annual report and proxy statement via the Internet (no paper copies).

SIGN ON THE REVERSE SIDE.